AGREEMENT OF LEASE

BETWEEN

NEWPORT OFFICE CENTER I CO., AS LANDLORD,

AND

METROMEDIA FIBER NETWORK SERVICES, INC., AS TENANT

Dated as of October 1, 1999

Portion of Ground Floor
111 Pavonia Avenue
Jersey City, New Jersey

Sills Cummis Radin Tischman Epstein & Gross
One Riverfront Plaza
Newark, New Jersey 07102

TABLE OF CONTENTS

AGREEMENT OF LEASE, made as of this 1st day of October 1999, by and between NEWPORT OFFICE CENTER I CO., a New Jersey Partnership having an office at 2 Sixth Street, Jersey City, New Jersey 07302, party of the first part, hereinafter referred to "Owner" or "Landlord", and METROMEDIA FIBER NETWORK SERVICES, INC, a Delaware corporation, having an address at One North Lexington Avenue, White Plains, New York 10601, party of the second part, hereinafter referred to "Tenant".

WITNESSETH: Owner hereby leases to Tenant and Tenant hereby hires from Owner that portion of the ground floor as shown by hatching on the floor plan annexed hereto as Exhibit A-1 and made a part hereof (the "demised premised" or "Premises") in the building located at and known as Newport Office Center I located at 111 Pavonia Avenue (the "building" or "Building") in the City of Jersey City as shown on the plot plan annexed hereto as Exhibit A-2 and made a part hereof, for the term of ten (10) years (or until such term shall sooner cease and expire as hereinafter) to commence and to end as more particularly set forth in Article 39 hereof, at an annual rental rate set forth on Exhibit B annexed hereto and made a part hereof (the "Fixed Rent" or "rent"), the payment of which Fixed Rent Owner and Tenant hereby agree shall commence on the "Rent Commencement Date" (as such term is defined in Article 39), and which Fixed Rent Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term from and after the Rent Commencement Date at the office of Owner or such other place as Owner may designate, without any set off, counterclaim, or deduction whatsoever except as provided in this Lease. All sums other than Fixed Rent due and payable by Tenant to Owner under this Lease are called "additional rent" or "Additional Rent". Fixed Rent and Additional Rent are collectively called "Rent" or "rent".

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

Rent:

1. Tenant shall pay the rent as above and as hereinafter provided. See Article 40.

Occupancy:

2. Tenant shall use and occupy the demised premises as more set forth in Article 41, and for no other purpose. Tenant shall at all times conduct its business in a high grade and reputable manner, shall not violate Article 37 hereof. Tenant's use of the Premises shall also be consistent with the terms and provisions of Article 41.

Alterations:

3. Except as provided in this Lease Tenant shall make no changes in or to the demised premises of any nature without Owner's prior written consent. Subject to the prior written consent of Owner, and to the provisions of this Article, Tenant at Tenant's expense, may make alterations, installations, additions or improvements which are non-structural and which do not affect utility services or plumbing and electrical lines, in or to the interior of the demised premises by using contractors or mechanics first approved by Owner. Tenant shall, before making any alterations, additions, installations or improvements, at its

expense, obtain all permits, approvals and certificates required by "Legal Authorities" and "Insurance Bodies" (as such terms are defined in Article 6) and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Owner. Tenant agrees to carry and will cause Tenant's contractors and sub-contractors to carry such workman's compensation, general liability, personal and property damage insurance as required under the terms of this Lease. Owner shall promptly execute (but without being obligated to incur any expense in connection therewith), all building permit applications and other documents issued by such governmental or quasi-governmental authorities and for which Owner's signature shall be required in connection with Tenant's obtaining the necessary governmental approvals. If any mechanic's lien is filed against the demised premises, or the building of which the same forms a part, for work claimed to have been done for, or materials furnished to, Tenant, whether or not done pursuant to this Article, the same shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, TIME BEING OF THE ESSENCE, at Tenant's expense, by filing the bond required by law. All fixtures and all paneling, partitions, railings and like installations, installed in the premises at any time, either by Tenant or by Owner in Tenant's behalf, shall, upon installation, become the property of Owner and shall remain upon and be surrendered with the demised premises unless Owner, by notice to Tenant no later than thirty (30) days prior to the date fixed as the termination of this lease, elects to relinquish Owner's rights thereto and to have them removed by Tenant, in which event, the same shall be removed from the premises by Tenant prior to the expiration of the lease, at Tenant's expense. Nothing in this Article shall be construed to give Owner title to or to prevent Tenant's removal of trade fixtures, moveable office furniture and equipment, but upon removal of any such from the premises or upon removal of other installations as may be required by Owner, pursuant to the terms of this Lease, shall immediately and at its expense, repair and restore the premises to the condition existing prior to installation and repair any damage to the demised premises or the building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the premises after Tenant's removal shall be deemed abandoned and may, at the election of Owner, either be retained as Owner's property or may be removed from the premises by Owner at Tenant's expense. See Article 42.

Repairs:

4. Owner shall maintain and repair the public portions of the building, both exterior and interior. Tenant shall, throughout the term of this Lease, take good care of the demised premises and the fixtures and appurtenances therein, and the sidewalks which are affected by Tenant's installation, and at its sole cost and expense, make all non-structural repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence, damage from the elements, fire or other casualty, excepted. If the demised premises be or become infested with vermin, Tenant shall at Tenant's expense, cause the same to exterminated from time to time to the satisfaction of Owner. Except as specifically provided in Article 9 or elsewhere in this lease, there shall be no allowance to the Tenant for the diminution of rental value and no liability on the part of Owner by reason of inconvenience, annoyance or injury to business arising from Owner, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the building including the erection or operation of any crane, derrick sidewalk shed, or in or to the demised premises or the fixtures, appurtenances or equipment thereof. The provisions of this Article 4 with respect to the making of repairs shall not apply in the case of fire or other casualty or condemnation which are dealt with in Article 9 and Article 10 hereof, respectively. See Article 43.

Window Cleaning:

5. Tenant will not clean nor require, permit, suffer or allow any window in the demised premises to be cleaned from the outside in violation of any "Requirements" (as such term is defined in Article 6 of this Lease) of any Legal Authority and Insurance Body.

Requirements of Law, Fire Insurance:

6. Prior to the commencement of the Lease term, if Tenant is then in possession, and at all times thereafter, Tenant at Tenant's sole cost and expense, shall promptly comply with all present and future laws, orders and regulations, including all environmental laws and orders (collectively, the "Requirements") of all state, federal, municipal and local governments, department, commissions and boards including, but not limited to the City of Jersey City, the County of Hudson and the State of New Jersey (collectively, the "Legal Authorities"), and any directions of any public officer pursuant to law, and all orders rules and regulation of the New York Board of Fire Underwriters, the New Jersey Fire Insurance Rating Organization or the Insurance Services Office, or any similar body (collectively, the "Insurance Bodies") which shall impose any violation, order or duty upon Owner or Tenant with respect to the demised premises, and with respect to the portion of the sidewalks which may be affected by Tenant's installation, whether or not arising out of Tenant's use or manner of use thereof, or with respect to the building if arising out of Tenant's use or manner of use of the premises or the building (including the use permitted under the Lease). Except as provided in Article 29 hereof, nothing herein shall require Tenant to make structural repairs or alterations unless Tenant has by its manner of use of the demised premises or method of operation therein, violated any such laws, ordinances, orders, rules, regulations or requirements of any Legal Authority or Insurance Body with respect thereto. Tenant shall not do or permit any act or thing to be done in or to the demised premises which is contrary to law, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Owner. Tenant shall pay all costs, expenses, fines, penalties or damages, which may be imposed upon Owner by reason of Tenant's failure to comply with the provisions of this Article. If the fire insurance rate shall, at the beginning of the Lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Owner, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Owner which shall have been charged because of such failure by Tenant, to comply with the terms of this Article. In any action or proceeding wherein Owner and Tenant are parties, a schedule or "make-up" of rate for the building or demised premises issued by any Insurance Body making fire insurance rates applicable to said premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to said premises. Notwithstanding anything to the contrary contained herein, in the event that Tenant is unable to obtain a certificate of occupancy for its use of the demised premises due to any pre-existing violations of any Requirements of Legal Authorities, Owner shall cures such violations at Owner's sole cost and expense. See Article 46.

Subordination:

7. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which demised premises are a part and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages. This clause shall be self operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the demised premises are a part. In confirmation of such subordination, Tenant shall execute promptly any certificate that Owner may request. Notwithstanding the foregoing, Owner hereby agrees to use commercially reasonable efforts to request from the existing mortgagee and the existing superior lessors, and the holders and lessors of all Mortgages and Superior Leases hereinafter created during the term of this Lease, respectively, as the case may be, a non-disturbance and attornment agreement which shall be in recordable form and shall be in the form approved by such holder or lessor (such non-disturbance and attornment agreement is called an "SNDA"). In connection with Owner's reasonable efforts to attempt, on Tenant's behalf, to secure for Tenant the SNDAs, Tenant agrees that Owner shall not be liable to incur and/or pay any costs or expenses regarding the obtaining of such SNDAs from any such holders and lessors, nor shall Owner be obligated or required to modify, amend and/or alter, in any way the terms

and provisions of any Mortgage or Superior Lease encumbering the Building or the Real Property. The inability of Owner to obtain an SNDA from any holder or lessor shall not be deemed a default on Owner's part of its obligations under this Lease, or impose any right or claim in favor of Tenant against Owner be reason thereof, or affect in any way or manner the validity of this Lease, or give Tenant any right to cancel same. Tenant agrees to cooperate with Owner's efforts to obtain the SNDAs including the furnishing of such financial and other information as the holder or lessor may reasonably request. See Article 44.

Tenant's Liability Insurance, Property Loss, Damage, Indemnity:

8. Owner and its agents shall not be liable for any damage to property of Tenant or of others entrusted to employees of the building, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature, unless and to the extent caused by or due to the gross negligence or wilful misconduct of Owner, its agents, servants or employees. Owner and its agents will not be liable for any such damage caused by other tenants or persons in, upon or about said building or caused by operations in construction of any private, public or quasi public work. Tenant agrees, at Tenant's sole cost and expense, to maintain commercial general liability insurance in an amount of not less than $5,000,000 for any one accident in standard form in favor of Tenant against claims for bodily injury or death or property damage occurring in or upon the demised premises, effective from the Commencement Date and during the term of this Lease naming Owner as an additional insured as its interest may appear. Such insurance shall be with carriers reasonably acceptable to the Owner licensed to do business in New Jersey, and having a Best's Insurance Reports general policy holder ranking of "A" "X" or better. Such policy or policies or certificates shall be delivered to the Owner. On Tenant's default in obtaining or delivering any such policy or policies prior to the Commencement Date or failure to pay the charges therefor, Owner may secure or pay the charges for any such policy or policies and charge the Tenant as additional rent therefor. Tenant shall indemnity and save harmless Owner against and from all liabilities, obligations, damages, penalties, claims, costs and expenses for which Owner shall not be reimbursed by insurance, including reasonable attorneys fees, paid, suffered or incurred as a result of any breach by Tenant, Tenant's agent, contractors, employees, invitees, or licensees, of any covenant or condition of this Lease, or the carelessness, negligence or improper conduct of the Tenant, Tenant's agents, contractors, employees, invitees or licensees. Tenant's liability under this Lease extends to the acts and omissions of any sub-tenant, and any agent, contractor, employee, invitee or licensee of any such sub-tenant. In case any action or proceeding is brought against Owner by reason of any such claim, Tenant, upon written notice from Owner, will, at Tenant's expense, resist or defend such action or proceeding by counsel approved by Owner in writing, such approval not to be unreasonably withheld. See Article 45 and Article 46.

Destruction, Fire and Other Casualty:

9. (a) If the demised premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Owner and this Lease shall continue in full force and effect except as hereinafter set forth. (b) If the demised premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Owner and the rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the premises which is usable. (c) If the demised premises are totally damaged or rendered wholly unusable by fire or other casualty, then the rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the premises shall have been repaired and restored by Owner, subject to Owner's right to elect not to restore the same as hereinafter provided. (d) If the demised premises are rendered wholly unusable or (whether or not the demised premises are damaged in whole or in part) if the building shall be so damaged that Owner shall decide to demolish it and not rebuild it, then, in any of such events, Owner may elect to terminate

this Lease by written notice to Tenant given within ninety (90) days after such fire or casualty specifying a date for the expiration of the lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the termination of this Lease, Tenant shall forthwith quit, surrender and vacate the premises without prejudice however, to Owner's rights and remedies against Tenant under the Lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Owner shall serve a termination notice as provided for herein, Owner shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Owner's commercially reasonable control. After any such casualty, Tenant shall cooperate with Owner's restoration by removing from the premises as promptly as reasonably possible, all of Tenant's salvageable inventory and movable equipment, furniture, and other property. Tenant's liability for rent shall resume five (5) days after written notice from Owner that the premises are substantially ready for Tenant's occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Owner and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors' insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums. Tenant acknowledges that Owner will not carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Owner will not be obligated to repair any damage thereto or replace the same. See Article 47.

Eminent Domain:

10. If the whole or any part of the demised premises shall be acquired or condemned by Eminent Domain for any public or quasi public use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of said Lease. See Article 48.

Assignment, Mortgage, Etc.:

11. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns expressly covenants that it shall not assign, mortgage or encumber this agreement, nor underlet, or suffer or permit the demised premises or any part thereof to be used by others, without the prior written consent of Owner in each instance. If this Lease be assigned, or if the demised premises or any part thereof be underlet or occupied by anybody other than Tenant, Owner may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of the covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, and Tenant shall remain liable for the observance and performance of all Tenant's obligations under this Lease. The consent by Owner to an assignment or underletting shall not in any wise be construed to relieve Tenant from obtaining the express consent in writing of Owner to any further assignment or underletting. See Article 49.

Electric Current:

12. Tenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the building or the risers or wiring installation and Tenant may not use any electrical equipment which, in Owner's opinion, will overload such installations or interfere with the use thereof by other tenants of the building. The change at any time of the character of electric service shall in no wise make Owner liable or responsible to Tenant, for any loss, damages or expenses which Tenant may sustain. See Article 50.

Access to Premises:

13. Owner or Owner's agents shall have the right (but shall not be obligated) to enter the demised premises in any emergency without notice to Tenant at any time, and, at other reasonable times, after forty-eight (48) hours prior notice to Tenant in a non-emergency situation, to examine the same and to make such repairs, replacements and improvements as Owner may deem necessary and reasonably desirable to any portion of the building or which Owner may elect to perform, in the premises, following Tenant's failure to make repairs or perform any work which Tenant is obligated to perform under this lease, or for the purpose of complying with laws, regulations and other directions of any Legal Authority or Insurance Body. Tenant shall have the right to escort Owner's entry into the demised premises, except for emergency entries. Tenant shall permit Owner to use and maintain and replace pipes and conduits in and through the demised premises and to erect new pipes and conduits therein, provided they are within the walls. Notwithstanding the foregoing, (i) Tenant shall have the right to review any plans for alterations or installations to the demised premises prior to the commencement of such work (but shall not have the right to approve or reject such work), and (ii) Owner shall not, without Tenant's consent, install any pipes over Tenant's equipment or otherwise reduce the clear height from floor to ceiling in the demised premises to less than eight (8) feet. Owner may, during the progress of any work in the demised premises, take all necessary materials and equipment into said premises without the same constituting an eviction nor shall the Tenant be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof, Owner shall have the right to enter the demised premises at reasonable hours for the purpose of showing the same to prospective purchasers or mortgages of the building, and during the last six (6) months of the term, for the purpose of showing the same to prospective tenants and may, during said six (6) months period, place upon the premises the usual notice "To Let" and "For Sale" which notices Tenant shall permit to remain thereon without molestation. Notwithstanding the foregoing, Owner shall provide Tenant with at least forty-eight (48) hours prior notice and an opportunity to escort Owner's entry into the demised premises. If Tenant is not present to open and permit an entry into the premises, Owner or Owner's agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly and provided reasonable care is exercised to safeguard Tenant's property, such entry shall not render Owner or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. If, during the last month of term, Tenant shall have removed all or substantially all of Tenant's property therefrom, Owner may immediately enter, alter, renovate or redecorate the demised premises without limitation or abatement of rent, or incurring liability to Tenant for any compensation and such act shall have no effect on this Lease or Tenant's obligations hereunder. Owner shall have the right at any time, without the same constituting an eviction and without incurring liability to Tenant therefor, to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the buildings and to change the name, number or designation by which the building may be known. See Article 51 and Article 62.

14. **Intentionally deleted prior to Lease execution.**

Occupancy:

15. Tenant will not at any time use or occupy the demised premises in violation of, Articles 2, 37 or 41 hereof, or of the certificate of occupancy issued for the building of which the demised premises are a part. Tenant has inspected the premises and accepts them as is, subject to the riders annexed hereto with respect to Owner's work, if any. In any event, Owner makes no representation as to the condition of the premises, except as provided in this Lease.

Bankruptcy:

16. Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be canceled by Owner by the sending of a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state or under the federal bankruptcy act naming Tenant as the debtor, if such case is not dismissed within sixty (60) days of the date it is filed, TIME BEING OF THE ESSENCE or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute or under the federal bankruptcy act. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the premises but shall forthwith quit and surrender the premises. If this lease shall be assigned in accordance with its terms, the provisions of this Article 16 shall be applicable only to the party then owning Tenant's interest in this Lease.

Default:

17. (1) If Tenant defaults in fulfilling any of the covenants of this Lease or the NADC License (as defined in Article 65) other than the covenants for the payment of rent or additional rent; then, upon Owner serving a written thirty (30) days notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such thirty (30) day period, and shall not thereafter with reasonable diligence and in good faith proceed to complete such remedy or cure such default, then Owner may serve a written five (5) days notice of cancellation of this Lease upon Tenant, and upon the expiration of said five (5) days, this Lease and the term thereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the demised premises to Owner but Tenant shall remain liable as hereinafter provided.

(2) If the notice provided for in Section 17(1) hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default and such default shall continue for more than five (5) business days after notice thereof has been given to Tenant, in the payment of the rent reserved herein or any item of additional rent herein mentioned or any part of either or in making any other payment herein required; or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the demised premises shall be taken or occupied by someone other than Tenant; or if this Lease be rejected under Section 365 of Title II of the U.S. Code (Bankruptcy Code); or if Tenant's interest in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as may be expressly permitted under Article 11 and Article 48 hereof; or if the events described in Article 16 shall occur (each of the events of default described in Article 16 and this Article 17 is called an "Event of Default"); then and in any of such events Owner may, without notice, re-enter the demised premises and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of demised premises, and remove their effects and hold the premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

Further Owner at its option, may relet the whole or any part or parts of the premises, at any time or from time to time, either in the name of Owner or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Owner in its sole discretion, may determine, but Owner shall have no obligation to relet the premises or any part thereof and shall in no event be liable for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to affect any such liability and in no event shall Tenant be entitled to receive any excess if any, of net rentals collected over the rental and additional rent payable by Tenant hereunder.

The words "re-enter", "re-entry" and "re-entered" as used in this Article shall not be deemed to be restricted to their technical legal meanings, and the right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Owner from invoking any other remedy allowed at law or in equity. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this lease, Owner may cancel and terminate such renewal or extension agreement by written notice.

Remedies of Owner and Waiver of Redemption:

18. If an Event of Default shall occur and this Lease and the term shall expire and come to an end as provided in Articles 16 or 17 hereof, or by or under any summary proceeding or any other action or proceeding by Owner against Tenant or any person claiming by, through or under Tenant, or if Owner shall re-enter the premises as provided in this Article 17, or by or under any summary proceeding or any other action or proceeding, then, in any of said events: (a) Tenant shall pay to Owner all Fixed Rent, Additional Rent and other changes payable under this Lease by Tenant to Owner to the date upon which this Lease and the term shall have expired or has been terminated an come to and end, (b) Owner shall be entitled to retain all monies, if any, paid by Tenant to Owner, whether as advanced Rent, security deposit or otherwise, but such monies shall be credited by Owner against any damages payable by Tenant to Owner; (c) Tenant also shall be liable for and shall pay to Owner as liquidated damages, any deficiency (the "Deficiency") between the Fixed Rent and Additional Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the term including any renewal term exercised by Tenant (conclusively presuming the Additional Rent to be the same as was payable for the year immediately preceding such termination or re-entry) and the net amount, if any, of rents collected under reletting of all or part of the premises for any part of such period, first deducting from the rents collected under any such reletting all of Owner's expenses in connection with the termination of this Lease, and Owner's re-entry upon the premises and with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees,, court costs and disbursements, alteration costs and other expenses of preparing the premises for such reletting; it being agreed and understood by Tenant that any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Rent, and that Owner shall be entitled to recover from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Owner's right to collect the Deficiency for any subsequent month by a similar proceeding; and (d) whether or not Owner shall have collected any monthly Deficiencies as aforesaid, Owner shall be entitled to recover from Tenant, and Tenant shall pay to Owner, on demand, as Additional Rent in lieu of any further Deficiencies, as and for liquidated and agreed final damages and not as penalty, a sum equal to the amount by which the sum of the Fixed Rent and Additional Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the term, including any renewal term exercised by Tenant prior to the expiration or termination of this Lease pursuant to Article 17 hereof (conclusively presuming the Additional Rent to be the same as payable for the year immediately preceding such termination or re-entry) exceeds the then fair and reasonable rental value of the premises for the same period, discounted to the then present value of such sum at the interest rate for Treasury Bills having the same term as (or closest to) the period which otherwise would have constituted the unexpired

portion of the term, and less the aggregate amount of Deficiencies theretofore collected by Owner pursuant to the provisions of subdivision (c) above, for the same period; it being agreed and understood by Tenant that if before presentation of proof of such liquidated damages to any court, commission or tribunal, the premises, or any part thereof, shall have been relet in a bona-fide arms-length transaction by Owner for the period which otherwise would have constituted the unexpired portion of the term, or any part thereof, the amount of rent reserved upon such reletting shall be conclusively deemed, prima facie, to be the fair and reasonable rental value of the part of the whole of the premises so relet during the term of the reletting. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Owner shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy, shall not preclude Owner from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Owner obtaining possession of demised premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

Fees and Expenses:

19. If Tenant shall default, beyond the expiration of the applicable notice and cure period, if any, in the observance or performance of any term or covenant on Tenant's part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease, then, unless otherwise provided elsewhere in this Lease, Owner may immediately or at any time thereafter and without notice perform the obligation of Tenant thereunder. If Owner, in connection therewith or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorney's fees, in instituting, prosecuting or defending any actions or proceeding, then Tenant shall reimburse Owner for such sums so paid or obligations incurred with interest and costs. The foregoing expenses incurred by reason of Tenant's default shall be deemed to be additional rent hereunder and shall be paid by Tenant to Owner within ten (10) days of rendition of any bill or statement to Tenant therefor. If Tenant's lease term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Owner as damages.

No Representations by Owner:

20. Except as expressly provided in this Lease Neither Owner nor Owner's agents have made any representations or promises with respect to the physical condition of the building, the land upon which it is erected or the demised premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the building and the demised premises and is thoroughly acquainted with their condition, and agrees to take the same "as is" and acknowledges that the taking of possession of the demised premises by Tenant shall be conclusive evidence that the premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken, except as to latent defects. All understandings and agreements heretofore made between the parties hereto are merged in this contract, which alone fully and completely expresses the agreement between Owner and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

End of Term:

21. Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Owner the demised premises, broom clean, in good order and condition, ordinary wear and tear, and insured casualties excepted, and Tenant shall remove all its property. Tenant's obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. If the last day of the term of this Lease or any renewal thereof, falls on Sunday, this Lease shall expire at noon on the preceding Saturday unless it is a legal holiday in which case it shall expire at noon on the preceding business day. See Article 52.

Quiet Enjoyment:

22. Owner covenants and agrees with Tenant that upon Tenant paying the rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 33 hereof and to the ground leases, underlying leases and mortgages herein mentioned.

Failure to Give Possession:

23. If Owner is unable to give possession of the demised premises on the date of the commencement of the term hereof, because of the holding-over or retention of possession of any tenant, undertenant or occupants, or if the premises are located in a building being constructed, because such building has not been sufficiently completed to make the premises ready for occupancy or because of the fact that a certificate of occupancy has not been procured or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of the Lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this Lease, but the rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Owner shall have given Tenant written notice that the premises are substantially ready for Tenant's occupancy. If permission is given to Tenant to enter into the possession of the demised premises or to occupy any premises other than the demised premises prior to the date specified as the commencement of the term of this Lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent.

No Waiver:

24. The failure of Owner or Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or of any of the Rules or Regulations set forth or hereafter adopted by Owner, shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Owner or payment by Tenant of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Owner or Tenant, as the case may be, unless such waiver be in writing signed by the party to be charged with such waiver. No payment by Tenant or receipt by Owner of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Owner may accept such check or payment without prejudice to Owner's right to recover the balance of such rent or pursue any other remedy in this lease provided. No act or thing done by Owner or Owner's agents during the term hereby demised shall be deemed an acceptance of a surrender of said premises and no agreement to accept such surrender shall be valid unless in writing signed by Owner. No employee of Owner or Owner's agent shall have any power to accept the keys of the premises prior to the termination of this

Lease and the delivery of keys to any such agent or employee shall not operate as a termination of this Lease or a surrender of the premises.

Waiver of Trial by Jury:

25. It is mutually agreed by and between Owner and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Owner and Tenant, Tenant's use of or occupancy of the premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Owner commences any summary proceeding for possession of the premises or for non-payment of Fixed Rent or Additional Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

Inability to Perform:

26. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no wise be affected, impaired or excused because Owner is unable to fulfill any of its obligations under this Lease, or to supply or is delayed in supplying any service expressly or impliedly to be supplied, or is unable to make, or is delayed in supplying any repair, additions, alterations or decorations, or is unable to supply or is delayed in supplying any equipment or fixtures, if Owner is prevented or delayed from so doing by reason of strike or labor troubles, government preemption in connection with a National Emergency or by reason of any rule, order or regulation of any Legal Authorities or by reason of the conditions of supply and demand which have been or are affected by war or other emergency, or when, in the judgment of Owner, temporary interruption of such services is necessary by reason of accident, mechanical breakdown, or to make repairs, alterations or improvements.

Bills and Notices:

27. Except as otherwise in this Lease provided, a bill or statement (other than any bill or statement for Rent), notice or communication which Owner may desire or be required to give to Tenant, must be made in writing and shall be deemed sufficiently given or rendered if sent by registered or certified mail, return receipt requested, or nationally recognized overnight courier, addressed to Tenant at One North Lexington Avenue, White Plains, New York 10601, Attn: President, with a copy to the Tenant at the same address to the attention of the Vice President, Legal Affairs, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be three (3) business days after the mailing thereof as herein provided or one business days after delivery of the notice or communication to the courier company. Any notice by Tenant to Owner must be in writing and served by registered or certified mail, return receipt requested, or nationally recognized overnight courier, addressed to Owner at the address set forth in Article 54.

Water Charges:

28. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory purposes (of which fact Tenant constitutes Owner to the sole judge) Owner may install a water meter and thereby measures Tenant's water consumption for all purposes. Throughout the duration of Tenant's occupancy Tenant shall keep said meter and installation equipment in good working order and repair at Tenant's own cost and expense. Tenant agrees to pay for water consumed, as shown on said meter as and when bills are rendered. Tenant covenants and agrees to pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or a lien upon the demised premises or Tenant's share of such charges which are imposed upon or are a lien upon the realty of which they are part pursuant to law, order or regulation made or issued

in connection with the use, consumption, maintenance or supply of water, water system or sewage or sewage connection or system by any Legal Authority. The bill rendered by Owner shall be payable by Tenant as additional rent. Owner may sue for and collect any monies to be paid by Tenant or paid by Owner for any of the reasons or purposes hereinabove set forth. See Article 50.

Sprinklers:

29. Anything elsewhere in this lease to the contrary notwithstanding, if any Insurance Body or Legal Authority shall require or recommend the installation of a sprinkler system or that any changes, modifications, alterations, or additional sprinkler heads or other equipment be made or supplied in an existing sprinkler system by reason of Tenant's business, or the location of partitions, trade fixtures, or other contents of the demised premises, or for any other reason, or if any such sprinkler system installations, changes, modifications, alterations, additional sprinkler heads or other such equipment become necessary to prevent the imposition of a penalty or charge against the full allowance for a sprinkler system in the fire insurance rate set by any Insurance Body or Legal Authority, Tenant shall, at Tenant's expense, promptly make such sprinkler system installations, changes, modifications, alterations, and supply additional sprinkler heads or other equipment as required whether the work involved shall be structural or non-structural in nature. See Article 50.

Heat, Cleaning:

30. Tenant shall, at Tenant's expense, keep demised premises clean and in order, to the satisfaction to Owner. Tenant shall, at Tenant's own expense, keep the corridor immediately in front of demised premises free from dirt and rubbish. Tenant shall pay to Owner the cost of removal of any of Tenant's refuse and rubbish from the building. Bills for the same shall be rendered by Owner to Tenant at such times as Owner may elect and shall be due and payable when rendered, and the amount of such bills shall be deemed to be, and be paid as, additional rent. The removal of such refuse and rubbish shall be subject to such rules and regulations as, in the judgment of Owner, are necessary for the proper operation of the building.

Security:

31. Tenant has deposited with Owner the sum of $112,200 as security for the faithful performance and observance by Tenant of the terms and conditions of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of rent and additional rent, Owner may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which Owner may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this Lease, including but not limited to, any damages or deficiency in the re-letting of the premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Owner. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the demised premises to Owner. In the event of a sale of the land and building or leasing of the building, of which the demised premises form a part, Owner shall have the right to transfer the security to the vendee or lessee and Owner shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the new owner solely for the return of said security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new owner. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Owner nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Captions:

32. The Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

Definitions:

33. The term "Owner" as used in this Lease means only the Owner, or the mortgagee in possession, for the time being of the land and building (or the Owner of a lease of the building or of the land and building) and the tenant under the ground lease(s)of the building or that portion of the building of which the Premises are a part so that in the event of any sale or sales of said land and building or of said lease, or in the event of a lease of said building, or of the land and building, the Owner shall be and hereby is entirely freed and relieved of all covenants and obligations of Owner hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the building, that the purchaser or the lessee of the building has assumed and agreed to carry out any and all covenants and obligations of Owner hereunder. The words "re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning. The term "business days" as used in this Lease shall exclude Saturdays (except such portion thereof as is covered by specific hours in Article 30 hereof), Sundays and all days designated as holidays by the applicable building service union employees service contract or by the applicable Operating Engineers contract with respect to HVAC service. See Article 55.

Adjacent Excavation-Shoring:

34. If an excavation shall be made upon land adjacent to the demised premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the demised premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which demised premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Owner, or diminution or abatement of rent.

Rules and Regulations:

35. Tenant and Tenant's servants, employees, agents, visitors, and licensees shall observe faithfully, and comply strictly with the Rules and Regulations annexed hereto as Exhibit C and made a part hereof, and such other and further Rules and Regulations as Owner or Owner's agents may from time to time adopt. Notice of any additional rules or regulations shall be given in such manner as Owner may elect. Nothing in this Lease contained shall be construed to impose upon Owner any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease, as against any other tenant and Owner shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Owner shall not adopt or enforce the Rules and Regulations in a discriminatory manner. In the event of any conflict between the terms of this Lease and the Rules and Regulations, the terms of this Lease shall govern.

Glass:

36. Tenant shall replace, at the expense of Tenant, any and all plate and other glass damaged or broken from any cause whatsoever in and about the demised premises. Tenant shall keep insured, at Tenant's expense, all plate and other glass in the demised premises for and in the name of Owner. In the event of Tenant's failure to maintain such insurance, Owner shall have the right but not the obligation, to maintain such insurance and bills for the premiums therefor shall be rendered by Owner to Tenant at such times as

Owner may elect, and shall be due from, and payable by, Tenant when rendered, and the amount thereof shall be deemed to be, and be paid as, additional rent.

Pornographic Uses Prohibited:

37. Tenant agrees that the value of the demised premises and the reputation of Owner will be seriously injured if the premises are used for any obscene or pornographic purposes or any sort of commercial sex establishment. Tenant agrees that Tenant will not bring or permit any obscene or pornographic material on the premises, and shall not permit or conduct any obscene, nude, or semi-nude live performances on the premises, nor permit use of the premises for nude modeling, rap sessions, or as a so-called rubber good shops, or as a sex club of any sort, or as a "massage parlor." Tenant agrees further that Tenant will not permit any of these uses by any sublessee or assignee of the premises. This Article shall directly bind any successors in interest to the Tenant. Tenant agrees that if at any time Tenant violates any of the provisions of this Article, such violation shall be deemed a breach of a substantial obligation of the terms of this Lease and objectionable conduct. Pornographic material is defined for purposes of this Article as any written or pictorial matter with prurient appeal or any objects or instrument that are primarily concerned with lewd or prurient sexual activity. Obscene material is defined here as it is in applicable New Jersey penal status.

Estoppel Certificate:

38. Tenant, at any time, and from time to time, upon at least twenty (20) days prior notice by Owner shall execute, acknowledge and deliver to Owner, and/or to any other person, firm or corporation specified by Owner, including the lessor under any superior lease, the holder of any mortgage, the proposed assignee of any of the foregoing entities or any proposed entities or any proposed purchaser, a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications that the lease is in full force and effect as modified and stating the modifications), stating the dates, to which rent and additional rent have been paid, and stating whether or not there exists any defaults by Owner under this Lease, and, if so, specifying each such default, and specifying whether or not to the best of Tenant's knowledge after reasonable investigation there are existing any claims, credits, setoffs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof upon the part of Tenant to be performed or complied with (and, if so, specifying the same), and any other matters requested by Owner or such other parties.

RIDER TO LEASE DATED AS OF OCTOBER 1, 1999 BETWEEN NEWPORT OFFICE CENTER I CO., AS LANDLORD, AND METROMEDIA FIBER NETWORK SERVICES, INC. AS TENANT

THE PROVISIONS OF THIS RIDER TO LEASE BETWEEN LANDLORD AND TENANT SHALL BE DEEMED TO BE INCORPORATED WITHIN AND MADE A PART OF THE PRIOR 38 ARTICLES. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE TERMS AND PROVISIONS OF THE PRIOR 38 ARTICLES AND THIS RIDER TO LEASE, THE TERMS AND PROVISIONS OF THIS RIDER SHALL BE DEEMED TO CONTROL AND PREVAIL. THE PRIOR 38 ARTICLES AND THIS RIDER TO LEASE ARE COLLECTIVELY CALLED THE "LEASE".

39. **TERM OF LEASE**

(A)(1)Supplementing the provisions set forth in the "Witnesseth" clause on page 1 of the printed form of this Lease, the initial term of this Lease shall commence on the later to occur of October 1, 1999 or the date on which Landlord delivers possession of the Premises to Tenant (the "Commencement Date"), and shall end at noon of the last day of the calendar month in which the day preceding the tenth (10th) anniversary of the Commencement Date occurs, or on such earlier date upon which said term may expire or be cancelled or terminated pursuant to any of the terms, conditions or covenants of this lease or pursuant to law (the "Expiration Date").

(2) Tenant shall have the option to renew the initial term of this Lease for the "Renewal Term" (as such term is hereinafter defined in Article 64).]

(3)For purposes of this Lease, the "Term" or "Term of this Lease" shall mean the initial term (described in subparagraph 39(A)(1) above) [and the Renewal Term if properly extended by Tenant pursuant to its validly exercised option or renewal right set forth in Article 64 hereof, unless, however, the Term shall sooner terminate pursuant to any of the terms of this Lease or pursuant to law.

(4)The "Rent Commencement Date" shall occur on, and be deemed to mean, the Commencement Date.

40. **FIXED RENT; ADDITIONAL RENT; FAILURE TO MAKE PAYMENT OF RENT**

(A) (1) Supplementing the provisions of Article 1 of this Lease, Tenant shall pay to Landlord promptly without notice or demand, in lawful money of the United States of America, by good and sufficient check subject to collection and drawn on a New York City or New Jersey bank or trust company which is a member of the New York Clearinghouse Association, at the office of Landlord or at such other place as Landlord may, at any time and from time to time, by notice to Tenant designate, (a) Fixed Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term of this Lease from and after the Rent Commencement Date except that the first (1st) month's Fixed Rent shall be paid upon the execution and delivery of this Lease by Tenant, and (b) Additional Rent, at the times and in the manner set forth in this Lease.

(2) If Tenant shall fail to pay any installment of Fixed Rent or any payment of Additional Rent within ten (10) days after such installment or payment shall have become due, Tenant shall pay interest to the Landlord thereon from the date when such installment or payment should have been paid or tendered, as the case may be, to and including the date of payment thereof, at a rate which shall be equal to the greater of (a)

eighteen (18%) per cent per annum, or (b) two (2%) per cent above the "Base Rate", as the same may vary from time to time, of Manufacturers Hanover Trust Company, or its successors, which interest rate shall in no event, exceed the maximum legal interest rate which landlord may be permitted by law to charge Tenant (such interest rate is called the "Interest Rate"). Such interest shall constitute Additional Rent, hereunder.

(B) There shall be no abatement of, deduction from or counterclaim or set-off against, Fixed Rent or Additional Rent, except as otherwise specifically provided by this Lease.

(C) No payment by Tenant or receipt of acceptance by Landlord of a lesser amount than the correct amount of Fixed Rent or Additional Rent shall be deemed tô be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may, accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this Lease or at law provided.

(D) Any apportionments or prorations of Rent to be made under this Lease shall be computed on the basis of a three hundred sixty (360) day year.

(E) (1) If any of the Rent payable under the terms, covenants and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by any Legal Authority, Landlord and Tenant shall enter into such agreement(s) and take such other steps as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which, at any time and from time to time, during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved theretofore under this Lease).

(2) Upon the termination of such legal rent restriction, (a) the Fixed Rent and/or Additional Rent shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the Fixed Rent and/or Additional Rent which would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

(F) Additional Rent shall be deemed to be Rent and Tenant's failure to pay Additional Rent shall be considered a failure to pay Fixed Rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law in connection therewith.

41. USE, OCCUPANCY, AND TENANT'S MANAGEMENT OF THE PREMISES; RESTRICTION ON TENANT'S USE OF THE PREMISES

(A) Supplementing the provisions of Article 2 of this Lease, the statement contained in Article 2 hereof as to the nature of the business to be conducted by Tenant in the demised premises or the use and occupancy permitted therein pursuant to this Article 41 shall not constitute a representation or guaranty by Landlord that such business may be conducted in the demised premises or is lawful or permissible under any certificate(s) of occupancy issued for the demised premises or the Building, or is otherwise permitted by law. Tenant shall be responsible for obtaining and keeping in force all necessary licenses, approvals and/or permits, including any certificate of occupancy for the Premises, required in connection with its use and occupancy of the Premises (collectively the "Permits") all as hereinafter provided, and shall promptly furnish Landlord with copies of all such Permits.

(B) (1) Tenant shall use, occupy and operate the Premises for (a) the installation, operation and maintenance and repair and/or replacement of telecommunications equipment and transmissions facilities, including but not limited to, a

local and long distance switch, node, customer collocation and related equipment, in connection with Tenant's fiber optic telecommunications system; and (b) the storage of tools, parts and replacement equipment incidental to (a) above, and for no other use (collectively, the "Permitted Uses").

(2) Further, Tenant shall not use or occupy or permit or suffer the Premises to be used or occupied for any purposes other than for Permitted Uses. In addition, Tenant shall not use the Premises, or any portion thereof, in any manner which, in Landlord's judgment, will: (a) materially adversely affect (i) the appearance, character, reputation or first-class nature of the Building, or (ii) the proper or economic condition of services to other tenants in the Building, or (iii) the use and enjoyment of any other portion of the Building by any other tenant(s), or (iv) the proper and economic functioning of any Building services, facilities, systems or equipment, or (v) Landlord's ability to obtain from reputable insurance companies authorized to do business in New Jersey, all risk property insurance or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any "Mortgage" covering the "Real Property" (as such terms are hereinafter defined); (b) violate any Requirements of Legal Authorities or Insurance Bodies or the certificate of occupancy for the Building and/or the Premises; and (c) be in violation of any of the "Restricted Uses" (as such term is hereinafter defined in paragraph 41 (C) of this Lease).

(C) Tenant shall not use or permit the use of the Premises, or any part thereof for the following uses and/or purposes (collectively, the "Restricted Uses"): (1) for the business of photographic, multilith or multigraph reproductions or offset printing; (2) for manufacturing of any kind; (3) as a restaurant or bar or for the sale of confectionery, beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, (4) as a bank or other financial services office; (5) as an employment or travel agency, labor union office, physician's, dentist's, medical or psychiatric office, medical or dental laboratory, dance or music studio, or health club or sports or exercise facility; (6) as a barber shop or beauty salon, (7) for the direct sale, at retail or otherwise, of any goods or products of any sort or kind, except, however, for those goods and products which are included within and as part of Permitted Uses; (8) by any governmental body, agency, authority or instrumentality, or by any foreign or domestic governmental or quasi-governmental entity entitled, directly or indirectly, to diplomatic or sovereign immunity or not subject to the service of process in, and the jurisdiction of the courts of the State of New Jersey; (9) for the sale of traveler's checks and/or foreign exchange; (10) for the conduct of an auction; (11) for gambling activities, (12) for the conduct of obscene, pornographic, similar or any other disreputable activities or for the sale of obscene, pornographic or similar books, magazines, periodicals or other literature or materials, as determined by Landlord in its sole judgment; or (13) by or for any charitable, religious or other not-for-profit organization's activities.

(D) (1) (a) Tenant acknowledges that Landlord has granted and may, in the future, grant to other retail or commercial tenants of the Building the exclusive right to sell certain items of merchandise and/or perform certain services in the Building, which rights may, accordingly, restrict the uses to which the Premises may be put (such agreements are collectively called "Exclusive Use Agreements").

(b) Landlord has advised Tenant that, as of the date hereof, Landlord has entered into Exclusive Use Agreement(s) with those commercial/retail tenants in the Building whose names and the exclusive right(s)/use(s) granted to such tenant(s), are as listed on Schedule 1 annexed hereto and made a part hereof (collectively, the "Existing Exclusive Use Agreements").

(c) Tenant agrees that it shall not violate the terms of any of the Existing Exclusive Use Agreements or any future Exclusive Use Agreements between Landlord and any retail or commercial tenant of the Building, provided, however, that Landlord shall have notified Tenant of the existence thereof.

(d) Nothing contained in this subparagraph 41 (D)(1) shall be deemed to prohibit Tenant from using the Premises for the purposes specifically permitted herein.

(E) (1) Landlord has leased to Tenant and Tenant has hired from Landlord the Premises which is located in the Building which is part of a planned development known as "NEWPORT" consisting of residential and commercial buildings and related facilities (the "Project"), which Project is more particularly shown on Exhibit A-2 annexed hereto and made a part hereof.

(2) Tenant acknowledges and agrees that nothing contained herein, or on Exhibit A-2 is intended to bar or prevent Landlord from varying the size and/or location of any store or building in the Project, or the layout and size of any of the common areas; it being understood and agreed that Landlord has reserved the right to make any such changes or variations which Landlord deems desirable for the benefit of the Project. Landlord further reserves the right to initially construct, or thereafter alter, the buildings, stores or other structures in the Project.

(F) Tenant covenants and agrees that its use of the Premises shall not create a nuisance or in any way interfere with the quiet enjoyment of any other residential or commercial tenants of the Building or the Project.

(G) Tenant further covenants and agrees that no part of the sidewalk or walkways abutting the Premises has been leased to Tenant for commercial or sales purposes and that Tenant shall use no part thereof for such purposes. Tenant further covenants and agrees that it shall not permit any customers or other visitors of the Premises to congregate in front of the entranceway(s) to the Premises.

(H) In recognition of the consequences to Landlord and the operation of the Project, as a result of any violation of existing labor contracts which bind Landlord, Tenant covenants and agrees that prior to and throughout the term hereof Tenant shall not take or cause, nor permit any agent, employee, contractor, subtenant or licensee, if any, to take or cause any action to be taken, which will violate any of Landlord's union contracts affecting the Premises, the Building or the Project, nor create any work stoppage, picketing, labor disruptions or dispute which would interfere with the operation of the Project or the rights and privileges of any resident or occupant thereof or any person lawfully entering the Project. Any default by Tenant under this paragraph shall be deemed a material default by Tenant under this Lease and, in addition to any and all remedies available to Landlord at law or in equity or under this lease, Landlord shall have the right at this option to terminate this Lease upon three (3) days prior written notice to Tenant.

(I) Tenant further acknowledges that it is in the best interest and general welfare of the Project and essential to the maintenance of security thereof to restrict access to, and uncontrolled movement in, the Premises and the Building to Tenant's customers and invitees, and to those parties having proper business thereat. Notwithstanding the foregoing, Tenant and its authorized representatives and contractors shall have 24-hour, 365 day access to the demised premises, subject to Landlord's security requirements.

(J) Further, Tenant agrees not to:

(1) conduct or permit any fire, auction, going-out- of-business or bankruptcy sale in the demised premises;

(2) engage in any unethical method of business operation;

(3) use or permit to be used the sidewalks or other space outside the demised premises for any display, sale or similar undertaking or storage;

(4) use or permit to be used any loudspeaker, phonograph or other sound system or advertising device which may be heard outside the demised premises;

(5) unless approved by Landlord as to content and distribution point, distribute or permit to be distributed handbills or other matter to customers outside the demised premises; or

(6) operate its business in any manner other than as specified in Article 41 meeting the requirements of subparagraph 41(B)(1) of this Lease, and which operation shall be deemed specifically to include:

(a) advertising and signage, if any, meeting all aesthetic standards, and approval requirements of Landlord, as are further set forth in this Lease; and

(b) storage and maintenance obligations at and within the Premises, performed in full compliance with all requirements of this Lease.

(K) Tenant acknowledges that Landlord's damages resulting from any breach of the provisions of Articles 2 and 37 hereof or of this Article 41 are difficult, if not impossible, to ascertain and agrees that, among other remedies for such breach permitted by law or the provisions of this lease, Landlord shall be entitled to enjoin Tenant from any violation of said provisions.

(L) (1) Tenant hereby agrees that Landlord shall have no responsibility or obligation for the management, operation and/or maintenance of Tenant's business at the Premises, as all such management, operation and/or maintenance activities will be sole and exclusive obligation and responsibility of Tenant. Additionally, the parties hereby agree that nothing contained in this Lease shall be construed or deemed, in any way, to establish or create the relationship of "partner" or "venturer" between Landlord and Tenant with regard to Tenant's use and occupancy of, and the operation of its business at the Premises.

(2) Tenant hereby agrees to hold Landlord harmless from and against any or all fees, costs, expenses, damages, liabilities, lawsuits and the like arising or resulting from, or connected with, Tenant's use and occupancy of the Premises and Tenant's management, operation and maintenance of Tenant's business thereat.

42. ALTERATIONS; TENANT'S PROPERTY

(A) (1) Supplementing the provisions of Article 3 of this Lease, Landlord shall not unreasonably withhold its consent to any non-structural "Alterations" (as such term is hereinafter defined), provided (a) such non-structural Alterations are performed only by contractors or mechanics approved by Landlord, and (b) in the sole opinion of Landlord, the Alterations will not affect the proper functioning of the Building's mechanical, electrical, sanitary, plumbing, heating, air-conditioning, ventilating, utility or any other service systems, (c) the Alterations will not result in a violation of, or require a change in, any certificate of occupancy applicable to the demised premises or the Building, (d) the character, outside appearance, usefulness, marketability, or rentability of the Building or any part thereof will not be affected in any way, and such Alterations will not, in the sole opinion of Landlord, weaken or impair (temporarily or permanently) the structure or lessen the value, utility or marketability of the demised premises or the Building either in the course of the making of such Alterations or upon their completion, and (e) no part of the Building outside of the demised premises will be physically affected. Tenant shall perform all Alterations at Tenant's sole cost and expense, with due diligence, and shall complete such Alterations within a reasonable time after undertaking the performance of the same. All Alterations shall be done at such times as Landlord may from time to time designate.

(2) For purposes of this Lease, the term "Alterations" shall mean any alterations, installations, additions or improvements which Tenant shall make or perform

to the Premises at any time during the Lease term, including all alterations, installations, additions or improvements proposed to be made by Tenant to adapt the Premises for those business purposes permitted by this Lease, including, but not limited to "Tenant's Work" (as defined in (G) below) and "Tenant's Initial Work" (as defined in Section 65(B)).

(B) Prior to making any Alterations, including, but not limited to, Tenant's Initial Work Tenant shall:

(1) submit to Landlord detailed plans and specifications (including drawings for layout, architectural, mechanical, structural, interior design, fixturing and finishing work) for each proposed Alteration and shall not commence, any such Alteration without first obtaining Landlord's approval of such plans and specifications; and

(2) obtain worker's compensation and New Jersey Temporary Disability Income insurance in statutory limits (covering all persons, employed and to be employed by Tenant, including Tenant's contractors and subcontractors, engaged in connection with any such Alteration), builder's risk insurance covering all physical loss and other risks covered by the usual extended coverage and "all risk" endorsements, and commercial general liability (including property damage coverage), which builder's risk and commercial general liability insurance policies shall be in such form, with such companies for such periods and in such amounts as Landlord may require, and shall name Landlord, its agents, any lessee under any ground or underlying lease now or hereafter affecting the Building or the plot of land (the "Real Property") on which the Building has been constructed (any such lease is called a "Superior Lease") and any holder of any mortgage which may now or hereafter affect any Superior Lease, the Building or the Real Property (any such mortgage is called a "Mortgage"), as additional insureds. The granting by Landlord of its approval to any plans and specifications submitted to it under this Lease shall not constitute or be deemed to constitute a judgment or acknowledgment by Landlord as to their legality or compliance with the Requirements of any Legal Authority.

(C) All Alterations shall be made and performed in accordance with the plans and specifications therefor, as approved by Landlord, and also in accordance with the rules and regulations established by Landlord governing the manner in which work may be performed in the Building and in effect at the time such Alterations are undertaken. No amendments or additions to the aforesaid plans and specifications shall be made without the prior consent of Landlord. All materials, equipment and fixtures to be incorporated in the demised premises as a result of such Alterations shall be new and first quality. No such materials, equipment or fixtures shall be subject to any liens, encumbrances, chattel mortgages or security interests (as such terms are defined in the Uniform Commercial Code as in effect in the State of New Jersey on the date hereof) or any other title retention or security agreement.

(D) Tenant shall not, at any time prior to or during the Term of this Lease, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer, whether in connection with any Alteration or otherwise, if, in Landlord's opinion such employment would interfere, cause any conflict, or create any difficulty, strike or jurisdictional dispute with other contractors, mechanics, or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference, conflict, difficulty, strike, or jurisdictional dispute, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference, conflict, difficulties, strike or jurisdictional dispute to immediately cease work and leave the Building.

(E) Tenant hereby indemnifies and saves harmless Landlord from and against any liability, loss, cost, damage and expense of every kind and nature incurred, by reason of, or arising out of, any and all mechanic's and other liens filed in connection with any Alterations or repairs undertaken by Tenant hereunder, including, without limitation, the liens of any conditional sales of, or chattel mortgages, title retention agreements, security

agreements or financing statements upon any materials, fixtures, furniture or equipment installed in and constituting a part of the demised premises.

(F) Tenant shall pay promptly, in cash, the cost of all Alterations and repairs. Any mechanic's or other lien filed against the demised premises, the Building or the Real Property for work claimed to have been performed for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant by bonding, payment or otherwise, within ten (10) days after the filing of such lien. If Tenant shall fail to cause any such lien to be discharged within the aforesaid period, then in addition to any other available right or remedy, Landlord may, but shall not be obligated to, discharge the same, either by paying the amount claimed to be due, by deposit, bonding proceedings or otherwise, and in such event Landlord shall be entitled, if it elects, to compel the prosecution of an action for the foreclosure of such lien and to pay the amount of the judgment in favor of the lienor, with interest, costs and allowances. Any amount so paid, and all costs and expenses so incurred by Landlord in connection therewith, shall constitute Additional Rent hereunder.

(G) (1) All personal property, furniture, furnishings, equipment and movable fixtures and movable partitions supplied by or installed by or on behalf of Tenant, at Tenant's sole cost and expense and without any cost or expense by, or contribution from Landlord (collectively, "Tenant's Property"), and all Alterations in and to the Premises which may be made by or on behalf of Tenant, at Tenant's sole cost and expense, and without any cost or expense by, or contribution from Landlord (Tenant's Property and all Alterations are collectively called "Tenant's Work"), prior to and during the Term, shall remain the property of Tenant and Tenant may, upon the Expiration Date or earlier termination of the Term, remove Tenant's Work from the Premises to the extent that Tenant's Work (or any portion thereof) is not affixed or attached to, or built into the Premises or any of the Building systems and can be removed without structural damage to the Building; and provided, however, that Tenant shall repair any damage to the Premises and the Building caused by such removal, in a good and workmanlike manner, and shall restore the Premises to original Building standard condition (reasonable wear and tear excepted).

(2) Any of such Tenant's Work not so removed by Tenant at or prior to the Expiration Date or earlier termination of the Term, shall become the property of Landlord and shall remain upon and be surrendered with the Premises as part thereof at the end of the Term, provided, however, that if this Lease should terminate prior to the Expiration Date by reason of default, Tenant shall have a period of time not to exceed fifteen (15) days to remove Tenant's Property from the Premises.

(3) Notwithstanding the foregoing provisions, upon notice given to Tenant no later than thirty (30) days prior to the Expiration Date or upon the earlier termination of the Term of this Lease without notice, Landlord may require Tenant to remove all or part of the Tenant's Work and/or Tenant's Initial Work. In such event, Tenant shall remove all such Tenant's Work from the Premises prior to the Expiration Date or earlier termination of the Term of this Lease at Tenant's expense, in compliance with the provisions of subparagraph 42(G)(1) hereof.

(H) Landlord and Tenant acknowledge that Tenant will be submitting its proposed plans for Tenant's Initial Work to the demised premises after the Commencement Date. Tenant agrees to promptly submit such plans, but in no event later than forty-five (45) days from the execution hereof by the parties. The parties hereto agree that in the event that Landlord and Tenant shall not have approved said plans, or any part thereof, within ninety (90) days after the Commencement Date, then Tenant shall have the right to terminate this Lease by notice in writing within ten (10) days after the end of said 90-day period, in which event the security deposit paid under Article 31and the Letter of Credit posted by Tenant as security for Tenant's Initial Work, shall be returned to Tenant, whereupon the parties shall have no further obligations or liabilities hereunder, except as may expressly survive the termination of this Lease.

43. REPAIRS; FLOOR LOAD

(A) Supplementing the provisions of Article 4 of this Lease, Landlord shall maintain and repair the public portions of the Building, both exterior and interior (excluding the exterior and interior of all windows, plate glass, showcases, doors, door frames and bucks). Tenant, throughout the Term of this Lease, shall take good care of the demised premises, the fixtures and appurtenances therein (including, without limitation, any other equipment installed by Tenant in accordance with the provisions of Articles 3, 29, 42 and 65 hereof, and all installations required for the furnishing to the demised premises of the services enumerated in Article 50 hereof), and entrance doors thereto and, at Tenant's sole cost and expense, make all non-structural repairs thereto and to the demised premises (including the exterior and interior of all windows, plate glass, doors, door frames and bucks) as and when needed to preserve the same in good working order and condition. Notwithstanding the foregoing, all damage or injury to the demised premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, or to the sidewalks or curbs adjacent to the demised premises, whether requiring structural or nonstructural repairs, caused by or resulting from (1) the moving of Tenant's Property or Tenant's Work or (2) any act, omission, neglect or improper conduct of, or Alterations made by, Tenant, Tenant's servants, employees, invitees or licensees, shall be repaired promptly, either by Landlord at Tenant's sole cost and expense, or, at Landlord's option, by Tenant at Tenant's sole cost and expense, to the satisfaction of Landlord. All the aforesaid repairs shall be of quality or class equal to the original work or construction shall be made in accordance with the provisions of Articles 3 and 42 hereof. If Tenant fails after ten (10) days notice to proceed with due diligence to make any repairs required to be made by Tenant, the same may be made by Landlord, and the expenses thereby incurred by Landlord shall be collectible as Additional Rent. Tenant shall give Landlord prompt notice of any defective condition in any mechanical, electric, sanitary, plumbing, utility or other service system (or any part thereof) located in, servicing or passing through the demised premises. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein.

(B) Tenant shall not place a load upon any floor of the demised premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, business machines and heavy equipment and installations. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient in Landlord's judgment to absorb and prevent vibration, noise and annoyance.

44. ATTORNMENT; MODIFICATIONS

(A) Supplementing the provisions of Article 7 of this Lease, in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until it has given written notice of such act or omission to each lessor under any Superior Lease and the holder of any Mortgage whose names and addresses shall previously have been furnished to Tenant in writing, and until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such lessor and holder shall have become entitled under such Superior lease or Mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice to effect such remedy); provided however, that such lessor and holder shall, with due diligence, give Tenant written notice of intention to, and commence and continue to, remedy such act or omission.

(B) (1) If the lessor under any Superior Lease or any designee or other person claiming by, through or under the holder of any Mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or

delivery of a new lease or deed, then at the request of such party so succeeding to Landlord's rights (each, a "successor landlord"), and upon, successor landlord's written agreement to accept Tenant's attornment, Tenant shall be deemed to have attorned, to and recognized such successor landlord as Tenant's landlord under this lease.

(2) The foregoing provisions shall be self-operative upon demand, and no further instrument shall be required to give effect to said provisions; provided however that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request to evidence such attornment. If Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefore, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant.

(3) Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease which shall be applicable after such attornment except, however, that the successor landlord shall not be:

(a) liable for any previous act or omission of its predecessors in interest) under this Lease to which such successor landlord did not previously consent; or

(b) subject to any credits, claims, counterclaims, demands, defenses or offsets, not expressly provided for in this Lease and asserted with reasonable promptness, which Tenant may have or shall have theretofore accrued to Tenant against Landlord; or

(c) bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment to Landlord (or its predecessors in interest) of more than one (1) month's Fixed Rent and/or Additional Rent unless such modification or prepayment shall have been expressly approved in writing by the lessor under a Superior Lease or the holder of a Mortgage; or

(d) obligated to perform and/or complete any Alteration of the Premises not expressly required under this Lease; or

(e) responsible for any monies owing by Landlord to the credit of Tenant; or

(f) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof.

(C) If, in connection with the procurement, continuation or renewal of any financing for which the Real Property or the Building or the interest of the lessee therein under a Superior Lease represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not withhold its consent thereto provided that such modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect any rights of Tenant under this Lease.

45. EXCULPATORY CLAUSE; NON-LIABILITY AND INDEMNIFICATION

(A) Supplementing the provisions of Article 8 of this Lease, Tenant shall not do or permit any act or thing to be done upon the demised premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property, or to any liability by reason of any violation of law or of any Requirement of any Legal Authority or otherwise, but shall exercise such control over the demised premises as to fully protect Landlord against any such liability.

(B) No recourse shall be had on any of Landlord's obligations hereunder against any incorporator, subscriber of capital stock, stockholder, officer or director, past, present or future, of any corporation, or against any general or limited partner of any partnership or joint venture which shall be Landlord hereunder, or other holders of any equity interest in such corporation, partnership or joint venture, or the shareholders, directors or officers of such partners, or the partners comprising such partners, or of any successor of any such corporation, partnership or joint venture, or against any principal of any of the foregoing, disclosed or undisclosed, or any affiliate of any party, as the case may be, which shall be Landlord or included in the term "Landlord", whether directly or through Landlord or through any receiver, assignee, trustee in bankruptcy or through any other person, firm or corporation (collectively, the "Parties") whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, it being expressly understood and agreed that Tenant shall look solely to the estate and property of Landlord in the Real Property or proceeds thereof to enforce Landlord's obligations hereunder or for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to Landlord's interest in the Real Property and Tenant shall not look to other property or assets of Landlord or of any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment resulting from Landlord's failure to perform such obligations.

(C) Neither Landlord, nor any of the Parties, nor any underlying or ground lessor under a Superior Lease or any mortgagee under a Mortgage, nor any partner, director, officer, shareholder, principal, agent, servant or employee of such underlying or ground lessor under a Superior Lease or any mortgagee under a Mortgage (in any case, whether disclosed or undisclosed), shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of such injury, damage loss, nor shall any of the aforesaid entities or Parties be liable for any damage to property of Tenant or of others entrusted Landlord nor for loss of or damage to any such property by theft or negligence of Landlord, its agents, servants or employees, or any of the Parties in the operation or maintenance of the Premises or the Building, without contributory negligence of the party of Tenant or any of its subtenants or licensees or its or their respective agents, contractors or employees.

(D) Further, neither Landlord nor any of the Parties, nor any underlying or ground lessor under a Superior Lease or any mortgagee under a Mortgage, nor any partner, director, officer, agent, servant or employee of Landlord or any such lessor or any mortgagee shall be liable for any such damage caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work; or even if negligent, for consequential damages arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming by, through or under Tenant.

(E) Tenant shall indemnify and hold harmless Landlord and all underlying and ground lessors under a Superior Lease and all mortgagees under any Mortgage and its and their respective partners, directors, officers, agents and employees and all Parties from and against any and all claims arising from or in connection with the use, operation conduct or management of the Premises and Tenant's business thereat, or of any condition created (other than by Landlord) in or about the Premises, during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; any act, omission or negligence of Tenant or any of its agents, employees, contractors, subtenants or licensees, if any, or its or their respective partners, directors, officers, agents, servants, employees or contractors; any accident, injury or damage whatever (unless caused solely by Landlord's gross negligence) occurring in, at or upon the Premises; and any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease; together with all cost, expenses and liabilities incurred in connection with each such claim or action or proceeding

brought thereon including, without limitation, reasonable attorney's fees, courts costs and expenses.

(F) In case any action or proceeding shall be brought against Landlord and/or underlying or ground lessor under a Superior Lease or any mortgagee under a Mortgage and/or its or their partners, directors, officers, agents and/or employees and/or any of the Parties by reason of any such claim, Tenant, upon notice from Landlord or such underlying or ground lessor or mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such lessor or mortgagee).

46. INSURANCE

(A) Supplementing the provisions of Article 8 of this Lease, Tenant shall, at Tenant's sole cost and expense, obtain and keep in full force and effect during the term of this Lease.

(1) a policy of commercial general liability and property damage (1973 occurrence or successor form) insurance with a broad form liability endorsement including a contractual liability endorsement and personal injury liability coverage, against claims for personal injury, death and/or property damage occurring in or about the Premises, the Building and/or the Real Property and under which the insurer agrees to indemnify and hold Landlord harmless from and against, among other things, all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages, and which policy shall also contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and the minimum limits of liability under such policy shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million and 00/100 ($5,000,000.00) Dollars (inclusive of umbrella coverage) for injury (or death) and damage to property (or in any increased amount reasonably required by Landlord);

(2) insurance against loss or damage by fire and such other risks and hazards (including, during the period of construction of any Tenant's Work, casualty insurance in he so-called "Builder's Risk Completed Value Non-Reporting Form", burglary, theft, breakage of glass within the Premises and Building, and if the Premises are located at or below grade, broad from flood insurance) as are insurable under then available standard forms of "all risk" insurance policies, to Tenant's Property and Alterations, Tenant's Work and all of Tenant's improvements and betterments for the full replacement cost value thereof (including an "agreed amount" endorsement); and

(3) Worker's Compensation (including Employers Liability insurance with a limit of $1,000,000) and New Jersey Temporary Disability Benefits insurance affording coverage under the laws of the State of New Jersey.

(B) For purposes of this Lease, Tenant hereby agrees that Landlord, Landlord's managing agent, if any, the lessor under any Superior Lease and the holder of any Mortgage, shall be designated as additional insureds and the beneficiaries of the indemnification furnished by Tenant hereunder, and that each policy of insurance shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and shall provide that it will be non-cancellable with respect to the additional insureds without thirty (30) days' written notice to such insureds by certified mail, return receipt requested, which notice shall contain the policy number and the names of the insureds and certificate holders. A certificate of each of the required policies shall be delivered to Landlord on or prior to the Commencement Date.

(C) Notwithstanding the limits of insurance specified in this Article, Tenant agrees to indemnify Landlord and the parties designated above in subparagraph 46(B) as additional insureds against all damages, loss or liability resulting from any of the risks referred to in this Article. Such indemnification shall operate whether or not Tenant has

placed and maintained the insurance specified in this Article and whether or not, such insurance having been placed and maintained, proceeds from such insurance shall have been received from any or all of the respective insurance companies; provided, however, that Tenant shall be relieved of its obligation of indemnity herein pro tanto of the amount actually recovered from one or more of the insurance companies by reason of injury or damage to or loss sustained on the Premises.

(D) Tenant shall pay all premiums and charges for all of said policies, and if Tenant shall fail to make any payment when due or carry any such policy, Landlord may, but, shall not be obligated to, make such payment or carry such policy and the amount paid by Landlord, with interest thereon at the Interest Rate, shall be repaid to Landlord by Tenant on demand, and all such amounts so repayable, together with such interest at the Interest Rate, shall be considered as Additional Rent hereunder. Payment by Landlord of any such premium or the carrying by Landlord of any such policy shall not be deemed to waive or release Tenant with respect to such default.

(E) Tenant's failure to provide and keep in force the aforementioned insurance shall be a material default hereunder, entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant's default.

(F) (1) Landlord and Tenant shall each use reasonable efforts to procure an appropriate clause in, or endorsement to, each of its insurance policies (insuring the Building and Real Property, in the case of Landlord, and insuring Tenant's Work and Tenant's improvements and betterments, in the case of Tenant), pursuant to which each insurance company waives subrogation or consent to a waiver of right of recover by the insured prior to any loss. The waiver of subrogation or permission for waiver of the right of recovery in favor or Tenant shall also extend to all other persons or entities occupying or using the Premises in accordance with the terms of this Lease.

(2) If the payment of an additional premium is required for the inclusion in the insurance policy, in question, of such waiver of subrogation provisions or consent to a waiver of right of recovery, each party shall advise the other of the amount of any such additional premium by written notice and the other party shall pay the same or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to the obtaining such waiver or consent.

(3) If such waiver of subrogation shall be unobtainable or unenforceable, each party shall instead have included in each of its insurance policies (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the causality, or (b) any other form of permission or release of the other party.

(4) If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party's then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain the same from another insurance company described in this Article 46.

(5) Landlord will not carry insurance of any kind on Tenant's Alterations, Tenant's Work or any of Tenant's betterments and improvements and shall not be obligated to repair, any damage to or, replace Tenant's Alterations, Tenant's Work or Tenant's betterments and improvement; provided however, that if Tenant shall fail to maintain such insurance, Landlord shall have the right, to obtain insurance on such Tenant's Alterations, Tenant's Work and any of Tenant's betterments and improvements and the cost thereof, with interest thereon at the Interest Rate, shall be payable by Tenant to Landlord as Additional Rent on demand.

(G) (1) Each party hereby releases the other (its servants, agents, employees and invitees) with respect to any claim (including a claim for negligence) which it might

otherwise have against the other party for loss, damage or destruction with respect to this property by fire or other casualty i.e., in the case of Landlord, as to the Building and Real Property, and, in the case of Tenant, as to Tenant's Alterations, Tenant's Work and any of Tenant's other improvements and betterments (including rental value or business interruption, as the case may be) occurring during the term of this Lease.

(2) Nothing contained in this paragraph (G) shall be deemed to relieve Landlord or Tenant of any duty imposed elsewhere in this Lease to repair, restore or rebuild the Premises or to nullify any abatement of Rents provided for elsewhere in this Lease.

(H) (1) The proceeds of policies providing "all risk" property insurance of Tenant's Alterations, Tenant's Work and any of Tenant's other improvements and betterments shall be payable to Landlord, Tenant and each lessor under a Superior Lease and the mortgagee under a Mortgage, as their respective interests may appear.

(2) Tenant shall cooperate with Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies.

(I) Landlord may, at any time and from time to time during the term, require that the amount of the insurance to be maintained by Tenant under Article 8 and this Article 46 be increased, so that the amount thereof adequately protects Landlord's interest; provided, however, that the owners of properties which are comparable to the Building have similarly increased the amount of insurance required to be obtained by tenants under leases for such properties, but in no event greater than the replacement cost of the Building (exclusive of footings and foundation).

47. DAMAGE AND DESTRUCTION

(A) Supplementing the provisions of Article 9 hereof, Landlord shall not be liable for any delay in the restoration of the Premises which may arise by reason of adjustment of insurance on the part of Landlord and/or Tenant or for reasonable delay on account of any cause beyond the control of Landlord or contractors employed by Landlord, including, but not limited to, acts of God, institution of war or other hostilities, strikes, labor disputes, shortage of materials or any other act or activity comprising Force Majeure.

(B) The provisions of Article 9 and this Article 47 shall be considered an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and any law of the State of New Jersey providing for such a contingency in the absence of an express agreement, and any other applicable law, ordinance or regulation of like import, of any Legal Authority, now or hereinafter in force, shall have no application in such case. Tenant hereby waives the benefit of N.J.S.A. Title 46, Chapter 8, Sections 6 and 7.

48. EMINENT DOMAIN

(A) Supplementing the provisions of Article 10 hereof, if the whole of the Premises shall be taken under the power of eminent domain of any Legal Authority, or private authority, then this Lease and the Term thereof shall cease and terminate as of the date of such taking as if such date of taking were the Expiration Date and any unearned Rent or other charges, if any, paid in advance shall be refunded to Tenant.

(B) In the event that only a portion of the Premises shall be taken under the power of eminent domain by any Legal Authority, then this Lease and the term thereof shall continue in full force and effect, at Landlord's option, provided, however, that Landlord shall, at its expense, forthwith restore what may remain of the Premises to substantially the same condition as prior to the condemnation. There shall be a pro rata abatement of the

Fixed Rent hereunder reserved herein and other charges payable by Tenant hereunder shall be suspended (provided Tenant is not then using the Premises) for the period from the date of the taking until the remainder of the Premises shall have been restored as aforesaid.

(C) Tenant shall not be entitled to any award for the loss of or loss in value of the leasehold, but only to an award for loss of or damage to Tenant's Property and fixtures and for any moving expenses. The respective damages to which Landlord and Tenant are entitled by reason of such taking shall be fixed and paid, respectively, to Landlord and Tenant, as their interests appear, and in no event shall there be any merger of interest.

(D) (1) Notwithstanding anything to the contrary contained in Article 10 or this Article 48, Tenant hereby agrees that Landlord shall have the right to terminate this Lease, upon not less than thirty (30) days' notice to Tenant, in the event that a taking of a substantial portion of the ground floor of the Building, including a substantial portion of the "Retail Space" (as such term is hereinafter defined) of the Building, shall occur (even though the Premises shall not be subject to such a taking) and Landlord requires the use of the Premises for the purpose of providing access to the remainder of the Building not affected by such taking.

(2) In the event that Landlord exercises its termination right as set forth in subparagraph 48(D)(1) above, Landlord and Tenant hereby agree that Tenant shall have no claim against either Landlord or the condemning authority for any damages or loss, including the value of the unexpired portion of the Term, but that, notwithstanding anything to the contrary set forth herein, Landlord shall promptly, after the occurrence of such termination, reimburse Tenant for the net unamortized value or undepreciated costs of Tenant's Work installed at and within the Premises, as determined on the basis of Tenant's federal income tax returns, together with the actual moving costs or expenses, incurred by Tenant in connection with such termination, as evidenced by receipted bills, invoices or cancelled checks, all of which evidence shall be submitted or made available to Landlord, prior to Landlord's disbursement to Tenant of such reimbursable amounts.

(E) The terms "taking", "taken", "condemnation" and "acquisition" as used in Article 10 or this Article 48 shall include any agreement in lieu of, or in anticipation of the exercise of the power of eminent domain between the lessor under a Superior Lease or Landlord and any Legal Authority authorized to exercise such power or eminent domain.

49. **ASSIGNMENT; SUBLETTING; MORTGAGE, ETC.**

(A) For purposes of this Article 49, the term "assignment" shall be deemed to include, but shall not be limited to the following, whether occurring at any one time or over a period of time through a series of transfers: (1) the sale or transfer of all or substantially all of the assets of, or the sale, assignment or transfer of any issued or outstanding capital stock which results in a change in the controlling interest of, any corporation which directly or indirectly is Tenant under this Lease or is a general partner of any partnership which directly or indirectly is Tenant under this Lease, (2) the issuance of any additional stock, if the issuance of such additional stock will result in a change of the controlling stock ownership of such corporation as held by the shareholders thereof when such corporation became Tenant under this Lease, and (3) the sale, assignment or transfer of a general partner's interest in the partnership which is Tenant under this Lease.

(B) Further, notwithstanding anything to the contrary contained in Article 11 and the preceding provisions of this Article 49, for so long as the Tenant under the Lease is Metromedia Fiber Network Service, Inc., Landlord's consent or approval shall not be required and Landlord shall have no right to recapture or subletting of the Premises to (i) a corporation, or other legal entity into or with which Tenant is merged or consolidated, (ii) a corporation, or other legal entity to which substantially all of Tenant's assets are transferred, (iii) any corporation, or other legal entity which "<u>controls</u>" or is "<u>controlled by</u> Tenant" or is "<u>under common control with Tenant</u>", or (iv) a "<u>subsidiary corporation</u>" of

Tenant (to wit, an entity controlled by Tenant), provided, however, that Tenant shall provide written notice to Landlord of such assignment or transfer within ten (10) days after the occurrence of such assignment or transfer; and provided, further, that any such assignment or transfer shall also be subject to the relevant terms and provisions of Article 11 and this Article 49.

(C) For purposes of this Section 49, the term "control" or is "controlled by Tenant" or is "under common control with Tenant", shall mean (i) in the case of a corporation, ownership by Tenant, whether directly or indirectly of at least fifty-one (51%) percent of all of the voting stock thereof, and (ii) in the case of a partnership, joint venture or other legal entity, ownership by Tenant whether directly or indirectly of at least fifty-one (51%) percent of all of the legal or beneficial interest thereof.

(D) (1) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of II U.S.C. Section 101 et. seq. (the "Bankruptcy Code") to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (a) the name and address of such person, (b) all of the terms and conditions of such offer, and (c) adequate assurance of future performance by such person under this Lease, including without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such person in connection with the assignment of this Lease.

(2) The term "adequate assurance of future performance" as used in this Lease shall mean that any proposed assignee shall, among other things, (a) deposit with Landlord on the assumption of this Lease an amount equal to the then annual Fixed Rent and Additional Rent as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held in accordance with the provisions of Article 31 hereof, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth, as established in accordance with generally accepted accounting principles consistently applied, of at least two (2) times the net worth of Tenant as of the date of this Lease for each of such three (3) years, (c) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee's future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment, shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under this Lease.

50. SERVICES

(A) (1) Supplementing the provisions of Articles 12, 28, and 30 of this Lease, Landlord shall have no obligation to furnish to Tenant and/or the demised premises any cleaning services, electric energy, water, heat, air-conditioning, ventilation, gas or any other service or utility. Tenant shall obtain heat, air-conditioning, ventilation, gas and any other, services or utilities required by Tenant at Tenant's sole cost and expense and in compliance with the applicable provisions of (a) all rules, regulations and statutes promulgated by any Legal Authority having jurisdiction over the Building, (b) all rules and regulations of Landlord and any public utility or other company furnishing such service or utility, and (c) this Lease, including, without limitation, Articles 3 and 42 hereof.

(2) Tenant shall install, maintain, operate and repair the heating, ventilating, air-conditioning, and exhaust systems located, or to be located in the demised premises at Tenant's sole cost and expense, and shall obtain and keep in full force and effect during the term of this Lease a service contract, with a contractor or contractors approved by Landlord, to maintain the heating, ventilating, air-conditioning and exhaust systems located or to be located in the demised premises. Tenant shall deliver to Landlord a duplicate copy of each such service contract within ninety (90) days of completion of Tenant's Initial Alterations, and shall renew each contract, and deliver a duplicate copy of such renewal to Landlord, not later than ten (10) days prior to the expiration of the term of each contract. If Tenant shall fail to obtain or maintain the service contracts required pursuant to this paragraph (A), Landlord may obtain and maintain the same, and the cost thereof shall be collectible by Landlord as Additional Rent.

(3) Upon the expiration or earlier termination of the Term of this Lease, Tenant shall surrender to Landlord such heating, ventilating, air-conditioning and exhaust systems and all equipment and fixtures used in connection therewith in as good order and condition as the same were in when installed, reasonable wear and tear and insured casualty excepted.

(B) (1) Tenant, at Tenant's sole cost and expense, shall (a) keep the demised premises in good order, (b) cause the demised premises, the entrance door or doors and all glass surfaces (interior and exterior) and any entrance areas (including service entrances) to be cleaned at regular intervals, (c) cause Tenant's refuse and rubbish to be kept completely out of view (except when the same is being taken to the location of collection designated by Landlord at the loading dock area of the Building, which is located on the ground floor of the Building and is designated as the "Loading Dock" on the plan annexed to this Lease as Exhibit A-1) and removed daily from the demised premises and the Building, and (d) cause any portions of the demised premises used for storage, preparation, service or consumption of food or beverages to be exterminated against infestation by vermin, roaches or rodents on a regular basis. Tenant shall remove or cause the removal of all refuse and rubbish from the demised Premises to the Loading Dock area of the Building as designated by Landlord in accordance with all applicable rules and regulations established by Landlord. Tenant, at its sole cost and expense, shall be responsible for the furnishing of cleaning and exterminating services to be performed in accordance with all applicable rules and regulations of Landlord, and shall not permit any person to enter the demised premises or the Building for such purposes, other than persons first approved by Landlord.

(2) If Tenant shall use any portion of the demised premises for the sale of food or beverages, whether for consumption within or outside the demised premises, Tenant shall cause all refuse and rubbish in the demised premises to be stored in sealed, watertight, metal containers having rubber wheels and bumpers so fashioned as to prevent damage to the demised premises and the Building. In addition, Tenant shall not suffer or permit Tenant's employees or any persons making deliveries to or from the demised premises or removing refuse and rubbish therefrom, to leave any food, refuse and rubbish containers or other matter standing upon the streets or sidewalks adjacent to the Building. If Tenant shall fail to comply with the foregoing provisions of this subparagraph (2), Landlord, in addition to all other remedies provided in this Lease and at law, may remove any food, refuse and rubbish containers and other matter so left standing, without any liability on the part of Landlord therefor, and the cost thereof shall be collectible as Additional Rent. Tenant shall cause all deliveries to and from the Premises and refuse and rubbish removal from the Premises to be made to the Loading Dock of the Building. Tenant acknowledges and agrees that Tenant will not permit any deliveries to be made directly to and from, and shall not remove any rubbish, garbage or other refuse directly from the front entry door of the Premises.

(C) (1) Tenant shall arrange to obtain electric energy directly from the public utility servicing the Building and understands and agrees that Landlord shall not be obligated to furnish the same to Tenant, provided, however, if Tenant shall default in

making such payment(s) to such public utility company, Landlord may pay such charges and collect the same from Tenant, together with interest thereon at the Interest Rate, all as Additional Rent. The cost of such electric service (and attendant surcharges and taxes thereon) shall be paid by Tenant directly to such utility company based on Tenant's consumption of electricity as measured by meter or meters to be installed by Tenant in the Building's meter/utility room in a location designated by Landlord. Such electric energy may be furnished to Tenant by means of the then existing Building electric systems to the extent that, in Landlord's opinion, the same are available, suitable and safe for such purposes. All meters, submeters and all additional panel boards, feeders, risers, wiring, and other conductors and equipment which may be required to obtain electric energy (and any subsequent installations hereunder) shall be installed by Tenant, at Tenant's sole cost and expense, shall be deemed Alterations, and the installation thereof shall be subject to Landlord's approval and performed in accordance with all other provisions of Articles 3 and 42 hereof.

(2) Subject to the provisions of subparagraph 50 (C)(1) above, Tenant shall be obligated, at Tenant's sole cost and expense, to arrange or to make arrangements with Landlord for the connection of its electrical system servicing the Premises to the Base Building electrical equipment and system installed by Landlord in and for the Building.

(3) Any additional feeders or risers to be installed to supply Tenant's additional electrical requirements, and all other equipment proper and necessary in connections with such feeders and risers shall be installed at the sole cost and expense of Tenant; provided, however, that, in Landlord's judgment, such additional feeders or risers are necessary and are permissible under applicable Requirements of all Legal Authorities and Insurance Bodies and the installation of such feeders or risers will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or unreasonably interfere with or disturb other tenants or occupants of the Building.

(4) Landlord shall not be liable or responsible to Tenant in any way for any loss, damage or expense which Tenant may sustain or incur as a result of any (i) interruption, curtailment or failure (whether or not temporary), or (ii) defect in the supply, character quantity, availability or suitability of electricity furnished to the Premises by reason of any Requirement of any Legal Authority, or of any public utility or other company servicing the Building with electricity, or for any other reason, except for the gross negligence or willful misconduct of Landlord.

(5) Tenant shall at all times comply with the rules and regulations applicable to the service, equipment, wiring and requirements of Landlord or the utility company, as the case may be, supplying electricity to the Building.

(6) If either the quantity or character of electrical service is changed by the public utility or other company supplying electrical service to the Building or is no longer available or suitable for Tenant's requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution in the payment of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.

(D) (1) Tenant shall arrange for the supply or provision of water directly from the City of Jersey City and understands and agrees that Landlord shall not be obligated to furnish the supply or provision of water to Tenant.

(2) In connection therewith, Tenant shall pay for its use or consumption of water in the Premises, directly to the City of Jersey City, based on Tenant's consumption of water at the Premises as measured by a meter or meters to be installed for such purpose by Tenant, at Tenant's sole cost and expense, in the Premises. Such installation

shall be deemed an Alteration and shall be subject to Landlord's approval and performed in accordance with all relevant provisions of Articles 3 and 42 hereof. Tenant shall also be required to pay any sewer rents and charges resulting from such water usage directly to the City of Jersey City. Tenant shall make the aforesaid payments of its water consumption promptly to the City of Jersey City after receipt from Landlord of bills or invoices prepared by the City of Jersey City or Landlord based on the reading of the water meter in question by the City of Jersey City or Landlord's agents, on a periodic basis, to determine Tenant's consumption of water therefrom. Tenant shall promptly pay sewer rents and attendant charges based on similar invoices or bills prepared by the City of Jersey City or Landlord.

(3) If Tenant shall default in making such payment(s), Landlord may pay such charges and collect the same from Tenant, together with interest thereon at the Interest Rate, all as Additional Rent.

(4) Tenant shall keep any meters, submeters or other equipment serving, or used in connection with the Premises (whether or not such meters, submeters or other equipment is located at the Premises), in good working order and repair. If Tenant shall fail to so maintain such meters, submeters or other equipment, Landlord may maintain the same and the cost thereof shall be collectible as Additional Rent.

(E) (1) Tenant shall arrange for the supply or provision of gas service to the Premises directly from the City of Jersey City or the applicable public utility company and understands and agrees that Landlord shall not be obligated to furnish the supply or provision of such gas service to Tenant.

(2) In connection therewith, Tenant shall pay for its use or consumption of gas service in the Premises directly to the City of Jersey City or the applicable public utility company based on Tenant's consumption of such gas service at the Premises as measured by a meter or meters to be installed for such purpose by Tenant, at Tenant's sole cost and expense, in the Premises. Such installation shall be deemed an Alteration and shall be subject to Landlord's approval and performed in accordance with all relevant provisions of Articles 3 and 42 hereof. Tenant shall make the aforesaid payments of its gas service consumption promptly to the City of Jersey City or the applicable public utility company after receipt of bills or invoices prepared by the agents of the City of Jersey City or the applicable public utility company based on the reading of the gas meter in question by the agents of the City of Jersey City or the applicable public utility company on a periodic basis, to determine Tenant's consumption of gas therefrom.

(3) If Tenant shall default in making such payment(s), Landlord may pay such charges and collect the same from Tenant, together with interest thereon at the Interest Rate, all as Additional Rent.

(4) Tenant shall keep any gas meters, submeters or other equipment serving, or used in connection with Tenant's gas consumption at the Premises (whether or not such meters, submeters or other equipment is located at the Premises), in good working order and repair. If Tenant shall fail to so maintain such meters, submeters or other equipment, Landlord may maintain the same and the cost thereof shall be collectible as Additional Rent.

(F) (1) Landlord reserves the right to stop service to the mechanical, electric, sanitary, plumbing, utility and other service systems of the Building (whether or not the demised premises are affected thereby), and to cause Tenant to stop or cause the stoppage of any of such services to the demised premises, when necessary by reason of accident or emergency, or for repairs, additions, alterations, replacements, decorations or improvements in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Notwithstanding the foregoing, Landlord shall provide Tenant with at least one (1) business

days' prior notice of any planned interruptions if said interruptions are being made by Landlord.

(2) The exercise by Landlord of such rights in subparagraph 50 (F)(1) above shall not (a) constitute an actual or constructive eviction, in whole or in part, (b) entitle Tenant to any compensation or to any abatement or diminution in the payment of Rent, (c) relieve Tenant from any of its obligations under this Lease, or (d) impose any responsibility or liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant or injury to or interruption of Tenant's business, or otherwise.

(G) (1) Tenant shall, during the Term of this Lease, be solely responsible for the management, operation and maintenance of the Premises. The parties acknowledge that Tenant may utilize its own employees to manage, operate and maintain the Premises or may enter into a management agreement with a reputable management company experienced in the operation and maintenance of retail premises comparable to the Premises, subject, however, to compliance with the further provisions of this paragraph 50(G).

(2) Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of a party or parties to manage, operate and/or maintain the Premises if, in Landlord's sole judgment, such employment will or is likely to cause any union labor conflict with any other union labor engaged in the management or operation of other portions of the Building or any portion(s) of the Project. Furthermore, Tenant hereby agrees that Landlord shall have the right to designate the union local from which any unionized building service employees and other building laborers who are engaged to provide services in connection with the management, operation and maintenance of the Premises are obtained, provided that such services are obtainable at a comparable rate to that paid by Landlord for performance of similar services, taking into account that Landlord, because of its utilization of services for properties of greater aggregate size than the Building, may have obtained a more favorable rate than Tenant.

(H) (1) If the Building's "sprinkler system" or any of its appliances installed and/or located in the Premises shall be damaged or injured by Tenant or its agents, employees or contractors, or shall not be in proper working order as a result of any negligence or willful act by Tenant, its agents, employees or contractors, Landlord shall forthwith restore, or cause the restoration of the same to good working condition, at Tenant's sole cost and expense.

(2) If any Insurance Body or any bureau, department or official of the State or City governments or any other Legal Authority shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied to the "Tenant's Fire Extinguishment System" (as such term is hereinafter defined) by reason of Tenant's business, or the location of the partitions, trade fixtures, Tenant's Work, Tenant's Property or other contents of the Premises, Landlord shall, at Tenant's sole cost and expense, make and supply, or cause to be made or supplied, such changes, modifications, alterations, additional sprinkler heads or other such equipment to the Tenant's Fire Extinguishment System.

(3) Notwithstanding anything to the contrary contained in this paragraph 50(H), Landlord hereby agrees, at Tenant's sole cost and expense, to maintain and keep in good order and condition Tenant's Fire Extinguishment System, as the same may by modified or altered as herein provided and the Building's "sprinkler system" located at and within the Premises.

(4) Any and all fees, costs and expense incurred by or on behalf of Landlord in connection with the performance of any work regarding the Building's "sprinkler system" within the Premises or Tenant's Fire Extinguishment System, as set forth in this paragraph 50(H) shall, at Landlord's election, be paid by Tenant as part of "Tenant's Expense Payment" (as such term is hereinafter defined) in accordance with the provisions

of Article 57 of this Lease, or as Additional Rent, promptly after Tenant's receipt of bills and invoices therefor.

51. RIGHT OF ENTRY

Supplementing the provisions of Article 13 hereof, Tenant acknowledges and agrees that:

(A) Tenant shall permit Landlord to erect, use, maintain and repair pipes, ducts, columns, cables, conduits, plumbing, and wiring in, to and through the Premises as the to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building or the Premises or to the extent necessary to accommodate the requirements of other tenants in the Building, and without constituting, in any way, an eviction. All such work shall be done, so far as practicable, in such manner as to avoid substantial interference with Tenant's use and occupancy of the Premises. Notwithstanding the foregoing, (i) Tenant shall have the right to review any plans for alterations or installations to the demised premises prior to the commencement of such work (but shall not have the right to approve or reject such work), and (ii) Owner shall not, without Tenant's consent, install any pipes over Tenant's equipment or otherwise reduce the clear height from floor to ceiling in the demised premises to less than presently exists in the Premises on the date of this Lease.

(B) Landlord, and its agents, contractors and designees, shall have the right to enter the Premises during business hours for the purpose of making such repairs or alterations thereto as Landlord shall be required or shall have the right to make by the provisions of this Lease or as may be required for the repair and maintenance of the Building or the Premises. Landlord shall be allowed to take all material into and upon the Premises that may be required for repairs or alterations without constituting an eviction of Tenant, in whole or in part. Landlord shall also have the right to enter the Premises at such other times as such entry may be required by circumstances of emergency affecting the Premises or the Building containing the same. Except in the event of an emergency, Landlord shall provide Tenant with not less than 48 hours prior notice of entry and the right to escort such entry with Tenant's personnel.

52. END OF TERM

(A) Supplementing the provisions of Article 23 of this Lease, Tenant's obligation to pay Fixed Rent, Additional Rent and any other charges accruing hereunder shall survive the expiration or earlier termination of this Lease, to the extent necessary to carry, out the provisions of this Lease with respect to Tenant's obligations which shall have accrued prior to such expiration or earlier termination.

(B) (1) Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save harmless Landlord from and against any and all costs, damages, expenses, losses or liability (including, without limitation, reasonable attorney's fees, court costs and disbursements and any claims made by any succeeding tenant) resulting from any delay by Tenant in so surrendering the Premises.

(2) The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be substantial and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within twenty-four (24) hours after the Expiration Date, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to one and one-half (1-1/2) times the aggregate of that portion of the Fixed Rent and Additional Rent which was payable under this Lease during the last month of the term hereof (or a pro rata portion thereof, if applicable).

(3) Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date. The provisions of this Article 52 shall survive the expiration or earlier termination of this Lease.

53. INABILITY TO PERFORM

Supplementing the provisions of Article 26 hereof, it is expressly understood that no inability or delay in either the performance of obligation or the supply of services, if any, on the part of Landlord to be performed or supplied hereunder, as the case may be, which is due to any of the reasons set forth in Article 26 or any other reason beyond Landlord's reasonable control, shall constitute a constructive eviction, and that Landlord shall not be liable to Tenant in damages or otherwise in the event of such inability or delay.

54. BILLS AND NOTICES

(A) Supplementing the provisions of Article 27 of this Lease, all bills, statements, notices, demands, consents, approvals, requests or other communications which may or are required to be given under this Lease, or by law, rule or applicable regulation of any Legal Authority (collectively, the "notices"), shall be addressed to Tenant as provided in Article 27 hereof;

(2) to Landlord, in the manner prescribed in Article 27, at Landlord's address set forth in this Lease, with copies sent in the manner set forth above, to: Richard S. LeFrak, at 40 West 57th Street, New York, New York 10019 and at 97-77 Queens Boulevard, Forest Hills, New York 11374 and to General Counsel, at 97-77 Queens Boulevard, Forest Hills, New York 11374; and

(3) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the others in accordance with the provisions of Article 27 and this Article 54.

(B) Notwithstanding the foregoing provisions of Article 27 or of this Article 54, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building or Real Property or during a postal strike, notices may be hand delivered to a party at the address to which notices to that party are to be sent, provided that the same notice is also sent in the manner set forth above.

(C) All notices hereunder from Landlord may be given by Landlord's managing agent, if one exists.

55. DEFINITIONS; CONSTRUCTION OF LEASE

Supplementing the provisions of Article 33 of this Lease:

(A) The term "office" or "offices", wherever used in this Lease, shall not be construed to mean a premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind, or as a restaurant, shop, booth, shoeshine or other stand, barber shop, or for other similar purposes or for manufacturing except for such retail use as is expressly permitted under this Lease;

(B) The term "person" when used in this Lease shall mean a natural person or persons, a corporation, a partnership, an association, a joint venture, an estate, a trust or any other legal entity;

(C) The terms "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular Article or paragraph, unless expressly so stated,

(D) The term "and/or" when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question;

(E) The terms "Landlord (or Owner) shall have no liability to Tenant" or "the same shall be without liability to Landlord (or Owner)" or "without incurring any liability to Tenant therefore", shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution in the payment of Rent, or to be relieved in any manner if any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord, under or with respect to this Lease or with respect to Tenant's use or occupancy of the Premises; and

(F) The term "Tenant" shall mean Tenant herein named or any permitted assignee or other successor in interest (immediate or remote) of Tenant herein named, which at the time in question is the owner of Tenant's estate and interest granted by this Lease, but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease or to relieve Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

56. **BROKER**

(A) (1) Tenant represents and warrants that Tenant has dealt directly with (and only with) INSIGNIA/ESG INC. (the "Broker") as broker in connection with this Lease, and that insofar as Tenant knows, no other broker, other than the Broker, negotiated this Lease or is entitled to any commission in connection therewith or with the execution and delivery hereof.

(2) The execution and delivery of this Lease by Landlord shall be conclusive evidence that Landlord has relied upon the foregoing representation and warranty.

(3) Tenant hereby agrees to indemnify and hold Landlord harmless of and from any claims for brokerage and/or finder's fees and/or commissions arising out of any conversations or negotiations had by Tenant with any broker or finder other than the Broker and all fees, legal damages and expenses in connection therewith, including reasonable attorney's fees, court costs and disbursements, incurred by Landlord by reason of any claim of, or liability to, any broker or finder other than the Broker founded upon a claim that the aforesaid representation and warranty is untrue.

(4) Landlord shall pay the brokerage commission due and owing the Broker in accordance with the terms and provisions of a separate brokerage agreement between Landlord and the Broker.

(5) This provision shall survive the cancellation or expiration of this Lease.

57. **ADDITIONAL PAYMENTS**

(A) (1) In addition to the Fixed Rent set forth in Articles 1 and 40 hereof, Tenant shall also pay to Landlord, as Additional Rent, as and when herein set forth for any period, the sum of (a) "Tenant's Proportionate Retail Space Share" (as such term is hereinafter defined in this Article 57) of the Operating Expenses set forth in subparagraphs 57(B)(1)(d),(e) and (f) hereof plus (b) "Tenant's Proportionate Building Share" (as such term is hereinafter defined in this Article 57) of (A) the Operating Expenses set forth in subparagraphs 57(B)(1)(a),(b) and (c) hereof, and (B) the Real Estate Taxes for such period (such payments are collectively called the "Tenant's Expense Payment"). Tenant's

Expense Payment shall be payable by Tenant from and after the Rent Commencement Date, subject however, to the provisions of subparagraph 40(A) (3) of this Lease.

(2) (a) Prior to the beginning of each calendar year during the Term (or for the calendar year in which the Term commences, prior to the Commencement Date), Landlord shall present to Tenant an estimate of Tenant's Expense Payment for such calendar year (the "Tenant's Estimated Expense Payment"). Tenant shall pay Tenant's Estimated Expense Payment for each calendar year in twelve (12) equal monthly installments, in advance, on the Rent Commencement Date, subject however to the provisions of subparagraph 40 (A) (3) of this Lease, and on the first day of each month thereafter [appropriately prorated in the case of the first installment, if the Commencement Date (or Rent Commencement Date, as the case may be), is not the first day of a month].

(b) Tenant's Estimated Expense Payment for any calendar year, and Tenant's monthly installments, may be adjusted from time to time at reasonable intervals during such calendar year by notice from Landlord to Tenant, which notice shall specify Landlord's reasons for such adjustments.

(3) (a) As soon as reasonably practicable after the end of the calendar year in which the Term begins and of each calendar year thereafter, Landlord shall provide Tenant with a statement (the "Expense Statement") itemizing in reasonable detail the Operating Expenses and Real Estate Taxes for such calendar year, and a statement prepared by Landlord comparing Tenant's Estimated Expense Payment with Tenant's Expense Payment.

(b) If Tenant's Estimated Expense Payment exceeds Tenant's Expense Payment for such calendar year, Landlord shall pay to Tenant (in the form of a credit against the Additional Rent next due) an amount equal to such excess, unless the Term has come to an end, in which event the payment shall be in the form of Landlord's check made payable to the order of Tenant.

(c) If Tenant's Expense Payment exceeds Tenant's Estimated Expense Payment for such calendar year, Tenant shall pay to Landlord, on or before the date (the "Expense Payment Date") which is fifteen (15) days after receipt of the statement, an amount equal to such difference.

(d) If Real Estate Taxes for any calendar year or part thereof shall be reduced after a payment shall have been made in respect of such calendar year, Landlord shall at Landlord's option, either refund to Tenant an amount equal to the amount by which the amount otherwise payable for such calendar year by Tenant would have been less if such reduction in Real Estate Taxes had occurred during such calendar year, or credit such amount against Tenant's payment of Real Estate Taxes for and during subsequent calendar years.

(4) (a) If Tenant shall dispute the inclusion or amount of any item shown on an Expense Statement by notice to Landlord delivered on or before the date which is thirty (30) days after Tenant's receipt of such Statement and Landlord and Tenant are unable to resolve such dispute within fifteen (15) days after such date, the matter shall be determined by arbitration in the manner provided in Article 61 hereof, provided, however, that Tenant shall pay the amount, if any, maintained by Landlord to be due on or prior to the related Expense Payment Date; and provided further, that each party in such arbitration proceeding shall pay its own costs in connection therewith.

(b) If the disputed amount, as determined by arbitration, shall be different from the amount specified on the Expense Statement, then an adjustment required to correct any sum previously overpaid by Tenant shall be made by Landlord's credit to Tenant of the amount of such excess payment, against Additional Rent next due.

(5) In the event that the Commencement Date shall be a day other than a January 1, or the Expiration Date shall be a day other than a December 31, or in the event of any abatement of the Rent pursuant to Articles 9, 10, 47 or 48 hereof, or of any increase or decrease in the rentable area of the Premises, then in such event, in applying the provisions of this paragraph with respect to any calendar year or portion thereof, appropriate adjustments shall be made to reflect the result of such event on a basis consistent with the principles underlying the provisions of this Section, taking into consideration (a) the number of days in such year which shall have elapsed prior to or after such event, (b) the rentable area of the Premises affected thereby, and (c) the duration of such event.

(B) (1) For purposes of this Lease, the term "Operating Expenses" shall mean the aggregate, without duplication, of all of the following expenses incurred by or on behalf of Landlord in managing and operating the Real Property: (a) all costs and expenses incurred in the maintenance, operation, replacement, repair and security of the plazas, sidewalks and curbs at or adjacent to the Real Property, including snow and ice removal and garbage and waste collection and/or disposal therefrom; (b) the cost of all exterior gardening and other landscaping at the Real Property and all temporary exhibitions located on or at the Real Property and on the outside of the Building; (c) all costs and expenses incurred in connection with the maintenance, replacement and repair of the Building's mechanical sanitary, plumbing, electrical and service systems and facilities serving the Premises, including the Building's "sprinkler system"; (d) the cost of any alterations and improvements to the "Retail Space" (as such term is hereinafter defined in this Article 57) made by reason of the Requirements of any Legal Authorities or Insurance Bodies; (e) amortization of costs on a straight-line basis over the lesser of (i) ten (10) years or (ii) a depreciable life consistent with generally accepted accounting principles consistently applied (for the use of the item or facility in question), including actual financing or leasing costs, incurred by or on behalf of Landlord after the Commencement Date for or with regard to the (A) repair and/or replacement of any structural element, item or facility of the Building located at or within the Retail Space, or (B) the maintenance, repair and/or replacement of any machinery, equipment or improvement which Landlord shall install in or make to the Retail Space, after the Commencement Date, to service the Retail Space only, which machinery, equipment or improvement has the effect of reducing operating expenses for Landlord and retail and commercial tenants in the Retail Space; and (f) all fees, costs and expenses incurred in the maintenance, cleaning, repair and/or replacement of the stone and marble portions of the Building facade located in the lower portion of Building, and which are not part of the Building's curtain wall facade.

(2) Notwithstanding the provisions of the preceding section, the term "Operating Expenses" shall not include (a) Real Estate Taxes, franchise, transfer, inheritance or capital stock taxes or taxes imposed upon or measured by the income or profits of Landlord; (b) the cost of the Base Building Work (inclusive of the cost of remedying defects or making replacements therein); (c) any cost to the extent that Landlord is reimbursed for the same out of insurance proceeds, condemnation awards, by other tenants or otherwise; and (d) ground rent under any Superior Lease and principal, interest and other payments in connection with any Mortgage or working capital loan affecting the Real Property (other than interest and other payments, except principal payments, in connection with a loan to finance the payment of Real Estate Taxes).

(C) (1) For purposes of this Lease, the term "Real Estate Taxes" shall mean the taxes and assessments (special or otherwise), sewer and water rents, rates and charges and any other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assumed, levied or imposed upon all or any part of the Real Property (other than any interest or penalties imposed in connection therewith or any additional tax or assessment imposed solely by reason of any improvement made or action taken by or on behalf of any particular tenant), and all expenses, including fees and disbursements of attorneys, experts, consultants and witnesses reasonably incurred by, or reimbursable by, Landlord in connection with the

assessment process or any application for a reduction in the assessed valuation for the Real Property or for a judicial review thereof (collectively, the "Tax Reduction Expenses").

(2) It is understood, however, that except with regard to Tax Reduction Expenses incurred at the written request or with the written permission of Tenant (which request and/or permission Tenant hereby agrees Tenant shall not be unreasonably withhold or delay), Real Estate Taxes for any given year shall include Tax Reduction Expenses only to the extent that they are offset by actual reductions in Real Estate Taxes payable for said year.

(3) In the event that any amounts falling within the definition of Real Estate Taxes hereunder may be paid in installments, Landlord shall pay such amounts in the maximum number of installments permitted and Tenant's payments of Real Estate Taxes shall be deemed to be due and payable in such installments.

(4) (a) Real Estate Taxes shall be calculated so as to take into account any abatements or other special reductions therein now or hereafter during the Term affecting the Real Property and so as to include any alternative or substitute charges, including any so-called "service charge", resulting therefrom.

(b) Tenant acknowledges that Tenant's Initial Work may increase the Real Estate Taxes and any so-called "service charge" payable pursuant to that certain financial agreement dated August 25, 1987 between Mid Hudson Urban Renewal Company ("Mid Hudson"), and the City of Jersey City (the "Financial Agreement"), a copy of which Financial Agreement has been provided to Tenant for Tenant's review. In the event of such increase under the Financial Agreement, Tenant shall pay the amount of such Real Estate Tax increase as part of its payment of Real Estate Taxes hereunder.

(5) If due to a future change in the method of taxation, any franchise, income (other than an income or inheritance tax which is applicable to other parties in addition to owners of real property), profit or other tax shall be levied against Landlord in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Real Estate Tax, or a tax or excise shall be imposed upon or measured by rents, such franchise, income, profit or other tax, or tax or excise imposed upon or measured by rents, shall be deemed to be a Real Estate Tax for the purposes hereof.

(D) (1) In addition to Tenant's obligation to pay Additional Rent on account of the Operating Expenses and Real Estate Taxes as described in this Article 57, Tenant shall also pay to Landlord, as Additional Rent, from and after the Rent Commencement Date "Tenant's Project Maintenance Fee" (as such term is defined below).

(2) For the purposes of this Lease, the terms "Landlord's Project Maintenance Fee" or the "Project Maintenance Fee" shall mean all costs and expenses incurred by or on behalf of Landlord, or contributed to such firm, person or entity as shall own, or otherwise be responsible for, the operation, management, lighting, repairing, sweeping, policing, replacing and otherwise maintaining the public areas of the Project and maintaining security therein.

(3) For purposes of this Lease, the term "Tenant's Project Maintenance Fee" shall mean Tenant's annual payment to Landlord for Tenant's portion of the Project Maintenance Fee.

(4) (a) The annual amount of the Tenant's Project Maintenance Fee (to be prorated for any portion of a year) shall be equal to (A) thirty five ($.35) cents, as such figure may be adjusted pursuant to subparagraph 57 (D)(6) hereof (the "Per Square Foot Maintenance Fee"), multiplied by (B) the number of rentable square feet in the Premises.

(b) The initial annual amount of Tenant's Project Maintenance Fee shall be $413.00, which has been calculated in accordance with the formula set forth in subparagraph 57(D)(4)(a) above.

(5) Tenant shall pay to Landlord, as Additional Rent, the annual amount of Tenant's Project Maintenance Fee in equal monthly installments, in advance on the first (1st) day of each calendar month during the Term, concurrently with Tenant's payment to Landlord of monthly installments of Fixed Rent.

(6) (a) Effective on the first (1st) day of each calendar year during the Term (the "Effective Date"), the then Per Square Foot Maintenance Fee (as previously increased pursuant to this subparagraph 57(D)(6) hereof shall be increased by an amount equal to the product of (i) the Per Square Foot Maintenance Fee in effect on the date immediately preceding the Effective Date (the "Preceding Date") multiplied by (ii) a fraction (x) the numerator of which shall be the "Index" (as such term is hereinafter defined) for the month in which the Preceding Date occurs less, for the first (1st) such adjustment, the index for the calendar month in which the Commencement Date occurs, and, for each subsequent adjustment, the index for the month preceding the prior Effective Date, and (y) the denominator of which shall be, for the first such increase, the Index for the month in which the Commencement Date occurs, and, for each subsequent increase, the Index for the month preceding the prior Effective Date.

(b) Notwithstanding the foregoing provisions of this subparagraph 57(D)(6), Landlord hereby agrees that any annual increase in the then existing amount of the Per Square Foot Maintenance Fee (as the same may have been previously adjusted) for a particular calendar year, based on the formula set forth in subparagraph 57(D)(6)(a) above, may not exceed the amount of eight (8%) percent per annum as applied to the Per Square Foot Maintenance Fee which is being increased.

(c) For purposes hereof, the term "Index" shall mean the "All-Items" consumer price index for All Urban Consumers for New York-Northern New Jersey-Long Island (NY-NJ-LI) determined by the Bureau of Labor Statistics of the United States Department of Labor (1982-84=100), or, if such Index is discontinued, the most comparable index (reflecting changes in costs of housing, energy and services for such areas) published by any other federal, New York State, New York City, or New Jersey authority.

(E) For purposes of this Lease and this Article 57, the following terms shall have the meanings ascribed to them below:

(1) "Tenant's Proportionate Building Share" shall mean Three-one thousandths (.003%) percent;

(2) "Tenant's Proportionate Retail Space Share" shall mean six (6%) percent; and

(3) "Retail Space" shall mean and consist of the entire ground floor of the Building, excluding however, those portion(s) thereof which have been leased to Recruit U.S.A., Inc. ("Recruit") pursuant to a lease dated June 14, 1988, as amended (the "Recruit Lease"), which Retail Space is shown by hatching on the floor plan annexed hereto as Exhibit A-1 and made a part hereof.

58. CONSENTS

(A) Wherever it is specifically provided in this Lease that a party's consent is not to be unreasonably withheld, a response to a request for such consent shall also not be unreasonably delayed. If either Landlord or Tenant considers that the other has unreasonably withheld or delayed a response, it shall so notify the other party within ten

(10) days after receipt of such response, or, in case such response is not received, within twenty (20) days after making its request for the response.

(B) Tenant hereby waives any claim for damages against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent. Tenant agrees that its sole remedy in any such case shall be an action or proceeding to enforce the relevant provision of this Lease by specific performance, injunction or declaratory judgment.

(C) Notwithstanding anything to the contrary provided in this Lease, in any instance where the consent of the lessee under a Superior Lease and/or the holder of a Mortgage is required, Landlord shall not be required to give its consent until and unless such lessee or holder has given its consent. Landlord agrees to seek the consent of such lessee and/or holder of a Mortgage if Landlord would otherwise consent in such instance.

59. PARTNERSHIP TENANT

If Tenant is a partnership (or is comprised of two (2) or more persons, individually and as co-partners of a partnership) or if Tenant's interest in this Lease shall be assigned to a partnership for two (2) or more persons, individually and as co-partners of a partnership as provided and permitted under Articles 11 and 49 of this lease (any such partnership and such persons are called a "Partnership Tenant"), the following provisions shall apply to such Partnership Tenant. (A) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (B) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (1) any written instrument which may hereafter be executed changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the demised premises to Landlord, (2) any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant, and (3) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or any of the parties comprising Partnership Tenant; (C) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the, terms, covenants and conditions of this Lease on Tenant's part to be observed and performed; and (D) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement, in form satisfactory to landlord, wherein each such new partner shall assume performance of all, terms, covenants and conditions of this Lease on Tenant's part to be observed and performed (but neither Landlord's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of clauses (1), (2) and (3) of this subparagraph 59(B)).

60. PARTIES BOUND

(A) This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a fully executed copy of this Lease to Tenant.

(B) If more than one person executes this Lease as Tenant, each of them understands and hereby agrees that the obligations of each of them under this Lease are and shall be joint and several, that the term "Tenant" as used in this Lease shall mean and include each of them jointly and severally, and that the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy or this Lease (including without limitation, any renewal, extension, expiration, termination or modification of this Lease) shall be binding upon each and all of the persons executing this lease as Tenant, with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

61. ARBITRATION

(A) If any provision of this Lease expressly provides that a matter shall be determined by arbitration in accordance with this Article, then either party may request the other party in writing that such matter be so determined by such arbitration, which shall be held in Jersey City, New Jersey as provided in this Article 61, and:

(1) each party shall, within thirty (30) days thereafter, appoint one competent and impartial arbitrator having the qualifications hereinafter set forth, and such party shall notify the other party in writing of the name and address of the arbitrator so appointed;

(2) if either party shall fail to make such appointment and to serve notice thereof within the time prescribed as aforesaid, then the appointment of a competent and impartial arbitrator having the qualifications hereinafter set forth, on behalf of such party shall be made by the arbitrator already appointed;

(3) such arbitrators so appointed shall meet within ten (10) days after the second arbitrator is appointed and shall, if possible, determine such matter within thirty (30) days after the second arbitrator is appointed, and their determination under oath shall be binding and conclusive on the parties;

(4) if for any reason such two arbitrators fail to agree on such matter within said period of thirty (30) days, they shall appoint a third competent and impartial arbitrator having the qualifications hereinafter set forth, and in the event of their failure to agree upon such third arbitrator within ten (10) days after the time aforesaid, either party on behalf of both may request such appointment by the Superior Court in the County of Hudson for the appointment of such third arbitrator, and the other party shall not raise any question as to the Court's full power and jurisdiction to entertain the application and make the appointment; and

(5) the determination of such matter under oath of any two of such three arbitrators shall be given within a period of thirty (30) days (or such longer period as may be reasonable in light of the circumstances) after the appointment of the third arbitrator and shall in all cases be binding and conclusive upon the parties hereto.

(B) Each arbitrator shall be duly sworn to determine such matter fairly and impartially. The arbitration shall be conducted in Jersey City, New Jersey in accordance with the Rules of the American Arbitration Association (or any successor thereto). If any arbitrator shall die, be disqualified or incapacitated, or shall fail or refuse to act, before such matter shall have been determined, then, in place of such arbitrator, a competent and impartial arbitrator shall promptly be appointed in the same manner as the arbitrator who shall have died, become disqualified or incapacitated, or who shall have failed or refused to act, as the case may be, as aforesaid.

(C) Each arbitrator shall have at least ten (10) years' experience with the subject matter under dispute in the particular context of urban high-rise office buildings with retail premises located in the New York City and northern New Jersey metropolitan areas.

(D) (1) The arbitrator shall set forth findings of fact and conclusions of law.

(2) The arbitrator's conclusions of law shall conform to the laws of the State of New Jersey.

(3) The arbitrator may interpret and apply the terms of this Lease but shall not change any of the terms of this Lease.

(E) The decision of the arbitrator shall be binding on the parties, and either party shall have the right to enter the decision of such arbitration as a judgment in any court of competent jurisdiction in the State of New Jersey.

(F) Except as otherwise provided in this Lease, each party shall pay the fees and expenses of the arbitrator appointed by or on behalf of such party and each party shall pay one-half (1/2) of the fees and expenses of the third arbitrator, if any.

62. **SIGNAGE; WINDOW TREATMENT; BUILDING NAME AND ADDRESS**

(A) Tenant shall have the right, at Tenant's sole cost and expense, to install a visible, tasteful and dignified exterior sign in the service corridor of the building adjacent to the Premises which shall identify Tenant. Such sign shall be of a quality, type, size, design, character, dimension, content, color, construction and materials as shall first be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, provided, however, that such sign shall (1) be in conformity with overall design and appearance criteria for the Building, and (2) be installed in a manner and at a particular place outside of the Premises, as shall be selected by Tenant, with Landlord's prior written consent; provided, however, in no event whatsoever shall any such sign puncture the facade of the Building.

(B) Tenant agrees to maintain all such signs, exterior decorations, curtains, blinds, shades, screens, advertisements, notices and lettering in good condition and repair at all times during the Term.

(C) Tenant shall, at its sole cost and expense, be responsible for all costs and expenses in connection with complying with any and all Requirements of any Legal Authority with respect to any such signs.

(D) Tenant agrees that any sign approved by Landlord shall not be installed until all licenses, approvals and permits are first obtained by Tenant from all Legal Authorities having jurisdiction thereover and copies thereof are delivered to Landlord. All fees payable in connection with such installation, maintenance and obtaining of all licenses, approvals and Permits shall be paid by Tenant.

(E) Tenant shall not place in the windows or in any display or other area visible to public view from the outside of the Premises, whether in the front or rear portions thereof, any paper, cardboard or plastic materials or signage or any flashing, blinking, neon or animated sign or one which otherwise has variations in the intensity of illumination without first obtaining Landlord's prior written approval.

(F) Tenant shall not, after having obtained the approval of Landlord, change or alter any sign in any respect whatsoever, including, but not limited to, size, material of composition or location without again first obtaining the prior written approval of Landlord.

(G) Landlord shall reasonably cooperate, at Tenant's sole cost and expense, and without any cost, fee, expense or liability to Landlord, with Tenant's efforts to obtain or file any and all Permits or other documents and renewals thereof that may be necessary to install and maintain said sign.

(H) On or before the Expiration Date or earlier termination of the Term of this Lease, Tenant shall, at Tenant's sole cost and expense, remove its sign, installed on or at the Premises, and shall, at Tenant's sole cost and expense, repair any damage to, or restore the area(s) in which such sign was located to the condition the same were in prior to the installation of such signs.

(I) As used in this Article 62, the word "sign" shall be construed to include any placard, poster, light or other advertising symbol or object irrespective of whether the same be temporary or permanent.

(J) Landlord reserves the right to designate the name, number and address of the Building. Landlord shall notify Tenant of the Building's name, number and address, promptly after the same have been designated. Upon notice to Tenant, Landlord reserves the right to change the number or address of the Building at any time that such change is required by any Legal Authority or any law, order, rule, notice or regulation issued thereby.

(K) Tenant must install window coverings satisfactory to Landlord which shall conceal the interior of Tenant's Premises from view of both the exterior windows on the south side of the Building, and the interior window and door leading to the rear lobby of the Building on the west side of the premises.

(L) Tenant may utilize the existing door on the west side of the Premises for an emergency fire exit only and at no time may it have access to the area on the west side of the Premises. Tenant acknowledges that the Premises on the west side of the door are leased to the net lessee of the Building RFG Co. Limited and that a violation of this clause might place Landlord in violation of that Lease. Tenant agrees to indemnify and hold Landlord harmless from any damages suffered by Landlord as a result of Tenant's violation of this provision of the Lease.

(M) Tenant will have access to its Premises solely from the Service Corridor of the Building as shown on the Plan in Exhibit A-1.

63. **SECURITY DEPOSIT**

(A) As an alternative to a cash security deposit, Tenant may deposit with Landlord a letter of credit (together with all renewals and extensions thereof, the "Letter of Credit") in the amount of $112,200 as security for the full and faithful performance and observance by Tenant of Tenant's covenants and obligations under this Lease, including, without limitation, the surrender of possession of the Premises upon the expiration of the Term or the earlier termination of the Lease.

(B) The Letter of Credit shall be unconditional and irrevocable, issued by a commercial bank which is reasonably acceptable to Landlord, and shall be payable to Landlord upon presentation solely of a sight draft and written certification by an officer or agent of Landlord to the issuer of the Letter of Credit stating that (a) Tenant has defaulted in performance of its obligations under this Lease after any applicable notice and grace period, and (b) Landlord is entitled to draw the amount set forth in such draft. The Letter of Credit shall be payable in multiple drafts, shall be for a period of not less than one (1) year and shall be transferable by the beneficiary without additional charge.

(C) Landlord may use, apply or retain the whole or any part of the security held hereunder, or present the Letter of Credit for payment and apply or retain the whole or any part of the proceeds thereof, as the case may be, to the extent required for the payment of any Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this Lease, including the cost of reletting the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. If Landlord applies or retains any part of the proceeds of the Letter of Credit, Tenant upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full security on hand at all times during the Term. At least thirty (30) days prior to the expiration of the Letter of Credit and other evidence required by Landlord to confirm that the Letter of Credit has been renewed for a period of at least one (1) year in an amount equal to $112,200.

(D) If Tenant shall fail to renew the Letter of Credit as aforesaid, Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit. If Landlord shall present the Letter of Credit for payment as a result of Tenant's failure to renew the Letter of Credit at least thirty (30) days prior to the expiration thereof, Tenant shall have the right to deliver to Landlord a new Letter of Credit

(but not more than twice during the Term) and Landlord shall thereupon return to Tenant the proceeds of the Letter of Credit (to the extent the same have not been used by Landlord to cure any default of Tenant hereunder).

(E) In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security in the form of cash or the Letter of Credit shall be returned to Tenant after the expiration of the Term and after delivery of possession of the entire Premises to Landlord. In the event of a sale of the land and Building or leasing of the Building of which the Premises forms a part, Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the new landlord solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies or Letter of Credit deposited herein as security and that neither Landlord nor its successors or assigns shall be bond by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, or any guarantor of Tenant hereunder, such security shall be deemed to be applied to the payment of any fixed and Additional rent due Landlord for periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord's damages.

64. TENANT'S OPTION TO EXTEND THE TERM OF THIS LEASE

(A) (1) Provided this Lease shall then be in full force and effect and Tenant shall not then be in default in the payment of Fixed Rent or Additional Rent hereunder or in the observance of any of the terms, covenants, provisions or obligations of this Lease, Tenant may elect, at its option (the "Renewal Option") to extend the Term of this Lease, for one (1) additional renewal period of five (5) years (the "Renewal Term"). The Renewal Term shall commence on the date immediately following the Expiration Date (the "Renewal Term Commencement Date") and shall terminate on the fifth (5th) anniversary of the Expiration Date (the "Renewal Term Expiration Date").

(2) Tenant shall exercise the option described herein by giving Landlord written notice of such election to extend the initial Term of this Lease not earlier than twenty-four (24) months, nor later than eighteen (18) months prior to the Expiration Date, and upon the giving of such notice, and provided that this Lease shall then be in full force and effect and Tenant shall not then be default in the payment of Fixed Rent or Additional Rent provisions or obligations of this hereunder or in the observance of any of the terms, covenants, Lease, at the time of the exercise of such option and on the Expiration Date, the initial Term of this Lease shall thereupon be deemed renewed for the Renewal Term upon all the covenants, agreements, terms, provisions and conditions contained herein, except such covenants, agreements, terms, provisions and conditions of this Lease as shall be inapplicable or irrelevant and except as otherwise set forth in this paragraph 64(A), and with the same force and effect as if the Renewal Term had originally been included in the initial Term of this Lease. Notwithstanding anything to the contrary herein contained, in the event that Landlord shall permit the tenant who will be leasing the 4,000 square feet of space adjacent to the demised premises to exercise its option to renew up to twelve (12) months prior to such tenant's expiration date under its lease, then Tenant will have the right to exercise the Renewal Term no later than twelve (12) months prior to the Expiration Date. In the event that the lease of the adjoining premises permits renewal notice of less than eighteen (18) months, Landlord shall endeavor to advise Tenant of such fact in writing within thirty (30) days following the execution by Landlord of the lease for such premises.

(B) If Tenant fails or omits to give the notice referred to in subparagraph 64(A)(1) hereof on or before the dates of the notice period set forth therein prior to the Expiration Date, as to which dates TIME IS OF THE ESSENCE, it shall be deemed without further

notice and without further agreement between the parties hereto, that Tenant elected not to exercise the Renewal Option.

(C) If the Tenant exercises the Renewal Option, as hereinabove provided, the Renewal Term shall be upon the same terms covenants and conditions as those contained in this Lease, except, however that: (1) Fixed Rent shall be deemed to be and mean the amount of the respective Renewal Term Fixed Rent, as set forth on Exhibit B to this Lease; (2) any provisions of this Lease with respect to Landlord's performance of any work in the premises, including the Base Building Work, shall not be applicable during the Renewal Term; (3) Tenant shall not be entitled to any work allowance or credit (nor to any payment by Landlord of any contribution to Tenant), or any waiver of Fixed Rent, Additional Rent or any other rent abatement or concession during the Renewal Term; (4) Tenant's option to terminate this Lease, as set forth in Article 63 hereof, shall not be applicable to, or be deemed in effect during the Renewal Term; and

(D) Tenant covenants and agrees that with respect to its exercise of the Renewal Option set forth in this Article 64:

(1) Tenant will not exercise its Renewal Option unless Tenant (either singly or in conjunction with any related entity) shall intend to occupy all of the then Premises (as the same shall be constituted immediately prior to the Expiration Date) during the Renewal Term.

(2) Tenant shall have no right to extend the Term of this Lease beyond the Renewal Term Expiration Date; and

(3) Tenant shall not be entitled to any waiver of Fixed Rent, Additional Rent or other Rent concession during the Renewal Term.

(E) Notwithstanding anything to the contrary contained in this Lease, the term "Tenant" when used in this Article 64 shall be deemed to refer to and mean only the Tenant named in this Lease, MetroMedia Fiber Network Services, Inc. and shall not be deemed to include any other assignee (whether permitted or otherwise) or other successor-in-interest (immediate or remote) of the Tenant named herein, it being agreed and understood that Tenant's option to extend the Term of this Lease and the other rights set forth in this Article 64 have been granted to MetroMedia Fiber Network Services Inc. for its sole and exclusive benefit, for so long as it is the owner of Tenant's estate and interest granted by this Lease, and that neither the option to extend the Term of this Lease nor any other rights set forth in this Article 64 may be transferred or conveyed by the named Tenant herein or the related entity to any other person or entity.

65. CONDITION OF THE PREMISES; CONDITION OF THE BUILDING; PERFORMANCE AND COMPLETION OF BASE BUILDING WORK AND TENANT'S INITIAL WORK

(A) (1) Tenant agrees to accept the Premises in an "as is condition" and Tenant further agrees that Landlord shall have no obligation to perform or cause to be performed any work, supply any materials, incur any expenses or make any installations, in order to prepare the Premises for Tenant's use and occupancy.

(B) (1) Tenant hereby agrees to commence, or cause the commencement of the performance of its initial construction work at the Premises including the installation of its fixtures and equipment therein (collectively "Tenant's Initial Work") promptly after the approval by Landlord of Tenant's plans and specifications for such work and shall perform such work in accordance with the terms and conditions of this Lease. Tenant's Initial Work shall consist of four parts:

The Pavonia Avenue side exterior work ("Pavonia Avenue Work")

The Washington Boulevard side exterior work ("Washington Boulevard Work")

The interior building work ("Interior Work")

The Newport Associates Development Co. exterior work ("NADC Work") performed in accordance with a certain License Agreement of even date between Newport Associates Development Co. ("NADC") and Tenant as Licensee under that Agreement. ("NADC License")

Tenant further agrees to use all reasonable efforts to diligently prosecute to, or cause the diligent prosecution to completion of the Pavonia Avenue Work and Washington Boulevard Work within ten (10) business days after the commencement of the work to be performed at each location (the "Tenant's Work Completion Date"). In other words, Tenant shall have ten (10) business days within which to complete the Pavonia Avenue Work once Tenant has begun such work, and ten (10) business days to complete the Washington Boulevard Work once Tenant has begun such work.

(2) Tenant shall submit full working drawings and specifications of Tenant's Initial Work for Landlord's approval prior to commencing any construction.

(3) If, Tenant fails to complete or cause the completion of Tenant's Pavonia Avenue Work or Washington Boulevard Work on or prior to the Tenant's Work Completion Date, Tenant shall pay to Landlord upon demand the sum of $10,000 per business day for each business day in which the Pavonia Avenue Work or Washington Boulevard Work is not complete for the first fourteen (14) business days, and $50,000 per day for each business day thereafter until such time as said work is completed, notwithstanding the existence of force majeure.

(4) Tenant shall forward to Landlord written notice(s) of the commencement dates for each of the Pavonia Avenue Work and the Washington Boulevard Work and Tenant's Work Completion Date for each promptly after the occurrence of such dates.

(C) (1) Tenant shall, as part of Tenant's Initial Work and in accordance with the further provisions of this Lease including Articles 3 and 42 hereof, install within the Premises, in accordance with the Requirements of Legal Authorities, such gas, smoke, fire detector, alarm and/or sprinkler or other systems required, in connection with Tenant's use and occupancy of the Premises, for the extinguishment of fires therein (the "Tenant's Fire Extinguishment System"). The Tenant's Fire Extinguishment System shall be connected to the Building's "sprinkler system" in accordance with the provisions of Articles 3 and 42 hereof.

(2) The Tenant's Fire Extinguishment System shall be maintained pursuant to the provisions of subparagraph 50(H) of this Lease.

(D) For purposes of this Lease and this Article 65, the following terms shall have the meanings ascribed to them below:

(1) "substantial completion", "substantially complete" or "substantially completed" shall mean Tenant's Initial Work as set forth in the approved plans and specifications for same shall have been completed except for minor work, touch-ups and adjustments.

(2) "Force Majeure" shall mean and include strikes, labor troubles, accidents or any events, circumstances or causes whatsoever beyond Landlord's or Tenant's reasonable control, as the case may be, including, without limitation, delays caused by Tenant or Landlord, as the case may be, governmental restrictions, regulations or controls, mechanical breakdowns, shortages of or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, inability to obtain governmental approvals or

consents, enemy action, nuclear emergency, epidemics, landslides, lighting, earthquake, civil commotion, fires, floods or any other casualties, events or circumstances; provided, however, that Landlord or Tenant, as the case may be, shall have used reasonable efforts to perform hereunder notwithstanding such occurrences;

(3) "Business Days" shall mean all days except (a) Saturdays, Sundays and (b) any days which shall be either (i) observed by both the federal and state governments as legal holidays or (ii) designated as a holiday by any applicable Building service union employee service contract or by any applicable operating engineers contract;

(4) "Business Hours" shall mean the hours between 9:00 A.M. and 5:00 P.M; and

(E) With respect to Tenant's Pavonia Avenue side exterior work, Tenant shall:

(1) Complete excavation, and restoration within 10 days of Commencement of work;

(2) Insure that the entrance to the building's Loading Dock remains unobstructed and that Tenant's work does not interfere with building operations.

(3) Insure that the entrance to the Pavonia Avenue garage is unobstructed and develop a plan of coordination with the management of the garage for approval by Landlord.

(4) Obtain all necessary permits and approvals from governmental authorities.

(5) Comply with the provision of Newport Remedial Plan as outlined in Article 66.

(F) With respect to the Washington Boulevard exterior side work:

(1) Complete excavation and restoration within ten (10) days of commencement of work including the landscaping in the Washington Boulevard median;

(2) Provide a staging plan that allows for completion of the trench in sections as follows: street, sidewalk, retaining wall.

(3) Insure that construction does not interfere with the safe and comfortable movement of pedestrians through the area.

(4) Obtain all necessary permits and approvals from governmental authorities.

(5) Comply with the provisions of the Newport Remedial Plan as outlined in Article 66.

(G) Tenant shall provide Landlord with an irrevocable Letter of Credit in the amount of $200,000 to: 1) insure the proper restoration as part of the Pavonia Avenue Work and Washington Boulevard Work of property owned by Landlord and/or Newport Associates Development Co., 2) to cover any penalties not paid by Tenant for failure to complete work on time as provided for herein; or 3) to cover any expenses incurred by NADC in connection with the Remedial Plan that are not timely reimbursed by Tenant in accordance with the NADC License.

(H) Tenant acknowledges that the rights granted under this Lease by Landlord do not include:

(1) Any right for Tenant to penetrate the ceiling of the Premises leading to the second floor of the Building.

(2) Any right to use conduits running vertically through the Building.

(3) Any rights to relocate or rearrange the existing first floor telephone room currently used by RFG Co. Ltd.

(4) Rights to access the space through the Building's lobby.

(5) The aforementioned rights must be obtained from Landlord's net lessee of the Building, RFG Co. Ltd. Landlord will attempt to secure such an agreement to grant Tenant these rights prior to the Commencement Date. If Landlord has not obtained such an Agreement, then Tenant will be responsible for obtaining said Agreement at its sole cost and expense, and in a form satisfactory to Landlord, directly from RFG Co. Ltd. Until such Agreement is in place and a copy delivered to Landlord, Tenant may not perform any construction work affecting the RFG's Premises or utilize the Lobby of the Building for access for the Premises.

66. ENVIRONMENTAL COMPLIANCE

(A) Throughout the Term of this Lease, Tenant shall not undertake or permit to occur any "Environmental Activity" (as such term is defined below) other than (1) in compliance with all applicable Requirements, (2) as are customary for general retail tenants in first-class office buildings in the Borough of Manhattan or the so-called "Gold Coast" area of the City of Jersey City, and (3) in such a manner as shall keep the Premises and the Real Property free from any lien imposed pursuant to any Legal Requirement in respect of such Environmental Activity. Tenant shall take all necessary steps to ensure that any Environmental Activity undertaken or permitted at the Premises is undertaken in a manner as to provide prudent safeguards against potential risks to human health or the environment. For the purposes of this Article, Requirements shall mean references to Remedial Plan.

(B) Tenant shall notify Landlord within twenty-four (24) hours of the release of any "Hazardous Materials" (as such term is hereinafter defined) from or at the Premises which could form the basis of any claim, demand or action by any party. Landlord shall have the right, from time to time during the Term, to conduct an environmental audit of the Premises and Tenant shall cooperate in the conduct of such environmental audit. If Tenant shall breach the covenants provided in this Article, then, in addition to any other rights and remedies which may be available to Landlord under this Lease or otherwise at law, Landlord may require Tenant to take all actions, or to reimburse Landlord for the costs of any and all actions taken by landlord, as are necessary, or reasonably appropriate to cure such breach.

(C) For purposes of this Article 67, an "Environmental Activity" shall mean any use, storage, installation, existence, release, threatened release, discharge, generation, abatement, removal, disposal, handling or transportation from, under, into or on the Premises of (1) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(14), as amended from time to time; (2) any "hazardous waste" or "hazardous substance" as defined in the New Jersey Environmental Clean Up Responsibility Act of 1983 and the New Jersey Spill Compensation and Control Act, as amended from time to time; (3) petroleum, crude oil or any fraction thereof, natural gas or synthetic gas used for fuel; and (4) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under the laws of the State of New Jersey or any other Requirements, including any Federal Requirements (the materials described in clauses (1) through (4) of this section 67(c) are collectively called the "Hazardous Materials").

(D) No hazardous material shall be brought upon the site or the Project or the property of Landlord or Newport Associate Development Co., and any other Owner(s) and their respective affiliates and subsidiaries.

(E) All Work, including excavation, dewatering, dust control and security, shall be conducted in full compliance with all Laws, including all environmental laws, regulations and policies, and in accordance with the Newport Development Project Phase II Construction Activities Remedial Plan dated August, 1995, and the Newport Project Phase III Post Construction Remedial Plan dated July 1995, respectively, as same may hereafter be modified, amended and revised from time to time (hereinafter collectively referred to as the "Remedial Plan") without approval, consent or notice to Tenant.

(F) In compliance with the Remedial Plan referred to in Paragraph 21 hereof, Tenant shall engage a qualified Health and Safety Office who shall be present at all times excavation work is performed or when required at the Site and/or by the Remedial Plan. When required by the Remedial Plan the Tenant shall prepare and obtain approval of a Remedial Work Plan for the Work from the Jersey City Redevelopment Agency and Newport Associates Development Co.

(G) All Work performed to be performed hereunder and all obligations and expenses associated therewith shall be at the sole cost and expense of and be borne solely by Tenant including, but not limited to all expenses associated Tenant's compliance with the Newport Remedial Plan referred to in Paragraph D and F.

(H) The obligations of Tenant under this Article shall survive the expiration or earlier termination of this Lease.

67. **MISCELLANEOUS**

(A) On the date of execution of this Lease and from time to time, either within seven (7) days next following Landlord's request therefore, or immediately after any change or modification thereof, Tenant shall deliver to Landlord a written statement, executed and acknowledged by Tenant and in form satisfactory to Landlord setting forth:

(1) the names, percentage of ownership interest and residence and business addresses of:

(a) any incorporator, subscriber or capital stock, shareholder, officer and director of any corporation which shall be Tenant hereunder or a general or limited partner of Tenant hereunder; and/or

(b) any general or limited partner of any partnership or joint venture which shall be Tenant hereunder; and/or

(c) any other holders of any equity interest in such corporation, partnership or joint venture; and

(2) such other information as Landlord may reasonably request.

(B) If Tenant is a corporation, each person executing this Lease on behalf of Tenant hereby covenants, represents and warrants that Tenant is a duly incorporated or duly qualified corporation and is authorized to do business in the State of New Jersey (and a copy of good standing certificate or telegram, or its equivalent, issued by the appropriate Legal Authority shall be supplied to Landlord upon execution or promptly after execution of this Lease) and that each person executing this Lease on behalf of Tenant is an officer of Tenant and that he is duly authorized to execute, acknowledge and deliver this Lease to Landlord.

(C) As a further inducement to Landlord to enter into this Lease with Tenant, Tenant hereby agrees that with respect to the service of a notice of petition or petition upon Tenant by Landlord in any proceeding commenced by Landlord against Tenant under applicable statutes, rules or regulations or any Legal Authority, service of such notice of petition or petition in any such proceeding shall be effective if made upon Tenant at the Premises, irrespective of the fact that Tenant's principal office or principal place of business, or any other office or place of business of Tenant is located at a place other than the Premises.

(D) This Lease shall be deemed to have been jointly prepared by both of the parties hereto, and any ambiguities or uncertainties herein shall not be construed for or against either of them.

(E) All references to "Owner" in the printed portion of the Lease shall be deemed to mean "Landlord", and all references in this Lease to "Tenant" shall be deemed to mean and include Tenant, its successors and assigns.

(F) In no event may Tenant record this Lease or memorandum thereof, and any such recordation shall be deemed a material breach of the terms and provisions hereof.

(G) All Exhibits attached to this Lease are hereby incorporated into this Lease. If any provision contained in any Exhibit (other than the Rules and Regulations) is inconsistent or in conflict with any portion of the text contained in the body of this Lease, the provision contained in such Exhibit shall supercede said provision and shall control.

(H) If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (including the remainder of such provisions) and the application thereof to the persons or circumstances shall not be affected thereby.

(I) The covenants, agreements and conditions contained in this Lease to be performed and observed by either party shall be binding upon said party and its heirs, legal representatives, successors and, except as otherwise provided in this Lease, their respective assigns and shall inure to the benefit of the other party and its heirs, legal representatives, successors and assigns.

(J) This Lease may not be modified, altered, amended and/or supplemented except by written agreement signed by the parties hereto.

(K) This Lease shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Rider to Lease as an instrument under seal on the day and year first above written.

LANDLORD:

NEWPORT OFFICE CENTER I CO.,
a New Jersey general partnership

By: LEFRAK NEWPORT REALTY CORP.,
a general partner

By: ______________________
Vice President

TENANT:

METROMEDIA FIBER NETWORK SERVICES, INC.

By: ______________________
Name: Gerard Benedetto
Title: Vice President

Tenant's Federal Tax Identification Number ____________

EXHIBIT B
FIXED RENT

RENTAL PERIOD	FIXED RENT ANNUAL / MONTHLY
1. For the period commencing on the Commencement Date to and including the day preceding the second anniversary of the Commencement Date (the "First Rent Period").	$ 448,800.00/ $37,400.00
2. For the period commencing on the day preceding the second anniversary of the Commencement Date to and including the tenth anniversary (the "Second Rent Period")	$ 230,000.00 / $19,166.67
3. For the First Renewal Term (the "Third Rent Period").	$ 253,000.00 / $21,083.33

EXHIBIT C

RULES AND REGULATIONS

(Consisting of 2 pages)

1. The rights of each tenant in the Building to the entrances, corridors and elevators of the Building are limited to ingress to and egress from such tenant's premises and no corridors, or elevators shall be used for any other purpose; provided, however, that no tenant shall use, or permit the use of, fire exits for ingress to or egress from such tenant's premises. No tenant shall invite to its premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, elevators and other facilities of the Building or Real Property by other tenants. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, elevators, fire exits or stairways of the Building or Real Property. Landlord reserves the right to control and operate the public portions of the Building and the Real Property, the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as Landlord deems best for the general benefit of all tenants in the Building.

2. Landlord may refuse admission to the Building and the Real Property outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by Landlord or not properly identified, and may require all persons admitted to or leaving the Building and the Real Property to register. Tenant' employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between Landlord and the tenant with respect thereto. Each tenant shall be responsible for all persons for whom it requests such permission and shall be liable to Landlord for all acts of such persons. Any person whose presence in the Building and at the Real Property at any time shall, in the judgment of Landlord, be prejudicial to the safety, character, reputation or interests of the Building and the Real Property or its tenants may be denied access to the Building and the Real Property or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building and the Real Property during the continuance of the same, by closing the doors or otherwise, for the safety of all tenants and protection of property in the Building. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant. Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from a tenant's premises or the Building under the provisions of this rule.

3. No tenant shall obtain or accept for use in its premises towels, barbering, shoe polishing or other similar services from any persons not authorized by Landlord in writing to furnish such services. Such services shall be furnished only at such hours, in such places within the tenant's premises and under such regulations as may be fixed by Landlord.

4. The cost of repairing any damage to the public portions of the Building or the Real Property or the public facilities or to any tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant, in accordance with the provisions of such tenant's lease.

5. No window or air-conditioning units shall be installed by any tenant, and only such window coverings as are supplied or permitted by Landlord, which permission

Landlord hereby agrees shall not be unreasonably withheld or delayed, shall be used in a tenant's premises.

6. There shall not be used in any space, nor in the public halls of the Building or the passenger elevators, either by any tenant or by jobbers, or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

7. All entrance doors in each tenant's premises shall be left locked when the tenant's premises are not in use.

8. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. No dangerous, inflammable, combustible or explosive object, material or fluid shall be brought into the Building by any tenant or with the permission of any tenant.

9. All damages resulting from any misuse of Landlord's mechanical and service systems and facilities in a premises shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same, in accordance with the provisions of such tenant's lease.

10. No tenant shall use any advertising which impairs the reputation of the Building.

11. No animals or birds, bicycles, mopeds or vehicles of any kind shall be kept in or about the Building or the Real Property or permitted therein.

12. Landlord may prescribe the reasonable method and manner in which any merchandise, heavy furniture, equipment or safes shall be brought in or taken out of the Building or a particular tenant's premises, and also the hours at which such moving shall be done.

13. Canvassing, soliciting and peddling in the Building or on the Real Property are prohibited and each tenant shall cooperate to prevent the same.

14. Except as may be expressly permitted in a tenant's lease, no tenant shall do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others. In addition, no tenant shall cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from its premises. The foregoing shall not preclude any tenant from having food or beverages delivered to its premises, provided that no cooking or food preparation shall be carried out at its premises, except as may otherwise be expressly permitted in such tenant's lease.

15. Nothing shall be done or permitted in any tenant's premises, and nothing shall be brought into or kept in any tenant's premises, which would impair or interfere with any of the Building's mechanical and service systems and facilities serving such premises or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant, except as may otherwise be expressly permitted by such tenant's lease or by Landlord, any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of Landlord, might cause any such impairment or interference.

16. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them.

SCHEDULE I
EXISTING EXCLUSIVE USE
AGREEMENTS

(Consisting of 2 page)

TENANT	EXCLUSIVE RIGHT/ EXCLUSIVE USE GRANTED
1. Summit Bank, successor-in-interest by merger to United Jersey Bank/ Commercial Trust	Operation of a full service retail banking office facility to provide retail banking services to the general public, including the operation of any automated teller machines at the Building.
2. Newport Newshop Inc.	The sale of the following items and products: (i) newspapers; (ii) magazines; and (iii) cigarettes and tobacco products, except, however, that such "exclusive" sale of cigarettes and tobacco products does not extend to cigarette machines which may be located in any restaurant located on the ground floor of the Building.
3. Jo Kwon Quality Cleaners	Full service dry cleaning and laundry establishment, tailoring and alteration of clothing, and apparel, and the laundering of clothing, manual labor associated therewith, and retail sales of dry cleaning services.
4. Ferry Kitchen, Inc.	Sale of delicatessen and grocery merchandise.
5. MB Business Services, Inc.	Retail sale of the following items and products: copies, printed services, mail box rentals, FAX for profit, packaging and shipping, shipping supplies, office supplies, IRS electronic tax refund processing, mailing services (but not US postage stamps), rubber stamps and Western Union services. The exclusive on office supplies shall govern only the retail spaces indicated in Schedule I, Exhibit A of the MB Business Services

SCHEDULE I
EXISTING EXCLUSIVE USE
AGREEMENTS

(continued)

		Lease and shall not affect 1) either the Premises under that lease between Landlord and RFG Co., Ltd., nor 2) the vacant space designated as space "V" on Schedule I, Exhibit A of the MB Business Services Lease, if said space in leased to a tenant whose main business is office supplies. Such exclusive shall not apply to drop off boxes and similar services located in the lobby of the Building.
6.	Video Hut, Inc.	Retail sale and rental of prerecorded videos.
7.	Kyung Kwon	Manicure and pedicure services.
8.	Starbucks Corporation	Sale of whole or freshly ground coffee beans, gourmet brand identified brewed coffee, espresso, or espresso based coffee drinks.

RIGHT-OF-ENTRY LICENSE AGREEMENT FOR METROMEDIA FIBER NETWORK SERVICES, INC.

This Non-Exclusive Right-Of-Entry License Agreement (hereinafter referred to as the or this "License" or "Agreement") is made by and between Newport Associates Development Company, 2 Sixth Street, Jersey City, New Jersey 07310, a New Jersey general partnership (hereinafter referred to as the "Licensor"), and Metromedia Fiber Network Services, Inc., a Delaware corporation, having an address at One North Lexington Avenue, White Plains, New York 10601, and its employees, agents, contractors and subcontractors (hereinafter collectively referred as the "Licensee").

WHEREAS, Licensee has requested Licensor's permission to enter upon, use and occupy solely as a license that certain portion of property located on Washington Boulevard between Pavonia Avenue and Marina Park, Block 20 Lot 2.22 in the City of Jersey City, New Jersey (hereinafter referred to as the "Site"), which Site is part of the Newport project owned by Licensor and is being developed by Licensor and certain of its subsidiaries, affiliates and related entities (hereinafter referred to as the "Project") and which Site is depicted on the location plans denominated Exhibit "A" and is more specifically shown in Exhibit "B" attached hereto and made a part hereof, for the sole purpose of installing, using and maintaining underground ducts serving its facility located on the ground floor of the building known as Newport Office Center I ("NOC I"); and

WHEREAS, Licensee has entered into a Lease contemporaneously with Newport Office Center I Co. (the "NOC I Lease") for premises located on the ground floor of NOC I and Licensee requires access to NADC lands in order to connect conduits in Washington Boulevard and Pavonia Avenue, both public streets, to conduits to be installed as part of the NOC I Lease; and

WHEREAS, Licensee will need continuing access, from time to time, to NADC lands in order to maintain Licensee's installation; and

WHEREAS, Licensor is willing to grant to Licensee such permission and this License, on a non-exclusive basis, but only upon the terms and conditions of this License hereinafter set forth:

1. This License shall commence upon the date of execution of this License by Licensor and shall terminate upon the earliest to occur of (a) the termination of the NOC I Lease, or (b) receipt of notice by Licensor from any governmental

enter upon and use the Site for the specific purposes set forth herein and that it does not and shall not claim at any time any interest or estate of any kind or extent whatsoever in and to the Site and/or the Project, nor any exclusive privilege or right to enter onto the Site and/or any other portion of the Project, by virtue of this License.

7. Licensee's rights, duties, and obligations under this License are personal to Licensee and shall not be delegated, transferred or assigned by Licensee nor inure to the benefit of the successors or purported assigns of Licensee. Neither this License Agreement nor a memorandum shall be recorded. Notwithstanding anything to the contrary herein contained, Licensee's rights, duties and obligations under this License may be transferred to an assignee or sublessee to which Licensee is transferring the NOC I Lease pursuant to Section 49(a) of the NOC I Lease, provided that such transferee shall agree to be bound by all of the terms and conditions of this License and shall assume in writing Licensee's obligations hereunder.

8. Licensee shall notify Licensor's construction manager, Mr. Michael Sabet, at his direct telephone number of (201) 626-2030, or any other person designated by Licensor from time to time, at least seventy-two (72) hours prior to entry upon the Site to perform any Work herein permitted. Notwithstanding the foregoing, in the event the cable is physically severed or otherwise physically interrupted and Licensee's facilities cease to operate, Licensee may immediately enter the Site with only prior telephonic notice to Licensor's designee for notice.

9. Unless otherwise permitted by Licensor, the Work shall be performed Monday through Friday from 8:00 A.M. to 4:00 P.M. Work which requires the use of jack-hammers or other mechanical equipment which produce noise shall be performed in compliance with all Laws and Insurance Regulations.

10. (a) Licensee shall keep the Site and all property of Licensor and its affiliates and subsidiaries and Other Owner(s) neat at all times. Upon completion of the Work or the termination or earlier expiration of this Agreement, respectively, as the case may be, Licensee shall remove its materials and all installations, equipment, excluding any permanent installations or equipment approved by Licensor hereunder, and debris and all materials of any nature brought onto the Site and/or dumped, whether legally or illegally, upon the Site because of Licensee's opening of gates or fences (hereinafter collectively referred to as the "Materials"), all in a manner that shall not encumber Licensor's property and shall be in full compliance, satisfaction and accordance with all Laws and Insurance Regulations. Licensee shall restore the Site and any other property of Licensor and its affiliates and subsidiaries and that of Other Owner(s), if necessary, to the condition it was in prior to the commencement of the Work to the reasonable satisfaction of Licensor, such affiliates, subsidiaries and/or Other Owner(s), respectively, as the case may be.

(b) In the event Licensee shall fail to remove the Materials from the Site

and the Project promptly after the completion of the Work and/or termination or earlier expiration of this Agreement, respectively, as the case may be, all or portions of the Materials remaining on or at the Site and/or the Project thereafter, shall be deemed abandoned by Licensee and title thereto shall automatically pass to Licensor whether or not the Materials (or portions thereof) are thereafter utilized by Licensor and without any payment therefor to Licensee by Licensor. Licensor shall have the right in such event, to either utilize the Materials (or portions thereof) as Licensor's property or to remove the Materials from the Site and Project, at Licensee's sole cost and expense, the cost of which removal shall be billed to Licensee and shall be paid by Licensee. This provision shall survive the expiration or termination of this Agreement.

11. Licensee hereby agrees to assume all risk of loss and/or damage to property or injury to or death of persons arising out of or in connection with its entry upon the Site and/or the performance of Work, unless such loss and/or damage to property or injury to or death of persons is the result of the gross negligence or intentional acts of Licensor, any entity controlled by Licensor, their respective employees or agents. Licensee hereby agrees to indemnify, defend and hold harmless Licensor, its affiliates, subsidiaries, any entity controlled by Licensor and Other Owner(s), including, without limitation, Licensor's mortgagee, Chase Manhattan Bank, the City of Jersey City, the Jersey City Redevelopment Agency and their respective shareholders, officers, directors, partners, employees and agents, and their respective successors and assigns (hereinafter collectively referred to as the "Indemnified Parties") from and against any and all claims, suits, damages, liabilities, costs and expenses whatsoever, including attorneys' fees, court costs and disbursements, based upon or arising in connection with the performance of the Work and risks hereby assumed.

12. Licensee and its agents, employees, contractors and subcontractors shall carry the following insurance policies in full force and effect during the term of this License:

(a) property insurance upon all tools, material and equipment (owned, borrowed or leased by Licensee or its employees) to the full replacement value thereof during the full term of this License; this insurance shall insure against damage or loss caused by fire and all other perils covered by a standard "All Risk" insurance policy; Licensee and its agents, employees, contractors and subcontractors agree to waive their right of subrogation against Licensor; failure of Licensee to secure and maintain adequate coverage shall not obligate Licensor or its agents or employees for any losses;

(b) workers compensation and employers liability insurance affording coverage under the Workers Compensation laws of the State of New Jersey;

(c) comprehensive general liability insurance (1973 form) at $1,000,000 combined single limit for bodily injury and property damage, subject to no deductible, which shall include products/completed operations, all standard broad form

comprehensive general liability extensions without limitations, without an exclusion for "XCU" coverages; contractual liability if not written on blanket basis, must be endorsed to cover indemnities specified herein; this policy shall be written on an "occurrence" basis; in lieu of a comprehensive general liability policy, Licensee may provide a commercial general liability policy subject to same terms as above, however, such policy shall provide for a $2,000,000 policy aggregate per job; the comprehensive or commercial general liability policy shall be endorsed to name Licensor and all Indemnified Parties as set forth in Paragraph 11 above as "additional insureds"; further, coverage for the "additional insureds" shall apply on a primary basis irrespective of any other insurance, whether collectible or not;

(d) comprehensive automobile liability insurance containing a $1,000,000 combined single limit for bodily injury and property damage and covering all owned, non-owned and hired vehicles; and

(e) umbrella liability insurance at not less than $5,000,000, subject to a self-insured retention of $10,000 providing excess coverage over all limits and coverage noted in Paragraphs (c) and (d) above; this policy shall be written on an "occurrence" basis.

Licensee or its contractors or subcontractors who will be performing the Work shall carry the following additional insurance policies: environmental impairment liability (a/k/a contractor's pollution liability) at limits of $2,000,000 per occurrence and $5,000,000 in the aggregate.

All policies noted in above shall be written with insurance companies licensed to do business in the State of New Jersey and rated no lower than A:10 in the most current edition of A.M. Best's Property Casualty Key Rating Guide, and shall be endorsed to provide that in the event of cancellation, non-renewal or material modification, Licensor and each additional insured shall receive thirty (30) days prior written notice thereof. Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all insurance provisions noted above no later than five (5) days prior to commencement of the Work. All certificates or policy termination notices should be delivered to:

Mr. William F. Wissemann
Newport Associates Development Company
2 Sixth Street
Jersey City, NJ 07310

with second copy to:

Mr. Les Welch
Industrial Risk Specialists, Inc.
150 Great Neck Road

Great Neck, New York 11021

Failure to comply with any of the insurance provisions noted herein shall permit Licensor to immediately revoke this License.

13. Licensor's receipt or entitlement to receipt of awards or monies relating to or in connection with the Work shall in no manner whatsoever be deemed a limitation or restriction of Licensee's indemnification hereunder.

14. Licensee acknowledges that Licensee has been informed of the risks and dangers inherent in the Work including the potential of illegal dumping. Licensee hereby agrees to assume such risks and dangers. Licensee has executed this License in order to induce Licensor to accommodate Licensee's desire to undertake the Work.

15. Intentionally Deleted.

16. (a) All notices, demands, requests and approvals hereunder shall be in writing and shall be forwarded to (i) Licensor by reputable overnight carrier or by depositing the same in the United States mails, by certified mail, return receipt requested, by addressing the same to Mr. William Wissemann, Newport Associates Development Company, #2 Sixth Street, Jersey City, New Jersey 07310, with a copy thereof forwarded in the manner set forth above to Mr. Charles Honara, Newport Associates Development Company, Penthouse Floor, 97-77 Queens Boulevard, Rego Park, New York 11374, and to (ii) Licensee by forwarding the same in the manner set forth above, addressing the same to One North Lexington Avenue, White Plains, New York 10601, Attn: President, with a copy to the Tenant at the same address to the attention of the Vice President, Legal Affairs,

(b) All notices, demands, requests and approvals shall be deemed to have been received:

(i) in the case of delivery by overnight courier, the following business day after delivery to such overnight courier, or;

(ii) in the case of delivery by certified mail, upon the earlier of actual receipt thereof or the third (3rd) calendar day after such mailing.

(c) Either party may designate, from time to time, another address for purposes of providing notices, demands, requests and approvals under this Agreement.

17. Nothing herein contained shall affect the respective rights and/or responsibilities of Licensee or Licensor and its or their respective affiliates,

subsidiaries, related entities, partners, officers, directors or shareholders under any other existing agreements.

18. All of Licensee's agreements with agents, contractors or any third party shall include a provision prohibiting all such agents, contractors and third parties from filing mechanic's or materialman liens against the Site or any other portion of the Project. Licensee shall provide evidence of such provisions in its contracts upon request by Licensor.

19. No officers, partners, shareholders, directors or employees of Licensee or Licensor and their respective affiliates or of any Indemnified Party shall be charged personally with any liability or held liable under any term or provision of this License or because of its execution or attempted execution or because of any breach or alleged breach thereof. Nothing in this section shall affect any personal liability of an individual who is the Licensee under this License, or any partner of Licensee, if Licensee is a partnership.

20. No hazardous material shall be brought upon the Site or the Project or the property of Licensor and any Other Owner(s) and their respective affiliates and subsidiaries.

21. All Work, including excavation, dewatering, dust control and security, shall be conducted in full compliance with all Laws, including all environmental laws, regulations and policies, and in accordance with the Newport Development Project Phase II Construction Activities Remedial Plan dated August, 1995, and the Newport Development Project Phase III Post Construction Remedial Plan dated July, 1995, respectively, as same may hereafter be modified, amended and revised from time to time (hereinafter collectively referred to as the "Remedial Plan") without approval, consent or notice to Licensee.

22. In compliance with the Remedial Plan referred to in Paragraph 21 hereof, Licensee shall engage a qualified Health and Safety Officer who shall be present at all times excavation work is performed or when required at the Site and/or by the Remedial Plan. When required by the Remedial Plan, the Licensee shall prepare and obtain approval of a Remedial Work Plan for the Work from the Jersey City Redevelopment Agency and Licensor.

23. All Work performed or to be performed hereunder and all obligations and expenses associated therewith shall be at the sole cost and expense of and be borne solely by Licensee, including, but not limited to, all expenses associated with Licensee's compliance with the Newport Remedial Plan referred to in Paragraphs 21 and 22 hereof and Licensee's removal of any legally or illegally dumped material upon the Site referred to in Paragraph 10 hereof. Licensee shall discharge such obligations fully and promptly.

24. (a) Licensee's work shall consist of the work described in the NOC I Lease.

(b) With respect to Licensee's work, Licensee shall:

(1) Complete excavation and restoration within ten (10) days of commencement of work;

(2) Provide a staging plan that allows for completion of the trench in sections as follows: street, sidewalk, retaining wall.

(3) Insure that construction does not interfere with the safe and comfortable movement of pedestrians through the area.

(4) Obtain all necessary permits and approvals from governmental authorities.

(5) Comply with the provisions of the Newport Remedial Plan as outlined herein.

(6) Tenant shall submit full working drawings and specifications of its initial work for Landlord's approval prior to commencing any construction.

(c) Licensee agrees to use all reasonable efforts to diligently prosecute to, or cause the diligent prosecution to completion of the Washington Boulevard work and the Pavonia Avenue work within ten (10) business days after the commencement of the work to be performed at each location (the "Licensee's Work Completion Date"). In other words, Licensee shall have ten (10) business days within which to complete the Pavonia Avenue work once Licensee has begun such work, and ten (10) business days within which to complete the Washington Boulevard work once Licensee has begun such work.

(1) Licensee shall provide the Landlord under the NOC I Lease with an irrevocable Letter of Credit in the amount of $200,000 (i) to insure in part the proper restoration of the Washington Boulevard and Pavonia Avenue work and the exterior work of the property owned by NOC I and/or Licensor; (ii) to cover any penalties not paid by Licensee for failure to complete work on time as provided for herein; or (iii) to cover any expenses incurred by Licensor in connection with the Remedial Plan that are not timely reimbursed by Licensee in accordance with the License.

(2) If, Licensee fails to complete or cause the completion of Licensee's Washington Boulevard work or the Pavonia Avenue work on or prior to the

Licensee Work Completion Date with respect to each location. Licensee shall pay to Landlord upon demand the sum of $10,000 per business day for each business day in which the work is not complete for the first fourteen (14) business days, and $50,000 per business day for each business day thereafter until such time as said work is completed, notwithstanding the existence of force majeure.

(3) Licensee shall forward Licensor written notice(s) of the commencement date for each of the Pavonia Avenue work and the Washington Boulevard work and Licensee's Work Completion Date promptly after the occurrence of such dates with respect to each site.

(4) In the event that the work at either site is not completed within thirty (30) days from the Licensee Work Commencement Date for such site, then either Licensor or Licensee may terminate this License upon written notice to the other party. In such event, (i) any and all payments required to be made to Licensor hereunder shall me made by Licensee and (ii) Licensor shall return the Letter of Credit pursuant to Section (1) above to Licensor, whereupon neither Licensor nor Licensee shall have no further rights or obligations to the other under this License.

25. Licensee hereby unconditionally agrees that the Letter of Credit posted by Licensee in accordance with the NOC I Lease may be drawn on by NOC I on behalf of Licensor for any penalty due under this License for failure to timely complete the Work, or to reimburse Licensor for its expenses incurred in connection with the Work.

26. Licensee shall, as a condition precedent to Licensor's execution and delivery of this Agreement pay Licensor the sum of $1000 per year on the anniversary of the execution date of this License as a non-refundable license fee for the granting of this License and the use and occupancy of the Site as provided herein. Said payment shall be made concurrently with Licensee's execution and delivery of this Agreement in cash or by check made payable to Licensor, subject to collection.

27. Licensee shall, as a further condition precedent to Licensor's execution and delivery of this Agreement, reimburse Licensor for all fees, costs and expenses incurred by Licensor by or in connection with the preparation, negotiation and finalization of this License, including but not limited to all staff and in-house and outside professional costs, such as engineering and architectural fees, costs and expenses incurred in connection therewith (but excluding legal fees), such fees, costs and expenses to be itemized with reasonable particularity on an invoice or invoices submitted to Licensee for payment, which in no event shall be less than $2,500.00. The payment of such fees, costs and expenses shall be made concurrently with Licensee's execution and delivery of this Agreement in cash or by check made payable to Licensor, subject to collection.

28. Licensor and Licensee hereby agree, within fifteen (15) days after request from the other party, to provide the other party or its designee with an estoppel certificate concerning the status of this Agreement and any known claims or defaults under this Agreement.

29. (a) Licensee represents and warrants to Licensor that Licensee has dealt with no broker or finder in connection with this Agreement and that to the best of Licensee's knowledge, no broker or finder negotiated this Agreement or is entitled to any finder's fee or commission in connection therewith or in connection with the execution and delivery hereof. The execution and delivery of this Agreement by Licensee and Licensor shall be conclusive evidence that Licensor has relied upon the foregoing representation and warranty of Licensee.

(b) Licensee hereby agrees to indemnify and hold Licensor harmless of and from any and all fees, loss, cost, damage or expense (including, without limitation, attorneys' fees, court costs and disbursements) incurred by Licensor by reason of any claim of, or liability to, any broker or finder, resulting from or caused by any breach (or actions constituting a breach) of the aforesaid representation and warranty of License.

(c) This provision shall survive the cancellation or expiration of this Agreement.

30. This Agreement shall not be binding upon either Licensee or Licensor unless and until it is signed by Licensee and Licensor.

31. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of laws.

32. The covenants, agreements, terms, provisions and conditions in this Agreement shall bind and inure to the benefit of the parties hereto and, in the case of Licensor only, its successors and assigns.

[signatures appear on following page]

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of Licensee and Licensor respectively, have executed this License as of the day and year first above written.

Licensee:

METROMEDIA FIBER NETWORK SERVICES INC.

By: ______________________
Name: Gerard Benedetto
Title: Vice President

Licensor:

NEWPORT ASSOCIATES DEVELOPMENT COMPANY

By: ______________________
Name:
Title:

EXHIBIT A

[see following page]

EXHIBIT B

[see following two pages]

ORIGINAL
Number 3 of 021904
4 Executed
Counterparts

111 PROPERTY HOLDING LIMITED LIABILITY COMPANY

This **FACILITIES MANAGEMENT LICENSE AGREEMENT** (this "Agreement") made and entered into as of this 30th day of November, 2004, but effective as of April 1, 2004, by and between **111 PROPERTY HOLDING LIMITED LIABILITY COMPANY** ("Licensor") a limited liability company of the State of New Jersey, having an address at 97-77 Queens Boulevard, Rego Park, New York 11374 and **ABOVENET COMMUNICATIONS, INC.** ("Customer"), a corporation of the State of Delaware, having offices at 360 Hamilton Avenue, White Plains, New York 10601.

RECITALS

A. Customer is the owner, lessee or licensee of a certain "Data System" (hereinafter defined) for which Customer desires Licensor to provide and Customer desires to purchase from Licensor certain "Services" (hereinafter defined);

B. Licensor desires to provide and Customer desires to purchase such Services on the terms and conditions set forth in this Agreement; and

C. All such Services shall only be provided by or under Licensor or its representative, designated from time to time, at Newport Financial Center (the "Building"), located at 111 Pavonia Avenue, Jersey City, New Jersey 07310.

Now, therefore, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. **DEFINITIONS.** For purposes of this Agreement, the following definitions shall apply.

(a) "Data System" shall mean Customer's computer and telecommunications equipment listed on Schedule A attached hereto, as modified from time to time, and made a part hereof. The term "Data System" does not include software, data, information contained in documentation and other information and intangibles used by Customer to operate and maintain Customer's business at the Site through the Data System (the "Software").

(b) "Services" shall mean those services set forth in Schedule B, Services and Site Description.

(c) "Site" shall mean such location in the Building, as mutually agreed upon by the parties hereto or at such other location as the parties shall agree, from which the Data System shall be operated, maintained, and managed by Customer at Customer's sole cost and expense. The Site shall be described on Schedule C attached hereto and made part hereof.

(d) "Term" shall mean collectively the (i) "Initial Term" (as hereinafter defined) and (ii) any "Renewal Term(s)" (as hereinafter defined) properly and timely exercised as set forth in Section 8(b)(i) hereof.

2. **INSTALLATION OF DATA SYSTEM.**

(a) Customer has installed, or shall install, at Customer's sole cost and expense, the Data System at the Site. The Data System shall be installed by Customer and/or its contractors in a good and workmanlike manner and all materials, equipment and supplies for and/or related to such installation shall be delivered and thereafter installed and in compliance with (as same may change from time to time) (i) all present and future laws, orders, directives and regulations including, but not limited to, all environmental or hazardous substance laws (collectively, the "Legal Requirements") of all state, federal, municipal and local governments, departments, commissions, bureaus and boards and any directives or directions of any public officer acting under or pursuant to law (each, a "Legal Authority"; collectively, the "Legal Authorities"), and any orders, rules or regulations of any of the New Jersey Board of Fire Underwriters or the Insurance Services Office or any similar body (each, an "Insurance Body" collectively, the "Insurance Bodies" which shall impose any violation, order or duty upon Licensor or Customer with respect to the Site, if arising out of Customer's specific use or specific manner of use of the Site or the Building, respectively, as the case may be, and (ii) the installation procedures, rules, regulations and normal instruction procedures applicable to the Building (collectively, the Rules and Regulations"). All physical

installations shall be identified and tagged in accordance with Building standard procedures, including, but not limited to, all twisted pairs, coax, fiber, or other physical installations including conduits utilized by Customer. In the event Customer makes any physical installations in the Building after the date of this Agreement and such installations are not identified and tagged as provided herein, Licensor may remove such installations with ten (10) days prior written notice to Customer and without any liability to Customer whatsoever. Customer is advised that installations that are not identified and tagged will be periodically removed by Licensor as aforesaid. Customer shall provide to Licensor 24-hour notice prior to the initial installation of any additions to the Data System. All costs and expenses for additional installation shall be the sole responsibility of Customer. Customer will be solely responsible for its acts, or those of its agents or third-party contractors, and liable for any damages caused by such party to the Building and the property on which it is situated (the "Property"), Data System, the Site, or its contents.

(b) Licensor's employees or agents are hereby authorized, without subjecting Licensor to any liability (except that which is caused by Licensor's gross negligence or willful misconduct), to suspend Customer's repair, replacement, installation and/or construction operations in and around the Site if, in the good faith discretion of such employee or agent, such work operations violate the Legal Requirements of any Legal Authority or Insurance Body which shall impose any violation, order or duty upon Licensor or Customer with respect to the Site, whether or not arising out of Customer's use or manner of use thereof, or with respect to the Building, if arising out of Customer's use or manner of use of the Site or the Building, respectively, as the case may be, and/or any hazardous conditions arising on, from, or affecting the Building, the Property or the Site.

(c) Notwithstanding anything to the contrary herein, pursuant to the "Prior Agreement" (as hereinafter defined) Licensor and Licensor's predecessors-in-interest previously connected the Data System installed at the Site, to the Building's electrical system, Uninterruptible Power Supply ("UPS") and Emergency Power Supply ("EPS"), and all costs and expenses in connection therewith have been paid and Customer has approved such connections. All costs and expenses for connection to the UPS and EPS for additions made to the Data System after the date of this Agreement shall be the sole responsibility of Customer and shall be paid to Licensor within ten (10) days after invoicing in the amount set forth in Schedule B-1, provided that Customer may elect not to connect future additions to the Data System to the UPS and/or EPS systems. Failure to pay such amount within ten (10) days after invoicing shall subject Customer to a late payment fee described in Section 4(d). Further, notwithstanding anything to the contrary contained herein, in the event that any installations made to the Data System after the date hereof requires any work (other than the connection to be performed by Licensor as set forth above) to be performed at the Site or elsewhere in the Building or at the Property, any such work shall also be performed at Customer's sole cost and expense as set forth in Schedule B-1 and shall be subject to the prior written approval of Licensor and/or Newport Office Center 1 Co.("NOC I") the owner of the Building, if applicable respectively, which approval may be granted or withheld in Licensor's or such parties' discretion and may include the requirement that Customer use Building employees and contractors for the performance of such work; provided, however, that any so-called "in-cage" fiber cross-connections and splicing and installations of risers may be performed by Customer or Customer's contractors, who shall be subject to Licensor's good faith approval. Customer will be permitted to have exclusive use of any riser it or its contractors install during the Term of this Agreement, and those risers it or its contractors installed during the term of the Prior Agreement.

3. PERFORMANCE OF SERVICES.

(a) During the Term hereof, Licensor shall provide the Services through its employees or independent contractors hired by Licensor.

(b) The Data System shall be accessible to Customer twenty-four (24) hours per day seven (7) days a week throughout the Term hereof.

(c) Whenever possible, Licensor shall perform any Services in the nature of preventive maintenance during the times that the Data System is not in operation. In the event such Services are performed during the operation of the Data System, Licensor shall use good faith efforts to minimize any adverse effects upon the Data System, and shall provide Customer reasonable prior notice to afford Customer the opportunity to have a representative present during the performance of such Services.

(d) All labor, parts and supplies required for the provision of the Services shall be supplied by Licensor at Licensor's sole cost and expense. The Customer, at the Customer's sole cost and expense, shall supply all labor, parts and supplies required for the performance of the Data System and its ongoing management and maintenance.

4. SERVICE CHARGES.

(a) In consideration of Licensor's provision of, and Customer's purchase from Licensor of the Services hereunder, Customer shall pay Licensor for and during each month of the Initial Term a fixed monthly fee of Two Thousand Sixty-Eight and 00/100 ($2,068.00) Dollars (the "Service Charges"), payable in advance. Payment for the first month shall be made upon execution of this Agreement by Customer. Thereafter, the Service Charges shall be paid on the first day of each consecutive month during the initial term after the Commencement Date without demand therefor, and without any set-off, recoupment or deduction whatsoever. Service Charges for any fractional portion of a month shall be computed as one thirtieth (1/30) of the basic monthly payment multiplied by the appropriate number of days. The Service Charges for each month during a Renewal Term, if properly exercised by Customer as provided in subsection 8(b) below, shall be as se set forth in subsection 8(b)

(b) In the event that Customer desires to interconnect with tenants, licensees or other lawful occupants or customers of Licensor in the Building and wishes to utilize copper pairs from the Building's riser system (the "Building's Riser System"), Customer shall also pay to Licensor for access to and use of the Building's Riser System available to Licensor at the rates set forth in Schedule B-2, as same may change from time to time (the "Riser Charges") for each twisted pair of copper wires installed by or on behalf of Customer. Customer shall not be entitled to utilize the Building's Riser System available to Licensor without the express prior written consent of Licensor, which consent Licensor agrees shall be granted in Licensor's sole discretion exercised in good faith; provided, however, that Customer shall have exclusive use without charge or consent by Licensor of the risers that Customer or its contractors build during the Term of this Agreement and/or have built during the term of the Prior Agreement . Customer's request for such consent shall be accompanied by a detailed plan, indicating, among other things, the path of any such Building interconnection and the number of twisted pairs requested by Customer. Customer shall only be permitted to utilize such portions of the Building's Riser System as Licensor shall designate in its sole and absolute discretion exercised in good faith, and Licensor, subject to Customer's reasonable security requirements, shall be entitled to identify and mark (or require Customer to identify and mark) all twisted pairs, coax, fiber, or other physical installations including conduits utilized by Customer. Customer shall be allowed, subject to physical constraints, to connect to any tenants, licensees or other lawful occupants or customers of Licensor in the Building and/or carrier in the Building, however, Licensor or the Building owner/manager reserves the right to charge Customer or carriers servicing Customer, or the party requesting the connection, respectively as the case may be, a fee or charge for access to and/or use of cable trays and/or Building or Licensor owned conduit as set forth in Schedule B-2, as same may change from time to time (collectively, the "Connection Charges"). After the initial invoicing for the Riser Charges and/or Connection Charges (which initial invoicing shall be due and payable within ten (10) days after invoicing and failure to pay such amount within ten (10) days after invoicing shall subject Customer to a late payment fee described in Section 4(d)), Riser Charges and Connection Charges shall be paid in the same manner and time as the Service Charges are paid as set forth above in Section 4(a) above.

(c) In addition to the Service Charges described in Section 4(a), Customer shall pay at or before the time when same are due and payable, all sales, franchise, use, income (except for income taxes based on Licensor's taxable earnings), excise, telecommunications or other applicable taxes arising out of the Services provided to Customer, power charges (if any), and the Service Charges related thereto, or arising out of, or in connection with, the use or operation of Customer's Data System and/or the Site.

(d) Customer shall pay Licensor a late payment charge of one and one half (1.5%) percent per month on the amount which was due and owing and not timely paid, or the maximum rate permitted by Legal Requirements, whichever is less (collectively the "Interest Rate"), on any unpaid amount for each calendar month or fraction thereof that any payment thereof to Licensor is in arrears from the due date to the date of payment. Notwithstanding the payment by Customer of any late payment charge, non-payment of the Service Charges or any other sums, fees or costs hereunder shall constitute a default of this Agreement.

5. **SECURITY DEPOSIT.** Customer has paid a security deposit in the sum of Two Thousand Three Hundred Fifty and 00/100 ($2,350.00) Dollars (the "Security") for the full and faithful performance by Customer of all of the terms and conditions of this Agreement to be performed by Customer. The Security shall be returned to Customer after the expiration of the Term provided that there is then no uncured Default on the part of Customer. Licensor shall have the right to commingle the Security with any funds it holds in its general accounts, and Customer shall be entitled to no interest on the Security. Licensor shall be entitled, at any time upon written notice to Customer, to use all or part of the Security to cure Customer's Defaults hereunder. In the event that the Licensor uses any of the Security to cure or remedy Customer's Defaults, Customer covenants that it will upon demand replace the amount so utilized so that at all times during the Term the amount of security hereunder is equal to the Security. In the event of a sale or transfer of Licensor's interest in its facilities management services, locations and/or equipment in the Building, Licensor shall have the right to transfer the Security to the vendee and, upon written notification that the Security has been transferred or credited to such vendee, Licensor shall automatically be released from all liability for the return of the Security and Customer shall look solely to the vendee for all matters relating to the Security, including without limitation, the return of the Security after the expiration of the Term.

6. NEGATION OF WARRANTY. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, LICENSOR DOES NOT REPRESENT NOR WARRANT THE ADEQUACY SUFFICIENCY OR QUALITY OF THE SERVICES PROVIDED HEREUNDER, OR THE ACCURACY, COMPLETENESS OR CORRECTNESS OF THE PERFORMANCE, PROVISION OR RESULTS OF THE SERVICES. THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO THE SERVICES BEING PROVIDED OR PERFORMED HEREUNDER.

7. REMOVAL AND RELOCATION OF DATA SYSTEM.

(a) Licensor may, at its option before or after the Commencement Date, elect to substitute for the Site other space in the Building (the "Substitute Site") by giving Customer at least forty-five (45) days prior written notice thereof; provided, however, that the Substitute Site shall contain the same or greater square foot area as the Site, the Services provided in the Substitute Site shall be at least equal to those provided to the Site, Customer shall not incur any expenses in connection with relocating to the Substitute Site, and the Services Charges for the Services shall be no greater than those set forth herein.

(b) Customer shall not be entitled to any compensation for any inconvenience or interference with Customer's business, nor to any abatement or reduction in the payment of the Service Charges, but Licensor shall, at Licensor's expense, do the following: (i) furnish and install in the Substitute Site, fixtures, equipment, improvements, and appurtenances at least equal in kind and quality to those contained in the Site at the time such notice of substitution is given by Licensor; (ii) provide to Customer appropriate personnel to perform under Customer's direction the moving of Customer's property from the Site to the Substitute Site using a so-called "hot cutover" basis, so that Customer's service to its customers is not interrupted; (iii) promptly reimburse Customer for Customer's actual and reasonable out-of-pocket costs incurred by Customer in connection with the relocation of any telephone or other communications equipment from the Site to the Substitute Site; and (iv) promptly reimburse Customer for any other actual and reasonable costs incurred by Customer in connection with Customer's move from the Site to the Substitute Site, provided such costs are approved in writing by Licensor in advance, which approval Licensor agrees shall not be unreasonably withheld.

(c) In the event of an emergency, as determined in Licensor's reasonable discretion, Licensor's work shall take precedence over any and all Customer operations, and Licensor may temporarily, for the duration of the emergency, rearrange, remove, or relocate the Data System without any liability to Customer, except that which is caused by Licensor's gross negligence or willful misconduct. Notwithstanding the foregoing, in the case of emergency, Licensor shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Data System.

(d) If Customer removes the Data System from the Site, Customer will be solely responsible to

bring appropriate packaging and moving materials. If Customer uses an agent or other third party to remove the Data System, Customer will be solely responsible for the acts of such party, and any damages caused by such party to the Site, Building, Property or Data System or otherwise.

8. TERM.

(a) This Agreement shall be deemed to have commenced on April 1, 2004 (the "Commencement Date") and, unless otherwise terminated or canceled as provided herein, shall remain in full force and effect until March 31, 2009 (the "Initial Term").

(b) Licensor hereby grants to Customer an option to renew the Initial Term for one (1) additional two (2) year period (the "Renewal Term") upon the expiration of the Initial Term. Customer may exercise this option by giving not less than ninety (90) days prior written notice of such exercise to Licensor prior to the expiration date of the Initial Term. Customer's use of the Data System at the Site and Licensor's provision of Services shall be governed by all of the terms and conditions of this Agreement during the Renewal Term, except as provided in the following sentence. During the Renewal Term, the monthly Service Charges shall be calculated at the then standard Building rates for Licensor's customers, but in no event shall the Service Charges be less than the Service Charges for the Initial Term. Upon the expiration of the Renewal Term, Customer shall have no further right to renew the Term of this Agreement.

(c) Subject to the provisions of Section 7(d) above, Customer shall remove the Data System from the Site within five (5) business days following either (i) the expiration or sooner termination of this Agreement, or (ii) the surrender of the Site by Customer by agreement or otherwise (the "Removal Period"). If Customer fails (x) to remove the Data System, or (y) to pay holdover Service Charges in accordance with the terms of Section 18 hereof, within ten (10) days after the Removal Period (and, in the case of the payment of holdover Service Charges, to continue to pay same each and every month of the holdover in the amount and at the times required by this Agreement until the holdover ends by the surrender of the Site or court order terminating such holdover), the Data System shall be conclusively deemed abandoned and upon such abandonment Licensor shall (i) make a good faith effort to provide Customer with notice by facsimile transmission of the notice set forth in Section 17 hereof, of its intent to sell or dispose of same, provided, however, that Licensor in no event shall have any liability whatsoever for its failure to provide such notice or for failure of Customer to receive such notice, and (ii) have the right without any notice to Customer to sell or otherwise dispose of the same, at the expense of Customer, and shall not be accountable to Customer for and or any part of its equipment and component parts whether or not located in or at the Site and/or the proceeds of such sale, if any. The term "dispose" shall include, without limitation, the right to deliver or cause the delivery of such property to a waste disposal facility and to sell, lease or otherwise transfer such property. Licensor, at Licensor's election, may also have the Data System stored at Customer's risk and expense in which event Customer, notwithstanding the expiration or termination of this Agreement or the surrender of the Site, shall be liable to Licensor for reasonable costs incurred by Licensor in removing and storing the Data System. The provisions of this subparagraph, shall be considered an express agreement in lieu of the provisions of N.J.S.A. 2A:18-72 et seq. and shall in all cases govern Licensor's right to dispose of any equipment materials or component parts, including, but not limited to the Data System, left in the Site or elsewhere in the Building or at the Property as provided herein.

(d) (i) Licensor and Customer acknowledge and agree that Customer currently occupies the Site as a month-to-month occupant subsequent to the expiration of that certain Telecom Management Resources Service Agreement between International Career Information, Inc., predecessor-in-interest to Licensor and National Fiber Networks, Inc., predecessor-in-interest to Customer, dated as of August 11, 1995, covering the Site (the "Prior Agreement").

(ii) Customer represents and warrants, on behalf of itself and anyone claiming by or through Customer, that it has not done or suffered anything whereby the Site has become encumbered, mortgaged, pledged, hypothecated or assigned, in any way whatsoever, whether during the existence of the Prior Agreement or subsequent to its expiration, and Customer covenants that it will not do or suffer to be done anything whereby the Site will become encumbered, mortgaged, pledged, hypothecated or assigned between the date hereof and the Commencement Date.

9. DEFAULT AND REMEDIES.

(a) The occurrence of any of the following shall be considered a default (each a "Default") by Customer under this Agreement:

(i) Customer fails to pay Licensor when due, the Service Charges, taxes or other fees, costs, expenses or charges including any late fee or interest charge required by Customer to be paid hereunder; or when due, and such default shall continue for five (5) days after written notice of same by Licensor to Customer; provided, however, that Licensor shall not be required to give such notice more than two (2) times in any calendar year during the Term; or

(ii) Customer fails to maintain any insurance, or comply with the insurance provisions as set forth in Section 11 of this Agreement; provided, however, if all required coverages are in fact in place and the sole failure is the failure to deliver certifications on Acord 27 evidencing same, then no Default shall exist unless such failure continues for a period of three (3) days after the date of which written notice thereof is given to Customer; or

(iii) Customer violates or contravenes the provisions of Section 13 of this Agreement; or

(iv) Customer defaults in the performance or due observance of any non-monetary provision hereunder (other than a default of the character referred to in clauses (2) and (3) of this subsection 9(a) and such default is not cured within thirty (30) days after the date that Licensor gives written notice of such default to Customer, except that if such default is of such a nature that it cannot with due diligence be completely remedied within said thirty (30) day period, and the continuance of which for the period required for such cure will not (1) subject Licensor, NOC I or any lessor (each a "Lessor") under any Superior Lease encumbering the Building and/or the land on which it is situated (the "Land", each a "Superior Lessor") or any holder or mortgagee (each a "Mortgagee") holding a mortgage encumbering the Building and/or the Land (each, a "Mortgage") to prosecution for a crime or any other fine or charge (unless Customer agrees, in a writing satisfactory to Licensor, to pay and discharge such fine or charge), (2) subject the Site, or any part thereof, and/or the Land and/or the Building, respectively, or any part thereof, to being condemned or vacated, (3) subject the Land and/or the Building, respectively, or any part thereof, to any lien or encumbrance, or (4) result in the termination of any Superior Lease or foreclosure of any Mortgage, respectively, then in that event Customer shall be entitled to such reasonable additional period of time to effectuate the cure or remedy of such default or failure, provided, however, that Customer shall (x) duly advise Licensor of its intention to take all necessary steps to remedy or cure such default or failure and commence the prosecution of such cure or remedy, all within such thirty (30) day period, and (y) thereafter diligently prosecute to completion all steps necessary to remedy or cure the default or failure, and (z) complete such remedy or cure within a reasonable time after the date of said notice from Licensor; or

(v) A petition in bankruptcy is filed by or against the Customer under the United States Bankruptcy Code, which petition is not dismissed, discharged or stayed within ninety (90) days after the date of filing of the petition in the Bankruptcy Court.

(b) In the event of a Default by Customer, Licensor may, in its sole discretion, in addition to any other remedies herein contained or provided at law or equity:

(i) terminate this Agreement; and/or

(ii) declare all amounts owed to it hereunder to the end of the Term to be accelerated and immediately due and payable, together with all interest owed thereon at the Interest Rate, and Customer agrees to pay such amounts immediately to Licensor plus any and all costs incurred by Licensor in the enforcement of this Agreement, including reasonable attorney's fees, consultant's fees, court costs, and disbursements; and/or

(iii) remove the Data System from the Site and dispose of same and all materials, equipment or component parts whether or not located in or at the Site in accordance with the provisions of subparagraph 8(c) above; and/or

(iv) cease the provision of all Services hereunder without any liability to Customer

therefor, including, but not limited to, removing or disconnecting the Data System from the Building's electric power including but not limited to UPS and EPS power.

(c) The foregoing rights and remedies of Licensor shall be cumulative and in addition to all other rights and remedies available to Licensor in law and in equity.

10. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) IN NO EVENT SHALL LICENSOR BE LIABLE TO CUSTOMER OR ANY OF ITS CUSTOMERS, AGENTS, EMPLOYEES, OR CLIENTS FOR, AND CUSTOMER HEREBY RELEASES LICENSOR AND NOC I AND ITS AND THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS (COLLECTIVELY, THE "LICENSOR INDEMNITEES"), FROM ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PROVISION OF THE SERVICES HEREUNDER, OR ANY BREACH HEREOF, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING NEGLIGENCE OF ANY KIND WITH REGARD TO ANY CONDUCT UNDER THIS AGREEMENT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

(b) EXCEPT IN THE EVENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LICENSOR, AND/OR ITS INDEMNITEES, NEITHER LICENSOR NOR THE INDEMNITEES SHALL BE LIABLE TO CUSTOMER FOR AND CUSTOMER HEREBY RELEASES LICENSOR AND ALL INDEMNITEES FROM ANY COMPENSATORY DAMAGES RESULTING FROM OR RELATING TO THE PROVISION OF THE SERVICES BY LICENSOR HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOSS, SUSPENSION OR INTERRUPTION OF ELECTRICAL, UPS OR EPS POWER AIR-CONDITIONING OR OTHER SERVICES FOR THE DATA SYSTEM AT THE SITE OR ELSEWHERE IN THE BUILDING AND THE PROPERTY AS WELL AS ANY COMPENSATORY DAMAGES TO ANY PERSON OR ENTITY CLAIMING BY, THROUGH OR UNDER CUSTOMER FOR ANY INJURY, LOSS OR DAMAGE TO PERSON, PROPERTY OR BUSINESS.

(c) IN NO EVENT SHALL CUSTOMER BE LIABLE TO NDC OR ANY OF ITS AGENTS OR EMPLOYEES FOR, AND NDC HEREBY RELEASES CUSTOMER AND ITS AND THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AND EMPLOYEES (COLLECTIVELY, THE "CUSTOMER INDEMNITIES"), FROM ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY BREACH HEREOF, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY, OR TORT, INCLUDING NEGLIGENCE OF ANY KIND WITH REGARD TO ANY CONDUCT UNDER THIS AGREEMENT, EVEN IF CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

(d) Customer shall indemnify, defend and hold Licensor and NOC I and its and their respective Licensor Indemnitees harmless from and against any and all claims, lawsuits, damages, losses, awards, judgments, arising out of or in connection with (i) Customer's access to or use of the Building, the Property or the Site, (ii) the provision of the Services, (iii) the negligent acts or omissions of Customer, Customer's employees, agents, contractors, licensees, visitors, or invitees in or about the Building, (iv) any construction or other work undertaken by or on behalf of Customer in the Building, or arising from the installation, operation, existence, use, maintenance, repair, removal, replacement or relocation of the Data System and/or Customer's telecommunications equipment whether occurring in any place within or without the Building, occurring during the Term hereof; (v) any breach or default under this Agreement by Customer, except to the extent caused by its agents, servants or employees.

(e) Notwithstanding anything to the contrary in this Agreement, Licensor's maximum aggregate liability to Customer and any person or entity with whom Customer contracts related to or in connection with this Agreement or any breach thereof will be limited to the total amount of Service

Charges paid by Customer to Licensor hereunder prior to the event or events giving rise to such liability.

11. INSURANCE.

(a) (i) Customer shall, at its expense, maintain in full force and effect at all times during the Term of this Agreement, the following insurance coverages for the Site and the Data System: (x) worker's compensation coverage in such amounts as required by Legal Requirements of the state or states of Customer's operations, (y) commercial general liability insurance for the Site, naming Licensor and NOC I, and at the request of Licensor, any Mortgagee or Superior Lessor as additional insureds (collectively the "Additional Insureds"), with limits of not less than $1,000,000.00, combined single limits for bodily injury or death and property damage; and (z) all risk insurance in respect to the Data System and its equipment, materials and component parts wherever located in the Building and the Property for full replacement value thereof with a deductible amount not exceeding $1,000.00.

(ii) Landlord or NOC I shall obtain and keep in full force and effect during the Term with respect to the Building, all-risk property insurance coverage for not less than eighty (80%) percent of the replacement cost of the Building (excluding foundations and footings) (or such higher amount if required in order to comply with co-insurance requirements), with earthquake and flood endorsements, law and ordinance coverage (if available at commercially reasonable rates) and business interruption coverage, and commercial general liability insurance in respect of the Building with limits of not less than Five Million ($5,000,000) Dollars combined single limit. Notwithstanding the foregoing provisions of this subsection 11(a)(ii), Customer hereby acknowledges and agrees that Licensor shall be in full compliance with its insurance required to be carried, for so long as Licensor or NOC I shall then be carrying the insurance required, and shall then be in compliance with the insurance requirements imposed on Licensor or NOC I as mortgagor under any institutional third-party Mortgage then encumbering the Building and/or the Land.

(b) Customer shall deliver to Licensor and all Additional Insureds certificates on an Accord 27 form or forms verifying the existence of such insurance policies prior to performing any work in connection with this Agreement or taking occupancy of the Site for any reason. Each policy shall provide that no change or cancellation shall become effective except upon thirty (30) days' prior written notice to Licensor of such change or cancellation. If there is a change or cancellation not acceptable to Licensor or any Additional Insured, Licensor may demand that Customer obtain replacement coverage satisfactory to Licensor and any Additional Insured, as required. If Customer fails to obtain replacement coverage within ten (10) days after such demand by Licensor, Customer will be in Default of this Agreement. All such insurance shall be effected under valid and enforceable policies issued by reputable and independent insurers licensed to do business in the State of New Jersey, and rated in Best's Insurance Guide or any successor thereto (or if there be none, an equivalent organization having a national reputation) as having a general policyholder rating of "A" and either (i) a financial rating of at least "10", or (ii) a policy holder surplus of at least Fifty Million Dollars ($50,000,000.00).

(c) Each of Customer and Licensor shall maintain in effect in each insurance policy required under this Agreement that relates to property damage a waiver of subrogation in favor of the other and the Additional Insureds from its then-current insurance carriers, and shall at all times furnish evidence of such currently effective waiver to the other party and all Additional Insureds. Such waiver shall be in a form reasonably satisfactory to the other party and, without limitation, shall provide that no cancellation or lapse thereof or change therein shall be effective until after thirty (30) days' written notice to the other party at its address specified in Section 17 of this Agreement. Customer and Licensor each hereby release and waive all claims against the other and each Additional Insured from liability for any damage to property that would be covered by insurance with a deductible of $0 if it had been obtained.

(e) If Customer utilizes any contractor(s) to perform work or provide services pursuant to this Agreement, Customer shall require such contractor(s) to comply with these insurance requirements and supply certificates of insurance to Customer, Licensor and all Additional Insureds before commencement of any work or services.

12. PROPRIETARY AND CONFIDENTIAL INFORMATION. EACH PARTY

ACKNOWLEDGES AND AGREES THAT ANY AND ALL INFORMATION EMANATING FROM THE OTHER'S BUSINESS IN ANY FORM WHICH A PARTY IDENTIFIES AS CONFIDENTIAL SHALL BE CONSIDERED CONFIDENTIAL AND PROPRIETARY INFORMATION (HEREINAFTER "PROPRIETARY INFORMATION"), AND EACH PARTY AGREES THAT IT WILL NOT, DURING OR AFTER THE TERM OF THIS AGREEMENT, DUPLICATE, USE OR DISCLOSE, OR PERMIT THE DUPLICATION, USE OR DISCLOSURE OF ANY PROPRIETARY INFORMATION BY OR TO ANY PERSON NOT AN EMPLOYEE OR AGENT OF THE PARTIES UNLESS (I) THE EXPRESS WRITTEN CONSENT OF THE OTHER PARTY IS OBTAINED PRIOR TO ANY DUPLICATION, USE OR DISCLOSURE; (II) ANY SUCH PROPRIETARY INFORMATION IS A MATTER OF PUBLIC KNOWLEDGE OR REQUIRED BY COURT ORDER, ADMINISTRATIVE ORDER AND/OR DIRECTIVE OR OTHER LEGAL REQUIREMENT; (III) ANY SUCH PROPRIETARY INFORMATION IS PREVIOUSLY AND LAWFULLY KNOWN TO THE OTHER PARTY PRIOR TO DISCLOSURE; (IV) ANY SUCH PROPRIETARY INFORMATION WAS OBTAINED BY A THIRD PARTY WHO ITSELF IS LAWFULLY IN POSSESSION OF SUCH PROPRIETARY INFORMATION AND IS NOT SUBJECT TO ANY OBLIGATION OF CONFIDENTIALITY.

13. ASSIGNMENT.

(a) Customer shall not assign, encumber, hypothecate, or mortgage this Agreement, the Data System and/or its materials, component parts and/or equipment without the express written consent of Licensor.

(b) Notwithstanding the foregoing, Customer may assign its entire interest herein (but not any portion thereof) (i) to any corporation which "controls" or is "controlled by" Customer or is "under common control with" Customer (as such terms are hereinafter defined), provided same is a bona fide assignment for business purposes unrelated to the transfer of this Agreement and Customer continues to be so affiliated with such assignee for not less than one (1) year after such assignment, or (ii) pursuant to the sale or transfer of all or substantially all of its assets or pursuant to a merger or consolidation; provided, however, in each case set forth in this clause (ii), that the successor entity has a tangible net worth calculated in accordance with GAAP immediately after the sale, transfer, merger, consolidation or assignment of not less than Ten Million Dollars ($10,000,000) and evidence of such tangible net worth satisfactory to Licensor (such as a net worth statement certified by a certified public accountant) shall be provided to Licensor at the time of such sale, merger, consolidation or assignment (the persons described in (i) and (ii) are called "Permitted Assignees").

(c) In the case of any assignment to a Permitted Assignee hereunder, neither the original Customer named herein or any successor Customer shall be released and each such person shall remain primarily liable to Licensor hereunder. In addition, no assignment to a Permitted Assignee shall take effect until Customer has delivered to Licensor (i) a fully executed copy of the assignment document pursuant to which such assignee has assumed all rights and obligations hereunder, (ii) all required insurance certificates showing that assignee has obtained all required insurance, is correctly named as Customer and has correctly named all other required parties hereunder, and (iii) proof reasonably satisfactory to Licensor that the assignment is permitted in accordance with this Section 13 (including, without limitation, proof that the assignee is a "related entity" (as defined below) and/or has the requisite tangible net worth, as may be required. Customer shall also pay to Licensor all costs and expenses, including, but not limited to attorneys' fees, administrative time and investigation costs, incurred by Licensor and relating to such assignment and/or the review of Customer's submissions, which costs and expenses are not to exceed a total of One Thousand Five Hundred Dollars ($1,500.00). Licensor shall provide to Customer an itemized invoice listing such costs and fees.

(d) As used in this Section 13, the terms "control", "controlled by" or "under common control with" shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute, according to the provisions of a contract, or otherwise. Any such entity is referred to herein as a "related entity". Notwithstanding any permitted assignment, encumbrance, hypothecation, or mortgaging of this Agreement, the Data System and/or its materials, component parts and/or equipment, whether with or without the consent

of Licensor , Customer shall nevertheless remain liable to Licensor for the performance, observance, and discharge of all of the obligations of Customer under the provisions of this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 13, Customer may, from time to time during the Term, enter into and obtain from any financial institution or other source of financing or funding, fixture, equipment and or inventory financing and shall have the right to execute such chattel or other financing/security agreement with such lender; provided, however, that such lender shall enter into an agreement reasonably acceptable to Licensor that addresses, without limitation, the following matters: (i) the lender's notice to Licensor of any event of default under the financing documents; and (ii) the lender's notice to Licensor prior to any entry into the Building and the terms and conditions of such entry.

14. FORCE MAJEURE.

(a) Licensor shall not be liable to the Customer for any failure to perform, or delays in the performance of the Services hereunder, and this Agreement and the obligations of Customer to pay the Service Charges and other fees, costs, charges or expenses hereunder and perform all of the other terms, covenants and agreements hereunder on the part of Customer to be performed shall in no wise be affected, impaired or excused as a result of strike or labor troubles or by accident, or by any cause whatsoever beyond Licensor's reasonable control, including but not limited to, laws, government preemption in connection with a national emergency or by reason of any Legal Requirements of any Legal Authority or by reason of the conditions of supply and demand which have been or are affected by war or other emergency, or when, in the judgment of Licensor, temporary interruption of such services is necessary by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

(b) It is expressly understood that no such inability or delay in either the performance of obligations or the supply of services on the part of Licensor to be performed and/or supplied in this Agreement as the case may be, which results from or is due to any of the force majeure circumstances set forth above, or any other reason beyond Licensor's reasonable control, shall constitute a constructive eviction, and that Licensor shall not be liable to Customer in damages, nor shall Customer be entitled to make any claims for or be entitled to any abatement in the payment of the Service Charges or any other fees, costs, charges or expenses in the event of such inability or delay.

15. BROADCAST INTERFERENCE; PROHIBITED TRANSMISSIONS.

(a) The term "interference with broadcast activities" shall mean:

(i) interference within the meaning of the provisions of the recommended practices of the Electronics Industries Association and the Legal Requirements of the Federal Communications Commission ("FCC") in effect from time to time, and/or

(ii) a material impairment of the quality of audio, visual or data signals or a telecommunications or broadcasting activity as may be defined by the FCC at any hour during the period of operation of the activity, as compared with that which would be obtained if no other broadcaster were broadcasting from the Building and for the Property or had any equipment on the Building or in the Site.

(b) The term "prohibited transmissions" shall mean any installation or use by Customer of any wireless equipment at, within or from the Site which installation or use causes, or is likely to cause, substantial commercial transmissions from the Site having a likely range which is substantially beyond the boundaries of the Site and the Building.

(c) Customer shall take reasonable, prompt and diligent actions to prevent and shall promptly remove or cause to be removed any prohibited transmissions and/or any interference with broadcast activities of Licensor and/or NOC I, any tenants, licensees or other occupants of any of Licensor and/or NOC I caused by Customer's use of the Data System at the Site or any antenna, satellite dish or other wireless device utilized by Customer in, on or around the Building and/or on the Property. In the event Customer fails to take such curative action within five (5) days after written notice by Licensor to Customer, Licensor may take such curative action for and on behalf of Customer and

Customer shall pay or reimburse Licensor for the costs of such cure, including, but not limited to reasonable legal fees, court costs and disbursements together with interest thereon at the Interest Rate within ten (10) days after invoicing therefor. Failure to pay such amount within ten (10) days after invoicing shall subject Customer to a late payment fee described in Section 4(d). Customer shall indemnify, defend and hold Licensor and NOC I and its and their Indemnitees harmless from any and all costs related to Licensor's participation in solving interference problems caused by Customer's Data System and/or use of the Site.

16. HAZARDOUS WASTE.

(a) Customer shall keep and maintain the Site in compliance with all Legal Requirements of Legal Authorities and Insurance Bodies now or hereinafter in effect, relating to environmental conditions, industrial hygiene or hazardous materials on, under or about the Site. Licensor maintains the right to deny permission for Customer's use or storage of any hazardous waste or flammable materials which are not in compliance with applicable Legal Requirements of Legal Authorities and Insurance Bodies or which are not used in connection with Customer's use of the Site. Before Customer introduces any hazardous materials into the Building and/or the Property, Customer shall provide to Licensor a Material Safety Data Sheet or manufacturer's specification for each hazardous material Customer intends to use in connection with the Data System or its occupancy of the Site pursuant to this Agreement. In no event shall Customer be permitted to bring in, on, under or about the Site, the Building and the Property any flammable materials without the express written consent of Licensor.

(b) Customer shall indemnify, defend and hold Licensor and NOC I and its and their respective Indemnitees harmless from and against all costs, expenses (including, without limitation, reasonable attorney's fees, court costs, and disbursements), claims, lawsuits, judgments, awards, losses, damages and liabilities together with interest thereon at the Interest Rate which may arise out of or in connection with a breach by Customer of the provisions of this Section 16.

(c) Failure to keep Site clean shall, after written notice by Licensor, become a Default hereunder within ten (10) days unless cured by Customer. Licensor reserves the right, at anytime following reasonable prior notice to Customer, to enter the Site and clean the Site with all expenses, fees, costs, and the like to be borne by the Customer.

(d) Notwithstanding anything to the contrary contained in this Agreement, Customer shall not be obligated to investigate and/or remediate any hazardous materials which may have been present on or about the Site prior to the date that Customer and its predecessors-in-interest entered into possession of the Site pursuant to and under the Prior Agreement, or to indemnify NDC as to the existence thereof.

17. NOTICES. Any notice, statement, demand, consent, approval or other communication required or permitted to be given rendered or made by either party to other pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been properly given, rendered or made only if hand delivered, delivered by any nationally recognized over-night delivery service or sent by United States registered or certified mail, return receipt requested addressed or by facsimile or email, to the other party at the following address:

As to Customer:	AboveNet Communications, Inc. 360 Hamilton Avenue White Plains, New York 10601 Attn: President Fax: (914)421-6793
With a copy to:	AboveNet Communications, Inc. 360 Hamilton Avenue White Plains, New York 10601 Attn: Senior Vice President and General Counsel
As to Licensor:	111 Property Holding Limited Liability Company 111 Pavonia Avenue Jersey City, New Jersey 07310

Attn: Contract Administrator

Fax: 201-216-3117
Email: jlavin@111pavonia.com

With a copy to: 111 Property Holding Limited Liability Company
97-77 Queens Boulevard
Rego Park, New York 11374
Attn: Arnold S. Lehman, Esq., Penthouse Floor

Fax: 718-575-4795
Email: alehman@lefrak.com

Any such notices shall be deemed to have been given, rendered or made on the date received if delivered by hand or on the second day after the date so mailed unless mailed outside the State of New Jersey in which case its shall be deemed to have been given, rendered or made on the third business day after the date so mailed. Notices sent by facsimile transmission or email are permitted for the convenience of the parties only and, in order to constitute notice properly given hereunder shall also be simultaneously sent by any method other than facsimile transmission or email and such notices shall be deemed given only when the notice delivered by the method other than fax or email is deemed given hereunder. Either party may, by notice as aforesaid, designate a different address or addressee for notices, statements, demands, consents, approvals or other communications intended for it. Any notice from Licensor may be sent or delivered by its attorneys.

18. HOLDOVER; LICENSOR'S REMEDIES.

(a) Customer acknowledges that its use, occupancy and possession of the Site and the Data System therein (and elsewhere in the Building or at the Property, as the case may be) must be surrendered to Licensor on the expiration date of the Term in the condition required hereunder, and acknowledges, recognizes and agrees that the damages to Licensor resulting from Customer's failure to timely surrender its use, occupancy and possession of the Site and the Data System therein (and elsewhere in the Building or at the Property), as the case may be, on the expiration date of the Term as aforesaid, will be substantial, will exceed the amount the monthly payment of the Service Charges therefore payable hereunder and will be impossible to accurately measure. Customer therefore agrees that if (x) its use, occupancy and possession of the Site is not surrendered to Licensor within five (5) business days after expiration date of the Term in full compliance with the terms of this Agreement, and (y) Customer or any permitted assignee or licensee of Customer fails to remove the Data System from the Site and the Building and the Property and continues to use and/or occupy the Site for any reason, and/or utilizes the Services of Licensor after the expiration or termination of the Term, then, in addition to any and all other rights or remedies Licensor may have hereunder or in law or equity, upon Licensor's written notice to Licensee given ten (10) days in advance of the change in rate, Customer shall pay Service Charges for each month of such holdover calculated at the rate of 500% of the Service Charges for the last month of the Term for any holdover. The parties agree that such amount is a reasonable forecast of just compensation for the damage to Licensor that will result from such failure to timely surrender use, occupancy and possession of the Site and Data System and the parties further agree that the damage to Licensor that will result from such failure is one that is incapable or very difficult to estimate, and that the aforesaid amount is specifically acknowledged and agreed to be fair and reasonable, and not a penalty.

(b) Nothing herein contained shall be deemed to permit Customer to retain use, occupancy enjoyment or possession of the Site or the Data System after the expiration date of the Term and no acceptance by Licensor of payments from Customer after the expiration date shall be deemed to be other than an account of the amount to be paid by Customer in accordance with the provisions of this Section. The acceptance of any monies paid by Customer pursuant to this Section, shall not preclude Licensor from commencing and prosecuting a holdover or summary eviction proceeding.

(c) It is further stipulated and agreed that if Licensor shall, at any time after the expiration date of the Term proceed to remove Customer from the Site as a holdover, the Service Charges for the use and occupancy of the Site during any holdover period shall be calculated in the manner as set forth above. Customer expressly waives for itself and for any person claiming by through or under Customer any rights which Customer or any such person may have under the provisions of any law,

ordinance or regulation of any Legal Authority then in force permitting or mandating the issuance of a "stay" in connection with any holdover summary proceedings which Licensor may institute to enforce the foregoing provisions of this Section.

19. **BROKER.** Customer represents and warrants that it has not dealt with any broker, finder or other person regarding the negotiation of this Agreement. Customer agrees to be responsible for and to indemnify and hold Licensor harmless from and against any claim for a commission or other compensation by any broker, finder or other person resulting from a breach by Customer of the representation and warranty set forth in the previous sentence.

20. MISCELLANEOUS.

(a) Any claim arising out of or related to this Agreement must be brought no later than one (1) year after the party acquires actual notice that same has accrued.

(b) This Agreement is a license agreement for the provision and sale of the Services only, and shall at no time be considered a lease, or a sublease, or grant to Customer any interest in, or other use or occupancy of the Site or any other premises or space in the Building and/or or at the Property.

(c) Each party expressly acknowledges and agrees that the other party has not made and is not making, and each party, in executing and delivering this Agreement, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Agreement. All understandings and agreements heretofore had between the parties are merged in this Agreement, which fully and completely express the agreement of the parties as to the subject matter hereof and thereof and which are entered into after full investigation. Neither party has relied upon any statement or representation not embodied in this Agreement.

(d) No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an alteration of this Agreement in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination is sought.

(e) Except as otherwise expressly provided in this Agreement, the obligations under this Agreement shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the principals of conflicts of laws. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforced to the extent permitted by law.

(g) The captions, headings and titles in this Agreement are solely for convenience of reference and shall not affect its interpretation.

(h) (i) If either party is a corporation, each person executing this Agreement on behalf of such party hereby covenants, represents and warrants that such corporate party is duly incorporated or duly qualified, if a foreign corporation, and is authorized to do business in the State of New Jersey; and that each person executing this Agreement on behalf of such corporate party, is an officer of such corporate party, and is duly authorized to execute, acknowledge and deliver this Agreement to the other party. If either party is a partnership, the person executing this Agreement on behalf of such partnership party hereby represents and warrants that such partnership party is a duly formed partnership and is duly qualified or authorized to do business in the State of New Jersey, and such person executing this Agreement on behalf of such partnership party is a general partner of such partnership party, authorized to execute, acknowledge and deliver this Agreement to the other party, and that the undertaking of this Agreement has been duly authorized by such partnership party. If either party is a limited liability company, the person executing this Agreement on behalf of such limited liability company hereby represents and warrants that such limited liability company is duly formed and is duly qualified and authorized to do business in the State of New Jersey, and such person executing this Agreement on behalf of such limited liability company is a member of such limited liability company, that the undertaking of this Agreement has been duly authorized by such

limited liability company and that such person is duly authorized to execute, acknowledge and deliver this Agreement to the other party.

(ii) If Customer's interest in this Agreement shall be assigned to a partnership (or to two (2) or more persons, individually or as co-partners of a partnership) pursuant to Section 11 (any such partnership and such persons are called, in this Section 16 (h) (ii), the "Partnership Customer"), the following provisions shall apply to such Partnership Customer: (A) the liability of each of the parties comprising Partnership Customer shall be joint and several; (B) each of the parties comprising Partnership Customer hereby consents in advance to, and agrees to be bound by (1) any written instrument which may hereafter be executed, changing, modifying or discharging this Agreement in whole or in part, or surrendering all or any part of the Site to Licensor, (2) any notices, demands, requests or other communications which hereafter may be given by Partnership Customer or by any by any of the parties comprising Partnership Customer, and (3) any bills, statements, notices, demands, requests, or other communications given or rendered to Partnership Customer or any of the parties comprising Partnership Customer; (C) if Partnership Customer shall admit new partners, all of such new partners shall, by their admission to Partnership Customer, be deemed to have assumed performance, of all the terms, covenants, and conditions of this Agreement on Customer's part to be observed and performed; and (D) Partnership Customer shall give prompt notice to Licensor of the admission of any such new partners, and upon demand by Licensor, shall cause each new partner to execute and deliver to Licensor an agreement, in form and satisfactory to Licensor, wherein each such new partner shall assume performance of all the terms, covenants, and conditions of this Agreement on Customer's part to be observed and performed (but neither Licensor's failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Licensor shall vitiate the provisions of subsections (A), (B), and (C) of this Section 16 (h) (ii).

(i) Customer shall be responsible for any and all attorneys, expert or investigative fees and costs incurred by Licensor in order to enforce any provision of this Agreement, including, without limitation, all court costs and disbursements, and all fees and costs relating to collection of the Service Charges or late payment charges, or investigating any proposed assignee of Customer.

(j) Customer acknowledges that the Building is subject to collective bargaining agreements with various labor unions. Accordingly, Customer agrees that it shall take no action which might violate or cause the violation of any union contracts or collective bargaining agreements or create any work stoppages, picketing, labor disruption or dispute affecting the Building, its tenants or lawful occupants, Licensor and/or NOC I.

(k) [intentionally omitted].

(l) Except as expressly set forth and provided in Section 13(c) of this Agreement, Customer shall not, and has no power, authority or right, to create, and shall not permit, any lien or encumbrance, including, without limitation, tax liens and mechanics' liens, to cover the Site, the Building or Property. In no event shall Licensor or any other entities having an interest in the Building and/or the Property subordinate or be required to subordinate its interest in the Site to any person.

(m) Licensor and Customer are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between Licensor and Customer. Neither Licensor nor Customer will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent, except as otherwise expressly provided in this Agreement.

(n) Within twenty (20) days after request by Licensor, Customer shall execute, acknowledge and deliver to Licensor a statement in writing certifying, if such is the case, that this Agreement is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified); the Commencement Date ,the length of the Term; the date for which the Services Charges and other fees, expenses and other charges have been paid; any alleged defaults and claims against Licensor and providing such other information as shall be reasonably requested.

(o) All Exhibits or Schedules to this Agreement are hereby incorporated into this Agreement, and references to "this Agreement" shall include all Exhibits or Schedules.

(p) This Agreement may be executed in one or more counterparts, each of which shall be original, and all of which shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have set their hand on the date first above written.

WITNESS:

Name:

LICENSOR

111 PROPERTY HOLDING LIMITED LIABILITY COMPANY

BY: 111 Managers Corp., a member

BY: ____________________

Name: J. Lefrak

Title: as VP

WITNESS:

____

Name: Yvette K. Prosser
Contract Administrator

CUSTOMER

ABOVENET COMMUNICATIONS, INC.

BY: ____________________

Name: Douglas M. Jendras

Title: Senior Vice President

SCHEDULE A

DATA SYSTEM

Wall Mount Splice Boxes

3M ISP Splice Box - 2 ea
Lucent OCEF - 1 ea

Fiber Distribution Frames

Nortel Fiber Master - 1 ea
Lucent LGX - 5 ea

Conduits

1" – 2 ea
1 ½" – 2 ea
2" – 11 ea
4" – 7 ea

SCHEDULE B

SERVICES AND SITE DESCRIPTION

I. SITE DESCRIPTION:

(a) Location: Licensor's Facilities Management Suite 610(C) (6th) Floor of the Building), as further described on Schedule C hereof;

(b) Size: 94 square feet

(c) Lockable caged enclosure, separate from other equipment located on the same floor of the Building.

II. SERVICES:

(a) Electricity to the Site, protected by UPS and EPS. (Electricity charges are included in the Service Charges). Total electrical service to the Data System shall not exceed one 20 amp 120 VAC whip. Power in excess shall be supplied, subject to availability, at prevailing building rates for UPS power.

(b) Air-conditioning, suitable for telecommunication and computer equipment;

(c) Fire Suppression System;

(d) Site monitoring and access 24 hours per day by engineering and security personnel of Licensor;

(e) 24 hour per day access by Customer via Card-Key Access System, monitored by Building security at all times.

III. SITE MAINTENANCE:

(a) Preventive and emergency maintenance and repair on Building HVAC, EPS generators, UPS, batteries and fire suppression - on a daily/weekly/monthly basis as required;

(b) Pull-plug testing for all non-stop systems as part of annual preventive maintenance program on a pre-scheduled basis notice for which outage notice shall be supplied to the Customer.

IV. SITE PREPARATION:

Customer shall supply its specifications for the Site on or before execution of this Agreement. The work will be completed by Licensor within four (4) weeks after written confirmation of such specifications by Customer.

V. INSTALLATION CHARGES:

Fees for new connections to UPS and EPS and for electrical receptacles under the raised floor shall be separately billed and will not be considered as part of the Service Charges billed and due, owing and payable hereunder. Such fees are set forth in Schedule B-1 (Initial Connection Charges) and, as same may change from time to time, Schedule B-2 (Connection Charges). Customer shall pay such fees as set forth in the Agreement and in Schedule B-1 and B-2.

VI. OTHER AVAILABLE SERVICES:

Other services provided by Licensor shall be available to Customer on a fee basis . Such services include but are not limited to:

(i) on-site management ;
(ii) alternative lines, including microwave;
(iii) in-house technical support;

(iv) wiring and cross connects
(v) project management support;

The fee for such services shall be quoted separately upon receipt of a written request from Customer and shall be further subject to final mutual written approval. A fee schedule for certain of these items is included herein as Schedule B-2, as same may change from time to time.

SCHEDULE B-1
INITIAL CONNECTION CHARGES

The provisions of this Schedule B-1 are not applicable with respect to work performed and/or risers installed during the term of the Prior Agreement.

A. WORK TO BE PERFORMED BY LICENSOR:

1. Review and approval of Customer site requirements with respect to floor loading and building safety codes.

2. Review and approval of Customer's site power specs.

3. Project management and implementation of site preparation.

4. Supervision of power connection.

B. OTHER WORK (SUBJECT TO APPROVAL AS SET FORTH IN SECTION 2C)

Work to be performed by Licensor:

1. Supervision of work to be performed by others (required for any work performed by others): 20% of cost of such work payable to Licensor as a supervisory fee.

2. Review of any changes to site racks, cabinets, or equipment with respect to total floor weight and building safety codes. (costs included in supervisory fee)

3. Review, approval, and project management of requests for telecommunications connection to carriers, other sites, and suites within the Newport Office Complex (NOC) (costs included in supervisory fee)

4. Connection to the building Riser System (costs included in supervisory fee)

Work to be performed by others:

1. Installation of AC power facilities to the site and connection of power to Customer's equipment.

2. Installation of cabling between Licensor sites or cable distribution areas.

3. Installation of floor mounted equipment racks, cabinets, and stands.

SCHEDULE B-2

RISER CHARGES AND CONNECTION CHARGES

This Schedule B-2 constitutes the current fee schedule for Riser Charges and Connection Charges. Such charges are subject to change at any time and from time to time upon thirty (30) days written notice to Customer. On the later of the 30th day after notice to Customer of a new fee schedule or the effective date of such new schedule as set forth therein, such new fee schedule shall be substituted herein for all amounts coming due on or after such date as if the substituted Schedule B-2 had been the original schedule attached to this Agreement and no further action of any party shall be necessary to effect such change. Licensor may not change its pricing for Riser Charges and Connection Charges more than one (1) time in any twelve (12) month period, and such charges shall be effective only with respect to riser installations made after the date of this Agreement. Charges are cancelable by Customer upon 30 days notice. Such cancellations shall not go into effect unless cable or conduit is removed.

Riser Charges (Applicable only to risers installed by Licensor after the date of this Agreement and not to any risers installed by Customer at Customer's expense.):

1. Ten Dollars ($10.00) per month for each twisted pair of copper wires installed by or on behalf of Customer. Notwithstanding any of the above, these charges may be cancelled with 24 hour notice.

Connection Charges: (Applicable only to risers installed by Licensor after the date of this Agreement and not to any risers installed by Customer at Customer's expense.) (For use of Building-owned riser trays and conduit)

1. Twenty Dollars ($20.00) per month for each Cat 5 cable.
2. Twenty Dollars ($20.00) per month for each coax cable.
3. Ten Dollars ($10.00) per month for each 735 coax cable bundled in a single cable, e.g. a 6-pack would be $60.00 per month.
4. Ten Dollars ($10.00) per month for each 734 coax cable bundled in a single cable, e.g. a six-pack would be $60.00 per month.
5. Ten Dollars ($10.00) per month for each six strands of fiber in a fiber optical cable, e.g. a 432-strand cable would be $720.00 per month.
6. Vertical Riser Charges are an additional 15% per floor. For example an eight floor type 735 six-pack coax cable routed through building provided conduit would cost an additional $36.00/month added to the base $60.00 charge.

SCHEDULE C

THE SITE

3476136.6